                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-95003


(Carolina First BancShares, Inc. Logo)          (First Charter Corporation Logo)

CAROLINA FIRST BANCSHARES, INC.                     FIRST CHARTER CORPORATION
        PROXY STATEMENT                          PROXY STATEMENT AND PROSPECTUS

                            ------------------------


     Carolina First has entered into a merger agreement with First Charter. If the merger is completed, Carolina First shareholders will receive 2.267 shares of First Charter common stock for each share of Carolina First common stock that they own. This represents a value of $31.60 per share based on the January 21, 2000 price of First Charter common stock. The market price of First Charter common stock will, however, fluctuate prior to the merger.

     Following the merger, existing First Charter shareholders initially will own approximately 57%, and the former Carolina First shareholders initially will own approximately 43% of First Charter's outstanding common stock.

       CAROLINA FIRST SHAREHOLDERS                       FIRST CHARTER SHAREHOLDERS

     This document is being furnished to              This document is being furnished to First
Carolina First shareholders in connection        Charter shareholders in connection with
with the solicitation of proxies by              the solicitation of proxies by First
Carolina First's board of directors for          Charter's board of directors for use at
use at the special meeting of shareholders       the special meeting of shareholders to be
to be held at The Lincoln Cultural Center,       held at The Cabarrus Regional Chamber of
403 E. Main Street, Lincolnton, North            Commerce, 2391 Dale Earnhardt Boulevard,
Carolina, at 2:00 p.m., local time, on           Kannapolis, North Carolina, at 9:00 a.m.,
March 21, 2000. At the special meeting you       local time on March 21, 2000. At the
will be asked to consider and to vote to         special meeting you will be asked to
approve the merger agreement.                    consider and to vote to approve the merger
                                                 agreement.
     Carolina First's board of directors
has unanimously approved the merger                   First Charter's board of directors has
agreement. Carolina First's board of             unanimously approved the merger agreement.
directors believes that the merger is fair       First Charter's board of directors
to, and in the best interests of, Carolina       believes that the merger is fair to, and
First and its shareholders and strongly          in the best interests of, First Charter
encourages you to vote "FOR" the proposal.       and its shareholders and strongly
The Robinson-Humphrey Company, LLC, an           encourages you to vote "FOR" the proposal.
investment banking firm, has issued its          Wheat First Securities, a division of
opinion to Carolina First's board of             First Union Securities, Inc., an
directors that the consideration to be           investment banking firm, has issued its
paid by First Charter pursuant to the            opinion to First Charter's board of
merger agreement is fair, from a financial       directors that the consideration to be
point of view, to Carolina First and its         paid by First Charter pursuant to the
shareholders.                                    merger agreement is fair, from a financial
                                                 point of view, to First Charter and its
                                                 shareholders.


     First Charter common stock is listed on the Nasdaq National Market under the symbol "FCTR." Carolina First common stock is listed on the Nasdaq National Market under the symbol "CFBI."

     Neither the Securities and Exchange Commission nor any state securities commission has approved the First Charter common stock to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense. The shares of First Charter common stock are not savings or deposit accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.


     The date of this proxy statement/prospectus is January 21, 2000, and it is being mailed to First Charter shareholders and Carolina First shareholders on or about February 8, 2000.

                           FIRST CHARTER CORPORATION
                             22 UNION STREET NORTH
                         CONCORD, NORTH CAROLINA 28025
                                 (704) 786-3300

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF FIRST CHARTER CORPORATION:


     First Charter Corporation will hold a special meeting of shareholders at The Cabarrus Regional Chamber of Commerce, 2391 Dale Earnhardt Boulevard, Kannapolis, North Carolina, at 9:00 a.m., local time, on March 21, 2000, to vote on:


          1. A proposal to approve the Agreement and Plan of Merger, dated as of November 7, 1999, by and between Carolina First BancShares, Inc. and First Charter Corporation and the transactions described in that agreement. Those transactions include the issuance of approximately 13,942,050 shares of First Charter common stock to Carolina First shareholders as provided in the merger agreement.

          2. Any other matters that may properly come before the special meeting, or any adjournments or postponements of the special meeting.


     Only shareholders of record at the close of business on January 28, 2000 are entitled to receive notice of and to vote at the special meeting. Approval of the merger agreement requires the affirmative vote of a majority of the issued and outstanding shares of First Charter common stock entitled to vote at the meeting.


     All shareholders are cordially invited to attend the special meeting. To ensure your representation at the special meeting, please complete, sign, date and promptly mail your proxy in the return envelope enclosed. Please carefully read the proxy statement/prospectus accompanying this notice for a more complete description of the matters proposed to be acted upon at the special meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ Lawrence M. Kimbrough

                                          Lawrence M. Kimbrough
                                          President and Chief Executive Officer

January 21, 2000


     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT, INCLUDING THE ISSUANCE OF FIRST CHARTER COMMON STOCK IN THE MERGER.

     PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

                        CAROLINA FIRST BANCSHARES, INC.
                               236 E. MAIN STREET
                        LINCOLNTON, NORTH CAROLINA 28092
                                 (704) 732-2222

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF CAROLINA FIRST BANCSHARES, INC.:


     Carolina First BancShares, Inc. will hold a special meeting of shareholders at The Lincoln Cultural Center, 403 E. Main Street, Lincolnton, North Carolina at 2:00 p.m., local time, on March 21, 2000, to vote on:


          1. A proposal to approve the Agreement and Plan of Merger, dated as of November 7, 1999, by and between Carolina First BancShares, Inc. and First Charter Corporation and the transactions contemplated in that agreement, including the merger of Carolina First with and into First Charter.

          2. Any other matters that may properly come before the special meeting or any adjournments or postponements of the special meeting.


     Only shareholders of record at the close of business on January 28, 2000, are entitled to notice of and to vote at the special meeting. Approval of the merger agreement and the merger requires the affirmative vote of a majority of the issued and outstanding shares of Carolina First common stock entitled to vote at the special meeting.


     All shareholders are cordially invited to attend the special meeting. To ensure your representation at the special meeting, please complete, sign, date and promptly mail your proxy in the return envelope enclosed. Please carefully read the proxy statement/prospectus accompanying this notice for a more complete description of the matters proposed to be acted upon at the special meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ James E. Burt, III

                                          James E. Burt, III,
                                          President and Chief Executive Officer

January 21, 2000


     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

     PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

                      ADDITIONAL INFORMATION (SEE PAGE 74)


     This document incorporates important business and financial information about First Charter and Carolina First from documents that are not included in or delivered with this document. You can obtain, without charge, documents incorporated by reference in this document (other than certain exhibits to those documents) by requesting them in writing or by telephone from the appropriate company at the following addresses:

First Charter Corporation                Carolina First BancShares, Inc.
Robert O. Bratton                        Jan H. Hollar
Executive Vice President,                Senior Vice President and
Chief Operating Officer and              Chief Financial Officer
Chief Financial Officer                  236 E. Main Street
P.O. Box 228                             Lincolnton, North Carolina 28092
Concord, North Carolina 28026-0228       Phone: (704) 732-2222
Phone: (704) 786-3300


     If you would like to request documents, please do so by March 14, 2000 in order to receive them before the special meeting.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
A WARNING ABOUT FORWARD-LOOKING STATEMENTS..................    3
SUMMARY.....................................................    4
  The Companies.............................................    4
  The Merger Agreement......................................    8
  Selected Consolidated Financial Data......................   11
  Historical and Pro Forma Comparative Per Share Data.......   14
  Selected Pro Forma Consolidated Financial Data............   16
RECENT DEVELOPMENTS.........................................   18
  Recent First Charter Financial Information................   18
  Recent Carolina First Financial Information...............   18
  First Charter National Bank Acquisition of J.L. Suttle,
     Jr. & Co., Inc. Assets.................................   19
FIRST CHARTER SPECIAL MEETING...............................   20
  Matters to Be Considered..................................   20
  Proxies...................................................   20
  Solicitation of Proxies...................................   20
  Record Date and Voting Rights.............................   21
  Recommendation of the First Charter Board of Directors....   22
CAROLINA FIRST SPECIAL MEETING..............................   23
  Matters to Be Considered..................................   23
  Proxies...................................................   23
  Solicitation of Proxies...................................   24
  Record Date and Voting Rights.............................   24
  Recommendation of the Carolina First Board of Directors...   25
THE MERGER..................................................   26
  General...................................................   26
  Stock Option and Incentive Plans..........................   27
  Post-Merger Compensation and Benefits.....................   27
  Background of the Merger..................................   28
  Carolina First's Reasons for the Merger; Recommendation of
     the Carolina First Board of Directors..................   30
  First Charter's Reasons for the Merger; Recommendation of
     the First Charter Board of Directors...................   31
  Opinion of Carolina First's Financial Advisor.............   32
  Opinion of First Charter's Financial Advisor..............   39
  Interests of Management and Directors in the Merger.......   44
     Indemnification and Directors' and Officers'
      Insurance.............................................   44
     Employment Arrangements................................   45
     The Merger Will Accelerate Existing Carolina First
      Stock-Based Rights....................................   45
  Management and Operations of First Charter After the
     Merger.................................................   45
  Public Trading Markets....................................   46
  Absence of Dissenters' Appraisal Rights...................   46
  Resales of First Charter Common Stock.....................   46
THE MERGER AGREEMENT........................................   47
  Conditions to Completion of the Merger....................   47
  Effective Time of the Merger..............................   48
  Conduct of Business Pending the Merger....................   48

                                                              PAGE
                                                              ----
  Agreement Not to Solicit Other Offers.....................   50
  Additional Agreements.....................................   51
     Expenses and Fees......................................   51
     Accounting Treatment...................................   51
  Listing of First Charter Common Stock on the Nasdaq
     National Market........................................   51
  Delivery of First Charter Stock Certificates to Carolina
     First Shareholders.....................................   51
  Fractional Shares.........................................   52
  Federal Income Tax Consequences of the Merger.............   52
     Tax Consequences of the Merger Generally...............   52
     Exchange of Carolina First Common Stock Solely for
      First Charter Common Stock............................   53
     Cash Received Instead of a Fractional Interest of First
      Charter Common Stock..................................   53
  Regulatory Approvals Required for the Merger..............   54
  Amendment, Waiver and Termination.........................   54
STOCK OPTION AGREEMENT......................................   56
  General...................................................   56
  Purpose of the Option Agreement...........................   56
  Exercise; Expiration......................................   56
DESCRIPTION OF FIRST CHARTER COMMON STOCK...................   60
  General...................................................   60
  Dividends.................................................   60
CERTAIN DIFFERENCES IN THE RIGHTS OF FIRST CHARTER
  SHAREHOLDERS AND CAROLINA FIRST SHAREHOLDERS..............   60
  Authorized Capital Stock..................................   61
  Amendment of Charter and Bylaws...........................   61
  Board of Directors........................................   62
  Director Removal and Vacancies............................   62
  Limitations on Director Liability.........................   63
  Special Meetings of the Shareholders......................   63
  Actions by Shareholders Without a Meeting.................   63
  Shareholder Nominations and Proposals.....................   63
  Business Combinations.....................................   64
  Dividends.................................................   65
COMPARATIVE MARKET PRICES AND DIVIDENDS.....................   67
  First Charter.............................................   67
  Carolina First............................................   68
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION......   69
EXPERTS.....................................................   74
VALIDITY OF FIRST CHARTER COMMON STOCK......................   74
WHERE YOU CAN FIND MORE INFORMATION.........................   74
APPENDIX A -- Agreement and Plan of Merger
APPENDIX B -- Option Agreement
APPENDIX C -- Opinion of The Robinson-Humphrey Company, LLC
APPENDIX D -- Opinion of Wheat First Securities, a division
              of First Union Securities, Inc.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHY ARE FIRST CHARTER AND CAROLINA FIRST PROPOSING TO MERGE?


A: Our companies are proposing to merge because we believe the resulting combination will provide our shareholders with substantial benefits and will enable us to better serve our customers. Our products and markets generally are complementary. The combined company should be in a better position to exploit opportunities within its markets. To review the reasons for the merger in greater detail, see pages 30 through 31.


Q: WHAT SHOULD I DO?

A: First, carefully read this document. Then complete, sign and mail your proxy card in the enclosed postage paid envelope. The instructions on the accompanying proxy card give you more information on voting. This will enable your shares to be represented at the First Charter special meeting or at the Carolina First special meeting, as applicable. The boards of directors of both companies have unanimously recommended that their respective shareholders vote "FOR" approval of the merger agreement.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions your broker provides. Your failure to instruct your broker to vote your shares will result in your shares not being voted which will have the same effect as a vote against the merger.

Q: CAN I CHANGE MY VOTE AFTER I HAVE SUBMITTED MY PROXY WITH VOTING
   INSTRUCTIONS?

A: Yes. There are three ways you can change your vote. First, you may send a written notice to the person to whom you submitted your proxy stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card by mail and, if received timely, it will revoke any earlier proxy. Third, you may attend the First Charter special meeting or the Carolina First special meeting, as applicable, and vote in person by written ballot. Simply attending the meeting without voting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker to change or revoke your proxy.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. Do not send in your stock certificates at this time.

   Carolina First shareholders will exchange their Carolina First common stock certificates for First Charter common stock certificates after we complete the merger. If the merger is completed, instructions for exchanging Carolina First common stock certificates will be sent to you promptly after the merger is completed.

   First Charter shareholders will not exchange their certificates in the merger. The certificates currently representing the shares of First Charter common stock will continue to represent the same number of shares of First Charter common stock after the merger.

Q: PLEASE EXPLAIN THE EXCHANGE RATIO.

A: Carolina First shareholders will receive 2.267 shares of First Charter common stock in exchange for each share of Carolina First common stock. We will not issue fractional shares. Carolina First shareholders who would otherwise be entitled to receive a fractional share instead will receive cash based on the market value of the fractional share of First Charter common stock.

Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: We are working to complete the merger as quickly as possible. In addition to shareholder approvals, we must obtain regulatory approvals. We hope to complete the merger in the second quarter of 2000.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER?

A: Generally, the exchange of shares by Carolina First shareholders will be tax-free to Carolina First shareholders for federal income tax purposes, except for taxes on cash received for fractional shares. The merger will be tax-free to First Charter shareholders for federal income tax purposes. To review the federal tax consequences in greater detail, see pages 52 through 53.

Q: WHAT ABOUT SHARES I HOLD IN THE STOCK PURCHASE AND DIVIDEND REINVESTMENT
   PLANS?

A: You will receive proxies and will be able to vote shares held in those plans as if you held those shares directly in your name. Following the merger, the Carolina First dividend reinvestment plan will be combined with the First Charter stock purchase and dividend reinvestment plan. Unless you direct us in writing that you do not want to participate in the First Charter plan, shares held in the Carolina First plan will be transferred automatically to the First Charter plan. You will receive further instructions regarding this matter with the transmittal materials which will be mailed in relation to the exchange of shares in the merger.

Q: WHO SHOULD I CALL WITH QUESTIONS?

A: First Charter shareholders should call Robert O. Bratton, Executive Vice
   President, Chief Operating Officer and Chief Financial Officer, at (704) 786-3300 with any questions about the merger and the related transactions.

   Carolina First shareholders should call Jan H. Hollar, Senior Vice President and Chief Financial Officer, at (704) 732-2222, with any questions about the merger and the related transactions.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     This document contains forward-looking statements, within the meaning of the Private Securities Litigation Act of 1995, with respect to First Charter and Carolina First. These statements may be made directly in this document or may be incorporated in this document by reference to other documents, which contain related warnings. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," "projections" and similar words. Statements that describe future strategic plans, goals or objectives are also forward-looking statements, including those regarding the intent, belief or current expectations of First Charter or Carolina First. These statements are not guarantees of future performance, results or events and involve substantial risks and uncertainties. See page 74 for "Where You Can Find More Information."

     The forward-looking statements included in this document, or incorporated into this document by reference, are made only as of the dates stated. Neither First Charter nor Carolina First undertakes any obligation to update the forward-looking statements to reflect subsequent events or circumstances.

     Some of the factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include the following possibilities:

     - combining the businesses of First Charter and Carolina First may cost more or take longer than we expect;

     - integrating the businesses and technologies of First Charter and Carolina First and retaining key personnel may be more difficult than we expect;

     - our revenues after the merger may be lower than we expect, or our operating costs may be higher than we expect;

     - expected cost savings from the merger may not be fully realized or may not be realized when expected;

     - we may lose more business or customers after the merger than we expect or there may be increases in competitive pressures;

     - changes in the interest rate environment may reduce interest margins; increases in interest rates generally may reduce loan demand and the values of our assets and assets securing loans; general economic conditions, either nationally or where the combined company will be doing business, or conditions in securities markets, may be less favorable than we currently anticipate;

     - legislation or regulatory changes may adversely affect our business; or

     - technological changes may increase competitive pressures and increase our costs of meeting such competition.

                                    SUMMARY

     This brief summary highlights selected information from this document. It does not contain all of the information that is important to you. We urge you to carefully read this entire document including the Appendices and the other documents to which we refer to fully understand the merger and the related proposals. See "Where You Can Find More Information" on page 74. Each item in this summary refers to the page where that subject is discussed in more detail.

THE COMPANIES

First Charter Corporation
22 Union Street North
Concord, North Carolina 28025
(704) 786-3300

     First Charter is a bank holding company organized as a corporation under the laws of North Carolina. As of December 31, 1999, First Charter had total consolidated assets of approximately $1.9 billion, total consolidated deposits of approximately $1.1 billion, consolidated shareholders' equity of approximately $228 million and consolidated net income of approximately $26.1 million for the year ended December 31, 1999.

     First Charter National Bank is a national banking association and the principal subsidiary of First Charter. First Charter National Bank provides a wide variety of retail and commercial banking services through 33 branch offices and 71 ATMs located in Cabarrus, Mecklenburg, Rowan, Iredell, Cleveland, Rutherford and Union Counties, North Carolina.

     Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey acts as transfer agent and registrar for First Charter common stock.

Carolina First BancShares, Inc.
236 E. Main Street
Lincolnton, North Carolina 28092
(704) 732-2222

     Carolina First is a bank holding company organized as a corporation under the laws of North Carolina. As of December 31, 1999, Carolina First had total consolidated assets of approximately $786 million, total consolidated deposits of approximately $667 million, consolidated shareholders' equity of approximately $66 million, and consolidated net income of approximately $8.8 million for the year ended December 31, 1999.

     Carolina First owns three North Carolina state bank subsidiaries, Lincoln Bank of North Carolina, Cabarrus Bank of North Carolina and Community Bank & Trust Co., and operates 31 branches and 28 ATMs in Lincoln, Mecklenburg, Cabarrus, McDowell, Rutherford, Avery, Buncombe, Transylvania, Jackson, Catawba, and Iredell Counties, North Carolina.

     First-Citizens Bank & Trust Company, 100 E. Tryon Rd., Raleigh, North Carolina acts as transfer agent and registrar for Carolina First common stock.


THE MERGER (SEE PAGE 26)


     The merger agreement is attached as Appendix A to this document. You should read the merger agreement in its entirety because it is the legal document that governs the merger of Carolina First and First Charter.

     As a result of the merger, Carolina First will be merged with and into First Charter and Carolina First's shareholders will become shareholders of First Charter. The 10 directors of First Charter before the merger will continue to serve as directors of First Charter after the merger. In addition, the board of directors will be increased by six seats and Messrs. James

E. Burt, III, Harold D. Alexander, Charles A. James, Walter H. Jones, Jr., Samuel C. King, Jr. and L. D. Warlick, Jr., each of whom was designated by Carolina First, will be appointed to the First Charter board of directors.

     First Charter and Carolina First believe that both companies' shareholders will benefit from the merger because of anticipated synergies and growth opportunities resulting from combining the two companies.


THE MERGER CONSIDERATION WILL BE 2.267 SHARES OF FIRST CHARTER COMMON STOCK FOR EACH SHARE OF CAROLINA FIRST COMMON STOCK (SEE PAGE 26)


     When the merger is complete, each share of Carolina First common stock will be converted into 2.267 shares of First Charter common stock. The exchange ratio is fixed. However, the market price of First Charter common stock may change and consequently the value of the First Charter common stock that Carolina First's shareholders will receive as a result of the merger may be significantly higher or lower than its current value or its value at the date of the special meetings of shareholders.

     Cash payments will be made instead of issuing fractional shares. For example, if you hold 100 shares of Carolina First common stock, you will receive 226 shares of First Charter common stock (100 x 2.267 = 226.7), plus a cash payment equal to the value of 0.70 of a share of First Charter common stock based upon the market value of First Charter common stock at the effective time of the merger.


SHARE INFORMATION AND MARKET PRICES (SEE PAGE 67)

     First Charter common stock is traded on the Nasdaq National Market under the symbol "FCTR." Carolina First common stock is traded on the Nasdaq National Market under the symbol "CFBI." On November 5, 1999, the last trading day on the Nasdaq National Market before we announced the merger, First Charter common stock closed at $18.75 per share and Carolina First common stock closed at $26.00. On January 21, 2000, First Charter common stock closed at $13.94 per share and Carolina First common stock closed at $31.00 per share.


     THE MARKET PRICES OF BOTH FIRST CHARTER AND CAROLINA FIRST COMMON STOCK FLUCTUATE. YOU SHOULD OBTAIN CURRENT MARKET QUOTATIONS FOR FIRST CHARTER COMMON STOCK AND CAROLINA FIRST COMMON STOCK.

     First Charter will list the shares of its common stock to be issuable in the merger on the Nasdaq National Market.

     The holders of First Charter common stock received a dividend of $0.17 per share in the fourth quarter of 1999. Although First Charter expects to continue paying cash dividends on its common stock, it cannot be certain that its dividend policy will remain unchanged after completion of the merger.


GENERALLY, THE MERGER WILL BE A TAX-FREE TRANSACTION FOR CAROLINA FIRST SHAREHOLDERS (SEE PAGE 52)


     Carolina First and First Charter have each received tax opinions from their counsel to the effect that, based on certain facts, representations and assumptions, the merger will be treated as a "reorganization" for federal income tax purposes. It is a condition to completing the merger that each party receives an updated legal opinion to this effect at closing.

     Therefore, we expect that for United States federal income tax purposes, Carolina First shareholders generally will not recognize any gain or loss on the conver-sion of shares of Carolina First common stock into shares of First Charter common stock, except in connection with any cash received instead of a fractional share. We also expect the merger will not cause any of Carolina First, First Charter or First Charter's shareholders to recognize any gain or loss for federal income tax purposes.

     This federal income tax treatment may not apply to certain Carolina First shareholders. Determining the actual tax consequences of the merger to you may be complex, depending on your specific situation and factors outside our control. You should consult your own tax advisor for a full understanding of the merger's tax consequences to you.


CAROLINA FIRST'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS SHAREHOLDER APPROVAL OF THE MERGER AGREEMENT (SEE PAGE 25)


     Carolina First's board of directors believes that the merger is in the best interests of Carolina First and its shareholders and has unanimously approved the merger agreement. Carolina First's board of directors unanimously recommends that Carolina First shareholders vote "FOR" approval of the merger agreement and the merger.


FIRST CHARTER'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS SHAREHOLDER APPROVAL OF THE MERGER AGREEMENT (SEE PAGE 22)


     First Charter's board of directors believes that the merger and the issuance of First Charter common stock in the merger are in the best interests of First Charter and its shareholders and has unanimously approved the merger agreement. First Charter's board of directors unanimously recommends that First Charter shareholders vote "FOR" approval of the merger agreement, including the issuance of shares of First Charter common stock in the merger.


INVESTMENT BANK SAYS THE MERGER CONSIDERATION IS FAIR TO CAROLINA FIRST SHAREHOLDERS (SEE PAGE 32 AND APPENDIX C)


     The Robinson-Humphrey Company, LLC has served as financial advisor to Carolina First in connection with the merger and has given an opinion to Carolina First's board of directors that the consideration First Charter will pay for the Carolina First common stock is fair to Carolina First shareholders from a financial point of view.

     A copy of Robinson-Humphrey's opinion is attached to this document as Appendix C. Carolina First shareholders should read the opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Robinson-Humphrey in providing this opinion.


INVESTMENT BANK SAYS THE MERGER CONSIDERATION IS FAIR TO FIRST CHARTER AND ITS SHAREHOLDERS (SEE PAGE 39 AND APPENDIX D)


     Wheat First Securities, a division of First Union Securities, Inc., has served as financial advisor to First Charter in connection with the merger and has given an opinion to First Charter's board of directors that the exchange ratio of 2.267 shares of First Charter common stock for each share of Carolina First common stock is fair to First Charter and its shareholders from a financial point of view.

     A copy of the opinion delivered by Wheat First is attached to this document as Appendix D. First Charter shareholders should read the opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Wheat First in providing this opinion.


CAROLINA FIRST TO HOLD MEETING ON MARCH 21, 2000 (SEE PAGE 23)

     Carolina First shareholders will hold a special meeting at 2:00 p.m., local time, on March 21, 2000, at The Lincoln Cultural Center, 403 E. Main Street, Lincolnton, North Carolina. Carolina First shareholders will be asked to vote to approve the merger agreement and the merger of Carolina First with and into First Charter.

     You can vote at the special meeting if you owned Carolina First common stock at the close of business on January 28, 2000. As of January 21, 2000, there were approximately 6,000,310 shares of Carolina First common stock outstanding which were held by approximately 4,044 shareholders of record. Approval of the merger agreement requires a favorable vote by a majority of the outstanding shares of Carolina First common stock.

FIRST CHARTER TO HOLD MEETING ON
MARCH 21, 2000 (SEE PAGE 20)

     First Charter shareholders will hold a special meeting at 9:00 a.m., local time, on March 21, 2000, at The Cabarrus Regional Chamber of Commerce, 2391 Dale Earnhardt Boulevard, Kannapolis, North Carolina. First Charter shareholders will be asked to vote to approve the merger agreement and the issuance of First Charter common stock in connection with the merger.

     You can vote at the special meeting if you owned First Charter common stock at the close of business on January 28, 2000. As of January 21, 2000, there were approximately 17,571,729 shares of First Charter common stock outstanding which were held by approximately 5,130 shareholders of record. Approval of the merger agreement requires a favorable vote by a majority of outstanding shares of First Charter common stock.

NO DISSENTERS' APPRAISAL RIGHTS
(SEE PAGE 46)


     Neither First Charter shareholders nor Carolina First shareholders have dissenters' appraisal rights in connection with the merger.


POOLING OF INTERESTS ACCOUNTING TREATMENT (SEE PAGE 51)


     First Charter will account for the merger as a pooling of interests. This means that, for accounting and financial reporting purposes, we will treat Carolina First as if it had always been combined with First Charter. Our obligations to complete the merger depend on receiving a letter from our independent accountants that the merger qualifies as a pooling of interests for financial reporting purposes.


INTERESTS OF OUR MANAGEMENTS AND BOARDS OF DIRECTORS IN THE MERGER (SEE PAGE 44)


     In addition to their interests as shareholders, the directors and executive officers of Carolina First and First Charter each have interests in the merger that are different from your interests, including:

     - First Charter has entered into an employment agreement with James E. Burt, III, Carolina First's President and Chief Executive Officer. The employment agreement will become effective only if we complete the merger.

     - James E. Burt, III, Harold D. Alexander, Charles A. James, Walter H. Jones, Jr., Samuel C. King, Jr. and L.D. Warlick, Jr., all of whom are Carolina First directors, will be elected as directors of First Charter and First Charter National Bank.

     - some persons are parties to employment agreements with Carolina First or its subsidiaries which provide for them to receive cash payments if their employment terminates or if they are relocated or their duties are changed under specified circumstances following an event like the merger. In addition, Mr. Burts' current employment agreement with Carolina First provides for a cash payment of approximately $231,000 upon a change of control of Carolina First. This amount will become due upon consummation of the merger. We cannot determine at this time the exact amounts that may become payable to the Carolina First officers as a group. However, assuming that we complete the merger in 2000 and that each of the officers is entitled to receive the cash payments under their existing employment agreements, the aggregate amount of these cash payments would be approximately $2,500,000.

     - following the merger, First Charter will indemnify and provide liability insurance to the officers and directors of Carolina First.

     - executive officers and directors of Carolina First have rights pursuant to the terms of benefit and compensation plans maintained by Carolina First that provide for stock-based awards to be vested, exercisable or distributable on an accelerated basis as a result of the merger. The aggregate number of Carolina First options that will become vested and/or subject to exercise or become distributable as a result of the merger is 79,210 shares of Carolina First common stock or 179,569 shares of First Charter common stock.

     The boards of directors of First Charter and Carolina First were aware of these interests and took them into account in their decision to approve the merger agreement.

                              THE MERGER AGREEMENT


CONDITIONS THAT MUST BE SATISFIED FOR THE MERGER TO OCCUR (SEE PAGE 47)


     Completion of the merger is subject to various conditions, including:

     - approval of the merger agreement by Carolina First's shareholders;

     - approval of the merger agreement and the issuance of First Charter common stock in the merger by First Charter's shareholders; and

     - receipt of all necessary regulatory and other consents and approvals.

     Other conditions to the merger may be waived by First Charter or Carolina First, as applicable.


TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 54)


     First Charter and Carolina First can agree to abandon the merger (and terminate the merger agreement) at any time before the merger is completed, even after obtaining shareholder approval. Also, either Carolina First or First Charter can decide, without the consent of the other, to abandon the merger if any of the following occurs:

     - the other party materially breaches a provision contained in the merger agreement and does not (or cannot) correct the breach within 30 days.

     - the merger has not been completed by June 30, 2000.

     - any regulatory authority fails to grant an approval we need to complete the merger or issues an order preventing the merger.

     - Carolina First's board of directors has determined in good faith and as permitted by the merger agreement to enter into an alternative acquisition proposal.

     Carolina First can also terminate the merger agreement if the average closing price of First Charter common stock for the 20 trading days preceding Federal Reserve approval of the merger is less than $13.60 (0.80 times the closing price of First Charter common stock on November 8, 1999), and reflects a decline of more than 15% below the weighted average closing price of an index group of 11 regional bank holding companies that the parties and their financial advisors deemed reasonably similar to First Charter.


MERGER EXPECTED TO OCCUR IN SECOND QUARTER OF 2000 (SEE PAGE 48)


     The merger will occur shortly after all of the conditions to its completion have been satisfied or waived. Currently, we anticipate that the merger will occur in the second quarter of 2000.


REGULATORY APPROVALS WE MUST OBTAIN FOR THE MERGER (SEE PAGE 54)

     We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System. First Charter filed an application with the Federal Reserve Board on January 24, 2000 seeking its approval.


     Although we do not know of any reason why we will not obtain Federal Reserve approval in a timely manner, we cannot be certain that we will obtain it, or when it will be obtained.

     Neither First Charter nor Carolina First is aware of any other material governmental approvals or actions that are required for consummation of the merger. Should any other approval or action be required it is presently contemplated that the approval or action would be sought.


OPTION GRANTED BY CAROLINA FIRST
(SEE PAGE 56 AND APPENDIX B)


     In connection with the merger agreement, Carolina First granted First Charter an option to purchase shares of Carolina First common stock. Under this option, First Charter may purchase up to 19.9% of the outstanding shares of Carolina First common stock (including the shares of Carolina First already owned by First Charter) at an exercise price of $36.00 per share. Under certain circumstances, instead of purchasing the shares, First Charter may choose to surrender the option to Carolina First for a cash payment equal to the difference between the market price of the underlying shares and the exercise price. Carolina First may be required to repurchase the option (and/or any shares purchased under the option) under certain circumstances at a predetermined price. The option limits First Charter's profit in all cases to $10 million.

     First Charter cannot exercise the option unless certain events occur within a specified time period. These events can generally be described as business combinations or acquisition transactions relating to Carolina First and certain related events (other than the merger we are proposing in this document). We do not know of any event that has occurred as of the date of this document that would allow First Charter to exercise the option.

     Carolina First agreed to grant the option to First Charter in order to induce

First Charter to enter into the merger agreement. The option could have the effect of discouraging other companies from trying to acquire Carolina First and if exercised will prevent Carolina First from entering into another pooling of interests transaction for a period of up to two years.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following tables present selected consolidated financial data for First Charter and Carolina First as of and for the respective interim periods ended September 30, 1999 and 1998, and as of and for each of the years in the five-year period ended December 31, 1998. The information for First Charter has been derived from the consolidated financial statements of First Charter, including the unaudited consolidated financial statements of First Charter incorporated in this document by reference to the First Charter September 30, 1999 Form 10-Q and audited consolidated financial statements of First Charter incorporated in this document by reference to the First Charter 1998 Form 10-K, and should be read in conjunction with those documents and the accompanying notes. See "Where You Can Find More Information" and "Additional Information."

     The information for Carolina First has been derived from the consolidated financial statements of Carolina First, including the unaudited consolidated financial statements of Carolina First, incorporated in this document by reference to the Carolina First September 30, 1999 Form 10-Q and audited consolidated financial statements of Carolina First incorporated in this document by reference to the Carolina First 1998 Form 10-K and should be read in conjunction with those documents and the accompanying notes. See "Where You Can Find More Information" and "Additional Information."

     Historical results are not necessarily indicative of results to be expected for any future period. In the opinion of the respective management of First Charter and Carolina First all adjustments (which include normal recurring adjustments) necessary to arrive at a fair statement of interim results of operations of First Charter and Carolina First, respectively, have been included. The results for the nine-month period ended September 30, 1999 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

                   FIRST CHARTER CORPORATION AND SUBSIDIARIES

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                  AS OF AND
                                FOR THE NINE
                                MONTHS ENDED
                                SEPTEMBER 30,                  AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                           -----------------------   --------------------------------------------------------------
                            1999(1)      1998(1)        1998         1997         1996         1995         1994
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
  Interest income........  $  101,550   $  101,903   $  136,509   $  123,130   $  116,371   $   98,209   $   82,174
  Interest expense.......      49,995       52,610       70,623       62,827       57,416       47,844       37,516
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Net interest
      income.............      51,555       49,293       65,886       60,303       58,955       50,365       44,658
  Provision for loan
    losses...............       2,600        1,917        2,376        2,684        1,481        2,328        1,591
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
  Net interest income
    after provision for
    loan losses..........      48,955       47,376       63,510       57,619       57,474       48,037       43,067
  Noninterest income.....      14,514       10,477       13,650       15,082        8,156        7,125        6,428
  Noninterest expense....      34,244       48,992       59,166       42,765       39,169       31,817       29,757
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Income before income
      taxes..............      29,225        8,861       17,994       29,936       26,461       23,345       19,738
  Income taxes...........       9,413        5,505        8,758       10,765        9,028        7,467        6,510
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Net income...........  $   19,812   $    3,356   $    9,236   $   19,171   $   17,433   $   15,878   $   13,228
                           ==========   ==========   ==========   ==========   ==========   ==========   ==========
PER SHARE DATA (2):
  Net income:
    Basic................  $     1.09   $     0.18   $     0.51   $     1.06   $     0.95   $     0.95   $     0.81
    Diluted..............        1.09         0.18         0.50         1.03         0.94         0.94         0.80
  Cash dividends
    declared.............        0.51         0.44         0.61         0.53         0.50         0.43         0.34
  Period-end book
    value................       13.01        13.17        13.34        12.79        12.62         7.08         6.18
BALANCE SHEET DATA (AT
  PERIOD END):
  Total assets...........  $1,819,979   $1,832,305   $1,864,357   $1,672,641   $1,573,177   $1,415,368   $1,125,894
  Loans, net.............   1,367,648    1,391,432    1,406,967    1,246,228    1,108,311      913,892      747,556
  Allowance for loan
    losses...............      16,837       15,375       15,554       15,263       14,140       13,552       13,144
  Deposits...............   1,136,606    1,092,996    1,123,035    1,059,262    1,013,696      964,005      941,552
  Total shareholders'
    equity...............     228,450      243,260      245,972      243,909      232,781      311,075      135,904
PERFORMANCE RATIOS:
  Net income to average
    shareholders'
    equity(3)............      11.31%        1.77%        3.68%        7.47%        6.20%        7.44%       10.14%
  Net income to average
    total assets(3)......       1.45%        0.25%        0.52%        1.21%        1.16%        1.34%        1.22%
CAPITAL RATIOS:
  Tier 1 risk-based
    capital..............      17.44%       19.56%       19.34%       21.96%       33.98%       35.90%       18.26%
  Total risk-based
    capital..............      18.69%       20.81%       20.59%       23.21%       35.47%       37.48%       20.06%
  Leverage...............      12.65%       13.05%       13.36%       14.94%       20.83%       23.94%       11.53%
  Shareholders' equity to
    total assets.........      12.55%       13.28%       13.19%       14.58%       14.80%       21.98%       12.07%
OTHER RATIOS:
  Loans to deposits......     121.83%      128.73%      126.68%      119.12%      110.75%       96.24%       80.81%
  Allowance for loan
    losses to gross
    loans................       1.22%        1.09%        1.09%        1.21%        1.26%        1.46%        1.73%
  Net charge offs to
    average loans(3).....       0.09%        0.18%        0.15%        0.16%        0.09%        0.23%        0.13%
  Problem assets to total
    assets...............       0.70%        0.62%        0.65%        0.77%        0.69%        1.13%        2.13%

------------------------

(1) Unaudited
(2) Historical First Charter per share data is presented for 1995 and 1994. HFNC Financial Corp., a company that merged with First Charter using a pooling of interests accounting in 1998, was a mutual entity during these periods prior to its conversion to a stock entity in 1995.
(3) September 30, 1999 and 1998 ratios have been annualized.

                CAROLINA FIRST BANCSHARES, INC. AND SUBSIDIARIES

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                       AS OF AND FOR THE
                                          NINE MONTHS
                                             ENDED
                                         SEPTEMBER 30,           AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                                      -------------------   ----------------------------------------------------
                                      1999(1)    1998(1)      1998       1997       1996       1995       1994
                                      --------   --------   --------   --------   --------   --------   --------
                                                   (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
  Interest income...................  $ 42,476   $ 38,419   $ 52,052   $ 45,237   $ 39,128   $ 32,820   $ 26,982
  Interest expense..................    17,078     16,256     22,071     19,573     17,010     14,522     10,993
                                      --------   --------   --------   --------   --------   --------   --------
    Net interest income.............    25,398     22,163     29,981     25,664     22,118     18,298     15,989
  Provision for loan losses.........     1,170        880      1,365        997      1,179        710        667
                                      --------   --------   --------   --------   --------   --------   --------
    Net interest income after
      provision for loan losses.....    24,228     21,283     28,616     24,667     20,939     17,588     15,322
  Noninterest income................     6,127      5,885      8,048      6,763      5,633      5,082      4,485
  Noninterest expense...............    20,075     18,114     25,855     21,219     18,383     15,986     14,346
                                      --------   --------   --------   --------   --------   --------   --------
    Income before income taxes......    10,280      9,054     10,809     10,211      8,189      6,684      5,461
  Income taxes......................     3,241      3,090      4,100      3,490      2,968      2,290      1,548
                                      --------   --------   --------   --------   --------   --------   --------
    Net income......................  $  7,039   $  5,964   $  6,709   $  6,721   $  5,221   $  4,394   $  3,913
                                      ========   ========   ========   ========   ========   ========   ========
PER SHARE DATA:
Net income:
  Basic(2)..........................  $   1.18   $   1.01   $   1.14   $   1.20   $   0.94   $   0.84   $   0.77
  Diluted(2)........................      1.16       0.98       1.11       1.18       0.93       0.84       0.77
  Cash dividends declared(2)........      0.28       0.22       0.31       0.25       0.19       0.16       0.15
  Period-end book value(2)..........     10.98      10.44      10.44       9.60       7.97       7.24       5.95
BALANCE SHEET DATA (AT PERIOD END):
  Total assets......................  $773,606   $690,948   $731,626   $618,077   $520,228   $459,158   $368,487
  Loans, net........................   506,981    435,596    469,386    398,188    356,575    294,817    241,230
  Allowance for loan losses.........     7,338      6,350      6,724      5,837      5,313      4,407      3,663
  Deposits..........................   661,318    610,377    652,603    545,050    463,972    413,612    333,500
  Total shareholders' equity........    65,704     61,893     61,978     56,211     44,464     40,238     32,281
PERFORMANCE RATIOS:
  Net income to average
    shareholders' equity(3).........    14.57%     14.02%     11.55%     13.98%     12.56%     12.37%     12.52%
  Net income to average total
    assets(3).......................     1.25%      1.22%      1.00%      1.18%      1.07%      1.08%      1.09%
CAPITAL RATIOS:
  Tier 1 risk-based capital.........    12.11%     12.35%     11.59%     12.58%     11.79%     12.56%     14.04%
  Total risk-based capital..........    13.35%     13.60%     12.84%     13.83%     13.05%     13.81%     15.29%
  Leverage..........................     8.22%      8.68%      8.07%      8.87%      8.06%      9.51%      9.21%
  Shareholders' equity to total
    assets..........................     8.49%      8.96%      8.47%      9.09%      8.55%      8.76%      8.76%
OTHER RATIOS:
  Loans to deposits.................    77.77%     72.41%     72.96%     74.13%     78.00%     72.34%     73.43%
  Allowance for loan losses to gross
    loans...........................     1.43%      1.44%      1.41%      1.44%      1.47%      1.47%      1.50%
  Net charge offs for the period to
    average loans(3)................     0.15%      0.12%      0.11%      0.13%      0.08%      0.08%      0.34%
  Problem assets to total assets....     0.37%      0.28%      0.26%      0.22%      0.17%      0.35%      0.47%

-------------------------

(1) Unaudited.
(2) Shares outstanding and related per share data have been restated for all periods presented for a 10% stock dividend declared by Carolina First on June 23, 1999.
(3) September 30, 1999 and 1998 ratios have been annualized.

HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA

     The following table sets forth certain comparative per share data relating to earnings, cash dividends, and book value on: (i) a historical basis for First Charter and Carolina First; (ii) a pro forma combined basis per share of First Charter common stock, giving effect to the merger; and (iii) an equivalent pro forma basis per share of Carolina First common stock, giving effect to the merger as of the date or at the beginning of the periods indicated.

     The First Charter pro forma combined information and the Carolina First equivalent pro forma information give effect to the merger and reflect an exchange ratio of 2.267 shares of First Charter Common Stock for each outstanding share of Carolina First common stock. The merger is expected to be accounted for using the pooling of interests method of accounting. The pro forma book value per share data at September 30, 1999 reflect preliminary estimates by First Charter of merger-related charges to be incurred in connection with consummation of the merger; however, the pro forma earnings per share data does not reflect the estimated merger-related charges. Share data for Carolina First have been restated for a 10% stock dividend issued during the second quarter of 1999. Pro forma per share data have been restated to adjust for Carolina First shares that were owned by First Charter in the respective years. Pro forma book value per share data at September 30, 1999 have been adjusted for the 122,263 shares issued in First Charter's purchase accounting acquisition of J.L. Suttle, Jr. & Co., Inc. which was consummated on January 12, 2000. The pro forma per share data are presented for informational purposes only and are not necessarily indicative of the results of operations or combined financial position that would have resulted had the merger been consummated at the dates or during the periods indicated, nor are they necessarily indicative of future results of operations or combined financial position. The pro forma earnings per share amounts do not reflect merger-related charges to be incurred in connection with consummation of the merger.

     The information shown below should be read in conjunction with, and is qualified in its entirety by, the historical consolidated financial statements of First Charter and Carolina First, including the respective notes thereto. See "Where You Can Find More Information," "Additional Information" and "-- Selected Consolidated Financial Data."

         FIRST CHARTER CORPORATION AND CAROLINA FIRST BANCSHARES, INC.

              HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA

                                             NINE MONTHS
                                                ENDED
                                            SEPTEMBER 30,    YEARS ENDED DECEMBER 31,
                                           ---------------   ------------------------
                                            1999     1998     1998     1997     1996
                                           ------   ------   ------   ------   ------
NET INCOME PER SHARE:
First Charter
  Basic..................................  $ 1.09   $ 0.18   $ 0.51   $ 1.06   $ 0.95
  Diluted................................    1.09     0.18     0.50     1.03     0.94
Carolina First
  Basic..................................  $ 1.18   $ 1.01   $ 1.14   $ 1.20   $ 0.94
  Diluted................................    1.16     0.98     1.11     1.18     0.93
First Charter pro forma combined
  Basic..................................  $ 0.85   $ 0.30   $ 0.51   $ 0.84   $ 0.73
  Diluted................................    0.85     0.29     0.50     0.82     0.73
Carolina First pro forma equivalent(1)
  Basic..................................  $ 1.93   $ 0.68   $ 1.16   $ 1.90   $ 1.65
  Diluted................................    1.93     0.66     1.13     1.86     1.65
CASH DIVIDENDS PER SHARE:
First Charter............................  $ 0.51   $ 0.44   $ 0.61   $ 0.53   $ 0.50
Carolina First...........................    0.28     0.22     0.31     0.25     0.19
First Charter pro forma(2)...............    0.34     0.29     0.40     0.32     0.22
Carolina First pro forma equivalent(1)...    0.77     0.66     0.91     0.73     0.50

                                                        SEPTEMBER 30,   DECEMBER 31,
                                                            1999            1998
                                                        -------------   ------------
BOOK VALUE PER SHARE:
First Charter.........................................     $13.01          $13.34
Carolina First........................................      10.98           10.44
First Charter pro forma...............................       9.15            9.66
Carolina First pro forma equivalent(1)................      20.74           21.90

-------------------------

(1) The equivalent pro forma per share data for Carolina First are computed by multiplying First Charter's pro forma information by the exchange ratio of 2.267.
(2) First Charter anticipates cash dividends per share to be maintained at First Charter's historical dividend per share level into the future. This is equivalent to a $1.54 dividend per share for current Carolina First shareholders. However, for purposes of presenting pro forma cash dividends per share, the historical cash dividends of First Charter have been combined with the historical cash dividends of Carolina First.

SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following selected pro forma consolidated financial data for the nine months ended September 30, 1999 and 1998, and for the five-year period ended December 31, 1998, give effect to the merger as of the date or at the beginning of the periods indicated, with the merger treated as a pooling of interests for accounting purposes. The pro forma balance sheet data at September 30, 1999 reflect preliminary estimates by First Charter of merger-related charges to be incurred in connection with consummation of the transaction; however, the pro forma income statement data does not reflect the estimated merger-related charges. Share data for Carolina First have been restated for a 10% stock dividend issued during the third quarter of 1999. Share data have been restated to adjust for Carolina First shares that were owned by First Charter in the respective years. Pro forma balance sheet data for the period ended September 30, 1999 have also been given pro forma effect for the 122,263 shares issued in First Charter's purchase accounting acquisition of J. L. Suttle, Jr. & Co., Inc. which was consummated on January 12, 2000. The selected pro forma consolidated financial data are presented for informational purposes only and are not necessarily indicative of the consolidated financial position or results of operations which actually would have occurred if the merger had been consummated at the date or at the beginning of the periods indicated or which may be obtained in the future.

     The information shown below should be read in conjunction with, and is qualified in its entirety by, the historical consolidated financial statements of First Charter and Carolina First, including the respective notes thereto and the pro forma condensed consolidated financial information contained herein. See "Where You Can Find More Information," "Additional Information," "Pro Forma Condensed Consolidated Financial Information" and "-- Selected Consolidated Financial Data."

         FIRST CHARTER CORPORATION AND CAROLINA FIRST BANCSHARES, INC.

                 PRO FORMA SELECTED CONSOLIDATED FINANCIAL DATA

                              AS OF AND FOR THE
                              NINE MONTHS ENDED
                                SEPTEMBER 30,                  AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                           -----------------------   --------------------------------------------------------------
                              1999         1998         1998         1997         1996         1995         1994
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
  Interest income........  $  144,026   $  140,322   $  188,561   $  168,367   $  155,499   $  131,029   $  109,156
  Interest expense.......      67,073       68,866       92,694       82,400       74,426       62,366       48,509
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Net interest
      income.............      76,953       71,456       95,867       85,967       81,073       68,663       60,647
  Provision for loan
    losses...............       3,770        2,797        3,741        3,681        2,660        3,038        2,258
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Net interest income
      after provision for
      loan losses........      73,183       68,659       92,126       82,286       78,413       65,625       58,389
  Noninterest income.....      20,641       16,362       21,698       21,845       13,789       12,207       10,913
  Noninterest expense....      54,319       67,106       85,021       63,984       57,552       47,803       44,103
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Income before income
      taxes..............      39,505       17,915       28,803       40,147       34,650       30,029       25,199
  Income taxes...........      12,654        8,595       12,858       14,255       11,996        9,757        8,058
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Net income...........  $   26,851   $    9,320   $   15,945   $   25,892   $   22,654   $   20,272   $   17,141
                           ==========   ==========   ==========   ==========   ==========   ==========   ==========
PER SHARE DATA:
  Net income
    Basic(1).............  $     0.85   $     0.30   $     0.51   $     0.84   $     0.73   $     0.62   $     0.54
    Diluted(1)...........        0.85         0.29         0.50         0.82         0.73         0.61         0.53
  Cash dividends
    declared(1)(2).......        0.34         0.29         0.40         0.32         0.22         0.18         0.12
  Period-end book
    value(1).............        9.15         9.57         9.66         9.29         8.91        11.35         8.00
BALANCE SHEET DATA (AT
  PERIOD END):
  Total assets...........  $2,593,434   $2,521,727   $2,594,585   $2,289,458   $2,092,647   $1,873,907   $1,493,930
  Loans, net.............   1,874,629    1,827,028    1,876,353    1,644,416    1,464,886    1,208,709      988,785
  Allowance for loan
    losses...............      24,175       21,725       22,278       21,100       19,453       17,959       16,807
  Deposits...............   1,797,924    1,703,373    1,775,638    1,604,312    1,477,668    1,377,617    1,275,052
  Total shareholders'
    equity...............     282,803      303,627      306,552      298,860      276,487      350,694      167,734
PERFORMANCE RATIOS:
  Net income to average
    shareholders'
    equity(3)............       12.11%        4.04%        5.18%        8.52%        7.03%       11.52%       10.97%
  Net income to average
    total assets(3)......        1.39%        0.51%        0.65%        1.20%        1.14%        1.27%        1.20%
CAPITAL RATIOS:
  Tier 1 risk-based
    capital..............       15.42%       17.74%       16.92%       19.36%       27.91%       29.87%       17.16%
  Total risk-based
    capital..............       16.67%       18.99%       18.17%       20.61%       29.34%       31.36%       18.82%
  Leverage...............       10.97%       11.97%       11.72%       13.30%       17.60%       20.54%       10.93%
  Shareholders' equity to
    total assets.........       10.91%       12.04%       11.82%       13.05%       13.21%       18.71%       11.23%
OTHER RATIOS:
  Loans to deposits......      105.62%      108.55%      106.94%      103.83%      100.46%       89.06%       78.88%
  Allowance for loan
    losses to gross
    loans................        1.27%        1.18%        1.17%        1.27%        1.31%        1.46%        1.67%
  Net charge offs to
    average loans(3).....        0.11%        0.17%        0.14%        0.15%        0.09%        0.19%        0.17%
  Problem assets to total
    assets...............        0.60%        0.53%        0.54%        0.62%        0.56%        0.94%        1.73%

---------------

    (1) Per share data have been restated for all periods presented for a 10% stock dividend declared by Carolina First on June 23, 1999.
    (2) First Charter anticipates cash dividends per share to be maintained at First Charter's historical dividend per share level into the future. This is equivalent to a $1.54 dividend per share for current Carolina First shareholders. However, for purposes of presenting pro forma cash dividends per share, the historical cash dividends of First Charter have been combined with the historical cash dividends of Carolina First.
    (3) September 30, 1999 and 1998 ratios have been annualized.

                              RECENT DEVELOPMENTS

RECENT FIRST CHARTER FINANCIAL INFORMATION

     On January 18, 2000, First Charter announced its earnings and other financial data as of and for the year ended December 31, 1999. First Charter had net income for 1999 of $26.1 million, or $1.45 per diluted share, compared to $9.2 million, or $.50 per diluted share for 1998. The 1999 results included pretax total gains of $3.5 million ($0.13 per diluted share, after tax) on the sales of property and mortgage loans and the 1998 results included a pretax net expense of $15.8 million ($0.69 per diluted share, after tax) attributable to pre-tax merger expenses offset by gains from the nonrecurring sales of securities and merchant card program. Recurring net income for 1999 would have been $23.8 million, or $1.32 per diluted share, and net income for 1998 would have been $22.0 million, or $1.19 per diluted share.

     First Charter's net interest income for 1999 increased to $69.4 million, up 5.4% from the prior year. Noninterest income for the year ended December 31, 1999 totaled $18.2 million compared to $13.7 million for the same period in 1998, an increase of 33.4%. For comparative purposes, the 1999 results include total gains of $3.5 million from the sales of property and mortgage loans, while the 1998 results included total gains of $2.4 million from the sale of securities and the sale of First Charter's merchant card program. Excluding these items, noninterest income increased 30.1% for the year ended December 31, 1999 compared to the same period in 1998.

     Net loans at December 31, 1999 amounted to $1.4 billion, unchanged from December 31, 1998. Total deposits at December 31, 1999 and 1998 were $1.1 billion. Shareholders' equity at December 31, 1999 was $227.7 million, compared to $246.0 million at December 31, 1998.

     For additional First Charter financial information at and for the quarter and year ended December 31, 1999, see the First Charter Current Report on Form 8-K dated January 18, 2000.

RECENT CAROLINA FIRST FINANCIAL INFORMATION

     On January 18, 2000, Carolina First announced its earnings and other financial data at and for the year ended December 31, 1999. Carolina First had net income for 1999 of $8.8 million, or $1.45 per diluted share, compared to $6.7 million, or $1.11 per diluted share for 1998. The 1999 results included additional expenses related to the compensation cost for health insurance plans and supplemental retirement plans, professional fees associated with establishing a real estate investment trust, and securities losses totaling approximately $1.4 million ($1.0 million after tax, or $0.16 per diluted share). Excluding these items, net income for 1999 would have been $9.8 million ($1.61 per diluted share), compared to net income for 1998 of $8.3 million ($1.40 per diluted share) excluding restructuring and merger related expenses. In addition, Carolina First's net interest income for 1999 increased to $34.5 million, up 15% from the prior year. Noninterest income for 1999 and 1998 totaled $8.0 million.

     Net loans at December 31, 1999 amounted to $533.9 million, compared to $469.4 at December 31, 1998. Total deposits at December 31, 1999 were $667.0 million, compared to $652.6 million at December 31, 1998. Shareholders' equity at December 31, 1999 was $66.0 million, compared to $62.0 million at December 31, 1998.

     For additional Carolina First financial information at and for the quarter and year ended December 31, 1999, see the Carolina First Current Report on Form 8-K dated January 19, 2000.

FIRST CHARTER NATIONAL BANK ACQUISITION OF J.L. SUTTLE, JR. & CO., INC. ASSETS

     On January 12, 2000, First Charter National Bank acquired the assets of the J.L. Suttle, Jr. & Co., Inc. insurance agency for a purchase price comprised of 122,263 shares of First Charter common stock. First Charter National Bank immediately transferred those assets to its subsidiary First Charter Insurance Services, Inc. The shares of First Charter common stock issued in this transaction are included in the calculation of the respective percentages of First Charter common stock which will be owned by the shareholders of First Charter and Carolina First immediately following the merger.

                         FIRST CHARTER SPECIAL MEETING

     This section contains information for First Charter shareholders about the special meeting First Charter has called to consider and approve the merger agreement and the issuance of the First Charter shares in the merger.


     We are mailing this document to you as a First Charter shareholder, on or about February 8, 2000. We are also sending to you a notice of the First Charter special meeting and a form of proxy for use at the First Charter special meeting. The special meeting will be held on Tuesday, March 21, 2000, at 9:00 a.m., local time, at The Cabarrus Regional Chamber of Commerce, 2391 Dale Earnhardt Boulevard, Kannapolis, North Carolina. A copy of the merger agreement is attached to this document as Appendix A.


MATTERS TO BE CONSIDERED

     At the First Charter special meeting, First Charter will ask First Charter shareholders:

     - to approve the merger agreement and the issuance of shares of First Charter common stock according to the terms of the merger agreement; and

     - to act on any other matters that may properly be considered at the special meeting.

     You may also be asked to vote on a proposal to adjourn or postpone the special meeting. We could use any adjournment or postponement for the purpose, among others, of allowing more time to solicit additional votes.

PROXIES

     You should complete, sign and return the proxy form accompanying this document even if you plan to attend the special meeting in person. You can revoke your proxy at any time before the vote is taken at the special meeting by submitting written notice of revocation or a properly submitted proxy of a later date, or by attending the special meeting and voting in person by written ballot. Written notices of revocation and other communications about revoking your proxy should be addressed to:

             Registrar and Transfer Company
             10 Commerce Drive
             Cranford, New Jersey 07016

     All shares represented by valid proxies which are not revoked before they are exercised, will be voted in the manner specified. If you make no specification on your returned proxy card, your proxy will be voted in favor of approval of the merger agreement and the issuance of the shares of First Charter common stock pursuant to the merger agreement. The First Charter board of directors is unaware of any other matters that may be presented for action at the First Charter special meeting. If other matters do properly come before the special meeting, we intend that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.

SOLICITATION OF PROXIES

     First Charter will pay the costs of soliciting proxies from its shareholders, except that Carolina First and First Charter have each agreed to each pay one-half of the costs and expenses of printing this document and the filing fees paid to the SEC. In addition to solicitation of proxies by mail, First Charter will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of First Charter common stock and secure their voting instructions, if necessary. First Charter will reimburse those record holders for their reasonable expenses in taking those actions. First Charter and Carolina First have also made arrangements with Regan & Associates, Inc. to help them in soliciting proxies for their respective special meetings from banks, brokers and nominees, and each have agreed to pay $7,000 for these services. First Charter's directors, officers and employees also may solicit proxies from shareholders, either personally or by telephone, telegram, facsimile, letter or otherwise. First Charter may reimburse the reasonable expenses incurred by its directors, officers and employees in their solicitation efforts.

RECORD DATE AND VOTING RIGHTS


     The close of business on January 28, 2000 has been fixed as the record date for determining the First Charter shareholders entitled to notice of and to vote at the special meeting. Accordingly, you are only entitled to notice of, and to vote at, the special meeting if you were a record holder of First Charter common stock on the record date. As of January 21, 2000, approximately 17,571,729 shares of First Charter common stock were outstanding and were held by approximately 5,130 holders of record. To have a quorum that permits us to conduct business at the special meeting, we require the presence, whether in person or through the proxies received, of holders of a majority of the shares of First Charter common stock outstanding and entitled to vote at the special meeting. You are entitled to one vote for each outstanding share of First Charter common stock you held on the record date.


     Shares of First Charter common stock present in person at the special meeting but not voting, and shares of First Charter common stock for which First Charter has received proxies indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining the presence of a quorum for the transaction of business. Shares held in street name that have been designated by brokers on proxy cards as not voted will not be counted as votes cast for or against any proposal. These broker non-votes will, however, be counted for purposes of determining whether a quorum exists.

     Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of First Charter common stock entitled to vote at the special meeting. Because of this requirement, abstentions and broker non-votes will have the same effect as votes against approval of the merger agreement. Accordingly, the First Charter board of directors urges First Charter shareholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.


     As of January 21, 2000:

     - Directors and executive officers of First Charter beneficially owned approximately 823,233 shares of First Charter common stock, entitling them to exercise approximately 4.7% of the voting power of the First Charter common stock entitled to vote at the First Charter special meeting. We currently expect that each First Charter director and executive officer will vote all shares of First Charter common stock he or she beneficially owns "FOR" approval of the merger agreement and the issuance of shares of First Charter common stock in the merger.

     - Directors and executive officers of Carolina First beneficially owned approximately 156,591 shares of First Charter common stock, or 0.89% of the voting power of the First Charter common stock entitled to vote at the First Charter special meeting. We currently expect that each Carolina First director and executive officer will vote all shares of First Charter common stock he or she beneficially owns "FOR" approval of the merger agreement and the issuance of shares of First Charter common stock in the merger.


     - Carolina First does not own any shares of First Charter common stock.


     - First Charter National Bank, as fiduciary, custodian or agent, held a total of approximately 1,121,975 shares of First Charter common stock, representing approximately 6.385% of the shares entitled to vote at the special meeting, and maintained sole or shared voting power with respect to all of these shares. We currently expect that First Charter National Bank will vote all shares of First Charter common stock it beneficially owns and with respect to which it has voting power "FOR" the merger agreement and the issuance of shares of First Charter common stock in the merger.

     - The banking subsidiaries of Carolina First, as fiduciaries, custodians or agents, held a total of 3,221 shares of First Charter common stock, representing 0.02% of the shares entitled to vote at the special meeting, and maintained sole or shared voting power over 463 of these shares. We currently expect that the banking subsidiaries of Carolina First will vote all shares of First Charter common stock they beneficially own and with respect to which they have voting power "FOR" the merger agreement and the issuance of shares of First Charter common stock in the merger.


     You can find additional information about the beneficial ownership of First Charter common stock by persons and entities owning more than 5% of the stock, and more detailed information about the beneficial ownership of First Charter common stock by our directors and executive officers, in the definitive proxy statement we filed with the SEC and sent to our shareholders in connection with our 1999 Annual Meeting of Shareholders. See "Additional Information" and "Where You Can Find More Information" for instructions on how you can obtain this document.

RECOMMENDATION OF THE FIRST CHARTER BOARD OF DIRECTORS

     The First Charter board of directors unanimously approved the merger agreement, the merger and related transactions, including the issuance of additional shares of First Charter common stock. The First Charter board of directors believes that the merger agreement and related transactions are in the best interests of First Charter's shareholders and unanimously recommends that the First Charter shareholders vote "FOR" the approval of the merger agreement and the issuance of shares of First Charter common stock in the merger. See "First Charter's Reasons For the Merger; Recommendation of the First Charter Board of Directors" for a more detailed discussion of the First Charter board of directors' recommendation.

                         CAROLINA FIRST SPECIAL MEETING

     This section contains information for Carolina First shareholders about the special meeting Carolina First has called to consider and approve the merger agreement.


     We are mailing this document to you, as a Carolina First shareholder, on or about February 8, 2000. We are also sending to you a notice of the Carolina First special meeting and a form of proxy for use at the Carolina First special meeting. The special meeting will be held on Tuesday, March 21, 2000 at 2:00 p.m., local time at The Lincoln Cultural Center, 403 E. Main Street, Lincolnton, North Carolina. A copy of the merger agreement is attached to this document as Appendix A.


MATTERS TO BE CONSIDERED

     At the Carolina First special meeting, Carolina First will ask Carolina First shareholders:

     - to approve the merger agreement, which provides for the merger; and

     - to act on any other matters that may properly be considered at the special meeting.

     You may also be asked to vote upon a proposal to adjourn or postpone the special meeting. We could use any adjournment or postponement for the purpose, among others, of allowing more time to solicit additional votes.

PROXIES

     You should complete, sign and return the proxy form accompanying this document even if you plan to attend the special meeting in person. You can revoke your proxy at any time before the vote is taken at the special meeting by submitting written notice of revocation or a properly submitted proxy of a later date, or by attending the special meeting and voting in person by written ballot. Written notices of revocation and other communications about revoking your proxy should be addressed to:

                      First-Citizens Bank & Trust Company
                           Corporate Trust Department
                               100 E. Tryon Road
                             P.O. Box 29522 (27626)
                              Raleigh, N.C. 27603

     All shares represented by valid proxies which are not revoked before they are exercised, will be voted in the manner specified. If you make no specification on your returned proxy card, your proxy will be voted in favor of approval of the merger agreement. The Carolina First board of directors is presently unaware of any other matters that may be presented for action at the Carolina First special meeting. If other matters do properly come before the special meeting, however, we intend that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.

SOLICITATION OF PROXIES

     Carolina First will pay the costs of soliciting proxies from its shareholders, except that Carolina First and First Charter have each agreed to pay one-half of the costs and expenses of printing this document and the filing fees paid to the SEC. In addition to solicitation of proxies by mail, Carolina First will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of Carolina First common stock and secure their voting instructions, if necessary. Carolina First will reimburse these record holders for their reasonable expenses in taking those actions. Carolina First and First Charter have also made arrangements with Regan & Associates, Inc. to help them in soliciting proxies for their respective special meetings, from banks, brokers and nominees, and each has agreed to pay $7,000 for these services. Carolina First's directors, officers and employees, also may solicit proxies from shareholders, either personally or by telephone, telegram, facsimile, letter or otherwise. Carolina First may reimburse the reasonable expenses incurred by its directors, officers and employees in their solicitation efforts.

RECORD DATE AND VOTING RIGHTS


     The close of business on January 28, 2000 has been fixed as the record date for determining the Carolina First shareholders entitled to notice of and to vote at the special meeting. Accordingly, you are only entitled to notice of, and to vote at, the special meeting if you were a record holder of Carolina First common stock on the record date. As of January 21, 2000, approximately 6,000,310 shares of Carolina First common stock were outstanding and held by approximately 4,044 holders of record. To have a quorum that permits us to conduct business at the special meeting, we require the presence, whether in person or through proxies received, of the holders of a majority of the shares of Carolina First common stock outstanding and entitled to vote at the special meeting. You are entitled to one vote for each outstanding share of Carolina First common stock you held on the record date.


     Shares of Carolina First common stock present in person at the special meeting but not voting, and shares of Carolina First common stock for which Carolina First has received proxies indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining the presence of a quorum for transacting business. Shares held in street name that have been designated by brokers on proxy cards as not voted will not be counted as votes cast for or against any proposal. These broker non-votes will, however, be counted for purposes of determining whether a quorum exists.

     Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Carolina First common stock entitled to vote at the special meeting. Because of this requirement, abstentions and broker non-votes will have the same effect as votes against approval of the merger agreement. Accordingly, the Carolina First board of directors urges you to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.


     As of January 21, 2000:

     - Directors and executive officers of Carolina First beneficially owned approximately 351,519 shares of Carolina First common stock, entitling them to exercise approximately 5.86% of the voting power of the Carolina First common stock entitled to vote at the Carolina First special meeting. We currently expect that each director and executive officer will vote all shares of Carolina First common stock he or she beneficially owns "FOR" approval of the merger agreement.


     - Directors and executive officers of First Charter beneficially owned approximately 109,427 shares of Carolina First common stock, or 1.82% of the voting power of the Carolina First common stock entitled to vote at the Carolina First special meeting. We currently expect that each director and executive officer will vote all shares of Carolina First common stock he or she beneficially owns "FOR" approval of the merger agreement.

     - First Charter beneficially owned 157,450 shares of Carolina First common stock, or 2.62% of the voting power of the Carolina First common stock entitled to vote at the special meeting. We currently expect that First Charter will vote all shares of Carolina First common stock it beneficially owns "FOR" approval of the merger agreement.

     - The banking subsidiaries of Carolina First, as fiduciaries, custodians or agents, held a total of approximately 34,530 shares of Carolina First common stock, representing approximately 0.58% of the shares entitled to vote at the special meeting, and maintained sole or shared voting power with respect to all of these shares. We currently expect that the banking subsidiaries of Carolina First will vote all shares of Carolina First common stock they beneficially own and with respect to which they have voting power "FOR" the merger agreement.

     - First Charter National Bank, as a fiduciary, custodian or agent, held a total of 500 shares of Carolina First common stock, representing 0.008% of the shares entitled to vote at the special meeting, and maintained sole or shared voting power over all of these shares. We currently expect that First Charter National Bank will vote all shares of Carolina First common stock it beneficially owns and with respect to which it has voting power "FOR" the merger agreement.


     You can find additional information about beneficial ownership of Carolina First common stock by persons and entities owning more than 5% of the stock, and more detailed information about beneficial ownership of Carolina First common stock by our directors and executive officers, in the definitive proxy statement we filed with the SEC and sent to our shareholders in connection with our 1999 Annual Meeting of Shareholders. See "Available Information" and "Where You Can Find More Information" for instructions on how you can obtain this document.

RECOMMENDATION OF THE CAROLINA FIRST BOARD OF DIRECTORS

     The Carolina First board of directors unanimously approved the merger agreement, the merger and related transactions. Carolina First's board of directors believes that the merger agreement, the merger and the related transactions are in the best interests of Carolina First's shareholders and unanimously recommends that Carolina First shareholders vote "FOR" the approval of the merger agreement.

     See "The Merger -- Carolina First's Reasons for the Merger; Recommendation of the Carolina First Board of Directors" for a more detailed discussion of the Carolina First board of director's recommendation.

                                   THE MERGER

     The discussion in this document of the merger of Carolina First with and into First Charter, as well as the discussion of the merger agreement and the related stock option agreement do not purport to be complete and are qualified by reference to the full text of the merger agreement and the related stock option agreement, which are incorporated by reference. Copies of the merger agreement and the related stock option agreement can be found in Appendices A and B to this document.

GENERAL

     The merger agreement provides for the merger of Carolina First with and into First Charter. First Charter will be the surviving corporation of the merger. At the effective time of the merger, each outstanding share of Carolina First common stock will be canceled and will be converted solely into the right to receive 2.267 shares of First Charter common stock. Only whole shares of First Charter common stock will be issued in the merger. Cash will be paid for any fractional shares of First Charter common stock otherwise issuable as a result of the merger.

     If, prior to the effective time of the merger, the number or kind of issued and outstanding shares of First Charter common stock is changed as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, or other similar transaction which changes the number of shares of First Charter common stock outstanding and the record date or the effective date for the purpose of the transaction is prior to the effective time of the merger, then a proportionate adjustment will be made to the exchange ratio.

     The merger will become effective when a certificate of merger has been duly filed with the Secretary of State of North Carolina or at any different date or time selected by First Charter and Carolina First and specified in the certificate of merger.

     The transaction is intended to qualify as both (1) a "pooling of interests" for accounting and financial reporting purposes and (2) a tax-free "reorganization" for federal income tax purposes.


     Based on the closing price per share of First Charter common stock on the Nasdaq National Market of $18.75 on November 5, 1999, the last trading day prior to the public announcement of the merger, and giving effect to the exchange ratio, the implied per share value of Carolina First common stock in the merger was $42.51 on that date. The closing price per share of First Charter common stock on the Nasdaq National Market on January 21, 2000, was $13.94 and the implied per share value of Carolina First common stock in the merger was $31.60 as of that date. The prices of the common stock of both our companies will fluctuate before and after the special meetings, and you should obtain current quotations of these prices.

     As a result of the merger, existing First Charter shareholders initially will own approximately 57%, and the former Carolina First shareholders initially will own approximately 43%, of the combined company's common stock immediately after the merger, based on the number of shares of First Charter common stock and Carolina First common stock outstanding as of January 21, 2000.

STOCK OPTION AND INCENTIVE PLANS

     Carolina First's stock option and incentive plans will be assumed by First Charter. As a result, each stock option, stock appreciation right and stock award granted under Carolina First's stock option and incentive plans which is outstanding and unexercised immediately prior to the effective time of the merger will be vested and converted automatically into a stock option, stock appreciation right or stock award with respect to First Charter common stock but will continue to be governed by the terms of Carolina First's stock option and incentive plans. In each case, the number of shares of First Charter common stock subject to the new First Charter option, right or award will be equal to the product of the applicable number of shares of Carolina First common stock subject to the Carolina First option, right or award and 2.267, rounded down to the nearest whole share, and the per share exercise or threshold price will be the per share exercise or threshold price under the Carolina First option, right or award divided by 2.267 rounded up to the nearest whole cent. The duration and other terms of each new First Charter option will be substantially the same as the prior Carolina First option. In any event, options that are incentive stock options under the Internal Revenue Code of 1986, as amended shall be adjusted as required by that law. First Charter has taken all corporate action necessary to reserve for issuance a sufficient number of shares of First Charter common stock for delivery upon exercise of the new First Charter options.

POST-MERGER COMPENSATION AND BENEFITS

     The merger agreement provides that following the effective time, First Charter will provide to officers and employees of Carolina First and its subsidiaries, employee benefits under employee benefit plans (other than stock options or other plans involving the potential issuance of First Charter common stock), on terms and conditions which are substantially similar to those currently provided by First Charter and its subsidiaries to their similarly situated officers and employees. For purposes of participation, vesting, and benefit accruals (but not accrual of benefits under First Charter's tax-qualified defined benefit plans) under the employee benefit plans, the service of the continuing employees on behalf of Carolina First or its subsidiaries prior to the effective time will be treated as service with First Charter or its subsidiaries. Prior to the effective time, Carolina First may also amend any employee pension benefit plan to provide for full vesting of all benefits for all participants who are actively employed as of the effective date of the amendment.

     The merger agreement also provides that following the effective time, First Charter will assume and honor in accordance with their terms the employment agreements, deferred compensation agreements and retirement and supplemental income agreements and plans of Carolina First which have been disclosed to First Charter.

     The merger agreement provides that any person who was serving as an officer or employee of Carolina First or any of its subsidiaries immediately prior to the effective time (other than those employees covered by a written employment agreement) whose employment is discontinued by First Charter within six months after the effective time, other than those who are terminated for "cause," shall be entitled to a severance payment from First Charter equal in amount to four weeks' pay (six weeks in the case of officers at the level of vice president or above) plus two weeks' base pay for each full or partial year of employment with Carolina First, subject to a maximum of 40 weeks' pay, together with any accrued but unused vacation leave with respect to the calendar year in which termination occurs.

BACKGROUND OF THE MERGER

     On January 22, 1999, Carolina First held its 1998 strategic planning conference, which had been delayed to enable the inclusion of the CB&T directors who joined the Carolina First board after CB&T was acquired in December 1998. This meeting was facilitated by the Delta Consulting Group, Inc., Austin, Texas, to establish a business plan for the year and to discuss topics of importance and concern to the banking industry. Strategic alternatives that Carolina First might consider was an agenda item covered by Delta. Robinson-Humphrey also attended this meeting and reviewed regional bank merger and acquisition activities and recent events in the banking markets.

     Following the conference, the board passed a resolution confirming Carolina First's long-term strategy of remaining independent.

     While reaffirming its strategy to remain independent, the board of directors also determined that, in light of merger activity within the industry, it would be advisable to become more informed regarding the market and possible strategic partners. It was recommended that Robinson-Humphrey prepare and conduct an information session to help the board members familiarize themselves with various financial institutions to better evaluate possible acquisitions or mergers, and to be better prepared in the event that an unsolicited offer for Carolina First was received.

     At the April 7, 1999 board meeting, Robinson-Humphrey gave a presentation covering general market conditions in the banking industry, peer bank comparisons, possible merger of equal candidates and potential acquisition candidates.

     During Summer 1999, bank stocks in general declined. Carolina First's stock reached a low of $16.75 per share on September 17, 1999. On July 22, 1999, representatives of Robinson-Humphrey gave a presentation on the performance of financial institution stocks generally, and commented on certain trends, such as stock dividends and stock buy-backs, and the performance of various regional bank stocks. This presentation was intended to assist the board in understanding the performance of Carolina First's stock compared to other community bank stocks.

     In September 1999, Carolina First submitted a bid to acquire another institution in Charlotte, North Carolina, but this proposal was rejected and no further discussions were held.

     Carolina First held its 1999 annual strategic planning conference on September 23 and 24, 1999. At the conference, Mr. Burt outlined the principal strategic issues facing Carolina First, and Charles T. Meeks, Bank Consultant, as a conference facilitator, led the board in a discussion of banking industry conditions generally, and specific issues facing Carolina First. As a result, a consensus was reached that the board needed to focus on:

     - restoring shareholder value

     - addressing management succession

     - meeting the challenges of new and additional technology

     - upgrading facilities to meet existing and future needs

     The board concluded that while Carolina First was capable of satisfactorily addressing all of these issues as an independent company, it should also consider a possible combination with a strategic partner, whether by acquisition, merger of equals or sale. Mr. Burt was directed to develop a plan to identify potential strategic partners.

     On September 30, 1999, Mr. Burt met with Carolina First's financial and legal representatives, Robinson-Humphrey and Alston & Bird LLP, to discuss the strategic planning meeting and its results.

     On October 12, 1999, the executive committee of Carolina First's board met to review the terms of a proposed engagement letter that management had received from Robinson-Humphrey and to discuss four potential institutions that could satisfy the issues identified at the Fall 1999 strategic planning conference. It was the consensus of the executive committee that it was in the best interests of the shareholders to proceed to find a strategic partner and Mr. Burt was instructed to contact each potential partner, either personally or through Robinson-Humphrey. Following further negotiations, the Robinson-Humphrey engagement letter was finally executed on October 14, 1999. Robinson-Humphrey and Carolina First obtained confidentiality agreements with four interested parties by October 15, 1999.

     On October 21, 1999, at a meeting of the executive committee, Robinson-Humphrey summarized the preliminary indications of interest that had been received from each of the parties contacted. Two potential bidders dropped out as a result of other opportunities or because the pricing indications were higher than they could meet. Robinson-Humphrey discussed the financial fundamentals and trends of each of the other candidates. Robinson-Humphrey was directed to solicit final proposals from two parties, including First Charter, for consideration by Carolina First's full board of directors at its regularly scheduled October meeting.

     During the week of October 25, 1999 First Charter and the other remaining interested party performed preliminary due diligence on Carolina First.

     At the October 28, 1999 board meeting, Carolina First's board was updated as to the executive committee's efforts to address the issues presented at the Fall 1999 strategic planning conference. Upon the request of First Charter, representatives of First Charter were allowed to make a presentation to the board on the philosophy of First Charter and how they believed First Charter could successfully address the four principal issues which had been communicated by Robinson-Humphrey on behalf of Carolina First. After the First Charter representatives left the meeting, Robinson-Humphrey described the two proposals that had been received and its analysis of each. Final proposals were requested by November 1, 1999, for consideration at Carolina First's board meeting scheduled for November 2, 1999.

     At the November 2, 1999 board meeting, Mr. Burt recommended that Carolina First engage Alston & Bird to represent it in connection with the potential transaction, and the board approved such engagement. The other potential partner determined not to further participate in the process, and Carolina First determined not to further pursue that party. Robinson-Humphrey then summarized the proposal from First Charter, including the proposed exchange ratio and the proposed transaction's value and terms. Robinson-Humphrey also reviewed the financial history of First Charter that had been presented at the previous board meeting. After full discussion and a recommendation from management, the directors determined that First Charter could address the issues raised at the strategic planning conference and selected First Charter as its preferred choice for a strategic partner, and management was directed to negotiate the terms of a definitive agreement.

     Following the November 2, 1999 board meeting, representatives of Carolina First and First Charter negotiated a definitive acquisition agreement, stock option agreement and related agreements. On November 3, 1999, representatives of Carolina First performed due diligence at First Charter.

     At board meetings held on November 7, 1999, following presentations by their respective financial and legal advisors and discussion, the terms of the merger agreement, the stock option agreement, and the related agreements were unanimously approved by the Carolina First and First Charter boards of directors.

CAROLINA FIRST'S REASONS FOR THE MERGER; RECOMMENDATION OF THE CAROLINA FIRST BOARD OF DIRECTORS

     The Carolina First board of directors, with the assistance of its outside financial and legal advisors, evaluated the financial, legal and market considerations bearing on the decision to recommend the merger. The terms of the merger, including the exchange ratio, are the result of arm's-length negotiations between representatives of Carolina First and First Charter. In reaching its conclusion that the merger agreement is in the best interests of Carolina First and its shareholders, the Carolina First board of directors carefully considered the following material factors:

     - the financial terms of the proposed merger, including the fact that Carolina First shareholders will not recognize any gain or loss for federal income tax purposes on the receipt of First Charter common stock in the merger;

     - a comparison of the terms of the proposed merger with comparable transactions in the Southeastern United States, North Carolina and elsewhere;

     - information concerning the business, financial condition, results of operations and prospects of Carolina First and First Charter and of the combined organization;

     - the competence, experience and integrity of First Charter and its management;

     - competitive factors and consolidation trends in the banking industry;

     - the review by the Carolina First board of directors with its legal and financial advisors of the provisions of the merger agreement and the related stock option agreement;

     - the opinion rendered by Robinson-Humphrey to the Carolina First board of directors that the exchange ratio to be received in the merger is fair, from a financial point of view, to the Carolina First shareholders;

     - alternatives to the merger, including proceeding on a stand-alone basis, in light of:

          -- economic conditions;

          -- the competitive environment faced by community banks; and

          -- Carolina First's needs to address management succession, restore shareholder value, and improve its technology and facilities;

     - the likelihood of the merger being consummated without undue regulatory or other delays or conditions; and

     - the social and economic effects of the transaction on Carolina First and its communities, customers, creditors and employees.


     The Carolina First board of directors also considered the separate agreements and benefits proposed for employees and management, including Mr. Burt's proposed employment arrangements with First Charter. The board concluded that the terms of those agreements and arrangements were reasonable. See "--Interests of Management and Directors in the Merger."


     While each member of the Carolina First board of directors individually considered the foregoing and other factors, the board did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The Carolina First board of directors collectively made its determination with respect to the merger, based on the conclusion reached by its members, in light of the factors that each of them considered as appropriate, that the merger is in the best interests of the Carolina First shareholders.

     THE CAROLINA FIRST BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE MERGER AGREEMENT WHICH PROVIDES FOR THE MERGER.

FIRST CHARTER'S REASONS FOR THE MERGER; RECOMMENDATION OF THE FIRST CHARTER BOARD OF DIRECTORS.

     First Charter's board of directors believes that the transactions contemplated by the merger agreement are in the best interest of First Charter and its shareholders. In reaching this decision, First Charter's board of directors concluded that the merger was likely to further the strategic plans of First Charter and to increase the value of shares of First Charter common stock. Accordingly, the board of directors decided to authorize and approve the merger agreement and to recommend that First Charter shareholders vote "FOR" approval of the merger agreement and the issuance of First Charter common stock in connection with the merger.

     The First Charter board of directors believes that the consummation of the merger presents a unique opportunity to combine two of the leading banking franchises in the Southern Piedmont region of North Carolina to create a banking and financial services company that can utilize their combined distribution network to offer a full range of financial products and services in many of the region's most attractive markets.

     First Charter's board of directors believes that the opportunities created by the merger to increase the value of the First Charter common stock more than offset any integration or other risks inherent in the merger.

     The terms of the merger, including the exchange ratio, are the result of arm's-length negotiations between representatives of First Charter and Carolina First. In reaching its decision to approve the merger agreement, the First Charter board of directors consulted with its legal advisors regarding the terms of the transaction, with its financial advisors regarding the financial aspects of the proposed transaction and the fairness of the exchange ratio, and with management of First Charter. In reaching its conclusion that the merger agreement is in the best interests of First Charter and its shareholders, the First Charter board of directors considered the following material factors:

     - the information presented to the directors by the management of First Charter concerning the business, operations, earnings, asset quality, and financial condition of Carolina First, including the composition of the earning assets portfolio of Carolina First;

     - the financial terms of the merger, including the relationship of the value of the consideration issuable in the merger to the market value, tangible book value, and earnings per share of Carolina First common stock;

     - the treatment of the merger as a tax-free exchange of Carolina First common stock for First Charter common stock for federal income tax purposes and the availability of the pooling of interests method of accounting for the merger;

     - the nonfinancial terms of the merger, including arrangements relating to the continued involvement of the management and certain members of the Carolina First board of directors with the combined company;

     - the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay;

     - the attractiveness of the Carolina First franchise and the market position of Carolina First in the market in which it operates;

     - the report of Wheat First reviewing a comparison of Carolina First to selected peer banks and bank holding companies and of premiums paid in other merger transactions; and

     - the opinion rendered by Wheat First as to the fairness, from a financial point of view, of the exchange ratio to the holders of First Charter common stock.

     This discussion of the information and factors considered by the First Charter board of directors is not intended to be exhaustive, but includes all the material factors that were considered. In reaching its determination to approve the merger agreement and to recommend approval of the merger agreement by its shareholders, the First Charter board of directors did not assign any relative or specific weight to the different factors. Individual directors may have given different weight to different factors.

     THE FIRST CHARTER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE MERGER AGREEMENT AND THE ISSUANCE OF SHARES OF FIRST CHARTER COMMON STOCK IN THE MERGER.

OPINION OF CAROLINA FIRST'S FINANCIAL ADVISOR

GENERAL

     Carolina First retained Robinson-Humphrey on October 14, 1999 to act as Carolina First's financial advisor in connection with considering possible strategic alternatives and related matters, based upon its qualifications, expertise and reputation, as well as Robinson-Humphrey's prior investment banking relationship and familiarity with Carolina First.

     Robinson-Humphrey analyzed the financial terms of the merger agreement at the November 7, 1999 special meeting of Carolina First's board of directors. At that meeting, Robinson-Humphrey opinioned verbally, and subsequently confirmed in writing, that, as of that date, and subject to the considerations set forth in the opinion, the exchange ratio in the merger agreement is fair, from a financial point of view, to Carolina First's shareholders. The Carolina First board did not impose any limitations with respect to the investigations made or procedures followed by Robinson-Humphrey in preparing its analysis or rendering its opinion.

     The full text of the Robinson-Humphrey opinion, which sets forth the assumptions made, matters considered and the limitations on the reviews undertaken, is attached to this document as Appendix C and is incorporated by reference. The description of the Robinson-Humphrey opinion set forth below is qualified in its entirety by reference to the full text of the Robinson-Humphrey opinion. You are urged to read the opinion in its entirety.

     The opinion of Robinson-Humphrey relates only to the fairness of the consideration to be received by Carolina First shareholders in the merger from a financial point of view. The opinion does not address any other aspect of the merger and does not constitute a recommendation to any shareholder as to how you should vote at the Carolina First special meeting. The consideration to be received by Carolina First shareholders in the merger was determined on the basis of arm's-length negotiations between Carolina First and First Charter, and was approved unanimously by the Carolina First board.

     In connection with rendering its opinion, Robinson-Humphrey, among other things:

     - reviewed publicly available financial statements and other information relating to Carolina First and First Charter, respectively;

     - reviewed internal financial statements and other financial and operating data concerning Carolina First and First Charter prepared by the managements of Carolina First and First Charter, respectively;

     - analyzed financial projections prepared by the management of Carolina First and First Charter, respectively;

     - discussed the historical and current operations and financial condition and the prospects of Carolina First and First Charter with senior executives of Carolina First and First Charter, respectively;

     - reviewed the reported market prices and trading activity for Carolina First common stock and First Charter common stock, respectively;

     - compared the financial performance of Carolina First and First Charter and the prices and trading activity of Carolina First common stock and First Charter common stock with that of other publicly-traded companies believed to be comparable and their securities;

     - discussed the results of regulatory examinations of Carolina First and First Charter with senior management of the respective companies;

     - discussed with senior management of Carolina First and First Charter the strategic objectives of the merger and their estimates of the synergies and other benefits of the merger for the combined company;

     - analyzed the pro forma effects of the merger on the combined company's earnings per share, consolidated capitalization and financial ratios;

     - reviewed the publicly available financial terms of various merger transactions believed to be comparable;

     - participated in discussions and negotiations among representatives of Carolina First and First Charter and their financial and legal advisors;

     - reviewed the merger agreement and related documents; and

     - performed other analyses and considered other factors that it deemed appropriate.

     In rendering its opinion, Robinson-Humphrey assumed and relied upon without independent verification the accuracy and completeness of the information reviewed for the purposes of its opinion. With respect to the financial projections, including the synergies and other benefits expected to result from the merger, Robinson-Humphrey has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Carolina First and First Charter. Robinson-Humphrey has not made any independent valuation or appraisal of the assets or liabilities of Carolina First or First Charter, nor has Robinson-Humphrey been furnished with any appraisals. Robinson-Humphrey has not examined any individual loan credit files of Carolina First or First Charter nor has it evaluated the adequacy of their respective reserves. In addition, Robinson-Humphrey has assumed the merger will be completed substantially in accordance with the terms set forth in the merger agreement. Robinson-Humphrey's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Robinson-Humphrey as of, the date of its opinion.

     The following is a summary of the financial analyses performed by Robinson-Humphrey and reviewed with the Carolina First board on November 7, 1999, in connection with Robinson-Humphrey delivering its opinion.

VALUATION METHODOLOGIES

     As part of its financial analysis, Robinson-Humphrey performed valuation analyses of Carolina First using various methodologies. Robinson-Humphrey evaluated the positions and strengths of Carolina First on a stand-alone basis, considered estimates by Carolina First and First Charter managements of the synergies that could be expected from the merger with First Charter and determined a range of acquisition values based upon specified assumptions. The following is a summary of the various methodologies underlying the valuation analyses conducted by Robinson-Humphrey.

     Comparable Company Analysis

     Robinson-Humphrey compared financial information of Carolina First with publicly-available information of a peer group of eight publicly-traded Southeastern bank holding companies that Robinson-Humphrey considered reasonably comparable with Carolina First. The peer group institutions were:

     - Anchor Financial Corporation

     - Century South Banks, Inc.

     - LSB Bancshares, Inc.

     - First National Corporation

     - Yadkin Valley Bank and Trust Company

     - PAB Bankshares, Inc.

     - First Bancorp

     - Peoples Bancorp

     Robinson-Humphrey analyzed the relative performance and value of Carolina First by comparing market trading statistics for Carolina First with those of the peer group. Market information used in the ratios provided below is as of November 5, 1999, and financial information is as of September 30, 1999. The market trading information used in the valuation analysis was as follows:

                                                                   SELECTED PEER GROUP
                                                      CAROLINA   ------------------------
                                                       FIRST      AVG.     HIGH     LOW
                                                      --------   ------   ------   ------
Price/LTM EPS(1)....................................   16.88x    17.45x   26.45x   11.58x
Price/1999 Estimated EPS............................   16.05     15.56    17.42    11.52
Price/2000 Estimated EPS............................   14.21     14.04    15.56    10.49
Price/Book Value....................................    2.37      2.35     3.47     1.40
Price/Tangible Book Value...........................    2.48      2.36     3.47     1.40
Dividend Yield......................................    1.54%     2.21%    3.11%    1.67%
Dividend Payout.....................................   24.69     34.63    50.45    23.53

---------------------

(1)Adjusted to reflect the one-time restructuring charges of approximately $2.1 million.

     Earnings per share estimates for Carolina First were provided by Carolina First's management. The earnings per share estimates for the peer group were based on I/B/E/S (I/B/E/S is a data service that monitors and publishes compilations of earnings estimates by selected analysts) estimates as of November 5, 1999.

     Robinson-Humphrey analyzed the relative performance and value of Carolina First by comparing certain operating performance ratios with those of the peer group. A summary comparison of these results used in the valuation analysis was as follows:

                                                          SELECTED PEER GROUP
                                              CAROLINA   ---------------------
                                               FIRST     AVG.    HIGH     LOW
                                              --------   -----   -----   -----
Return on Average Assets....................    1.39%     1.37%   1.86%   1.11%
Return on Average Equity....................   15.98     14.45   17.55   12.53
Net Interest Margin.........................    4.94      4.92    5.48    4.50
Efficiency Ratio............................   62.82     58.37   65.81   43.42
Equity/Assets...............................    8.49      9.41   11.45    7.23
Reserves/Loans..............................    1.43      1.35    1.59    1.11
Nonperforming Assets/Loans + OREO...........    0.55      0.86    2.20    0.23

     The implied range of values for Carolina First common stock derived from the analysis of the peer group's market price to latest l2 months earnings as of September 30, 1999, estimated 1999 and 2000 earnings per share, as well as market price to book value and tangible book value was approximately $25 to $27 per share.

     Dividend Discount Analysis

     Robinson-Humphrey performed a dividend discount analysis to determine a range of present values per share of Carolina First common stock assuming Carolina First continued to operate as a stand-alone entity. This range was determined by adding (a) the present value of the estimated future dividend stream that Carolina First could generate over the five-year period from 1999 through 2003, and (b) the present value of the "terminal value" of Carolina First's common stock at the end of the year 2003. To determine a projected dividend stream, Robinson-Humphrey assumed a constant tangible common equity/tangible assets ratio of 6.0%. The earnings projections which formed the basis for the dividends and the terminal value were obtained from Carolina First management. The "terminal value" of Carolina First common stock at the end of the period was determined by applying three price-to-earnings multiples (12x, 14x and 16x) to year 2003 projected earnings. The dividend stream and terminal values were discounted to present values using discount rates of 10%, 11% and 12%, respectively, which Robinson-Humphrey viewed as the appropriate discount rate range for a company with Carolina First's risk characteristics. Based on these assumptions, the fully diluted stand-alone value of Carolina First common stock ranged from approximately $29 to $39 per share.

     Precedent Transaction Analysis

     Robinson-Humphrey performed an analysis of precedent transactions by selected commercial bank holding companies that Robinson-Humphrey deemed comparable to the merger in order to compare the multiples of price to book value, tangible book value, and latest 12 months earnings per share, and as a percentage of total assets, indicated by the exchange ratio in the merger, to those multiples indicated for the precedent transactions.

     The precedent transactions were sub-divided as follows:

     - 80 publicly-announced transactions nationwide since January 1, 1997 where the seller had reported assets of $500 million to $2.5 billion, the results of which are summarized as follows:

                             National Transactions

                              PRICE/      PRICE/       PRICE/    PRICE/
                               BOOK    TANGIBLE BOOK   LTM EPS   ASSETS
                              ------   -------------   -------   ------
Average.....................   2.90x       3.15x        24.02x   26.40%
Median......................   2.81        2.99         23.81    26.50
High........................   5.13        5.13         47.74    48.00
Low.........................   1.70        1.73         10.63    10.79

     - 16 publicly-announced transactions since January 1, 1997 where the seller was located in the Southeast United States and had reported assets of $500 million to $2.5 billion, the results of which are summarized as follows:

                           Southeastern Transactions

                              PRICE/      PRICE/       PRICE/    PRICE/
                               BOOK    TANGIBLE BOOK   LTM EPS   ASSETS
                              ------   -------------   -------   ------
Average.....................   2.98x       3.16x        23.49x   26.79%
Median......................   2.96        3.07         22.07    26.59
High........................   3.80        4.13         29.69    39.62
Low.........................   2.02        2.36         16.60    18.15

     - Six publicly-announced transactions since January 1, 1997 where the seller was located in North Carolina, the results of which are summarized as follows:

                          North Carolina Transactions

                              PRICE/      PRICE/       PRICE/    PRICE/
                               BOOK    TANGIBLE BOOK   LTM EPS   ASSETS
                              ------   -------------   -------   ------
Average.....................   3.06x       3.50x        32.91x   27.98%
Median......................   3.19        3.40         28.83    28.48
High........................   3.56        4.79         59.71    35.27
Low.........................   2.18        2.30         20.60    16.20

     These multiples compare to the following summary of Carolina First's implied multiples based on the proposed merger:

                                                                M & A MULTIPLES
                                                 ---------------------------------------------
                                                 CAROLINA                              NORTH
MULTIPLE OF:                                      FIRST     NATIONAL   SOUTHEASTERN   CAROLINA
------------                                     --------   --------   ------------   --------
Book Value ($10.98)............................    3.87x      2.90x        2.98x        3.06x
Tangible Book Value ($10.50)...................    4.05       3.15         3.16         3.50
LTM EPS ($1.31)................................   32.45x     24.02x       23.49x       32.91x
LTM EPS -- Adjusted ($1.54)(1).................   27.60         --           --           --
Price/Assets ($776.4)..........................   32.44%     26.40%       26.79%       27.98%
Price/Current Market ($26.00)..................   63.50         --           --           --

---------------

(1) Adjusted to reflect the one-time restructuring charges of approximately $2.1 million.

     No company or transaction used in the comparable company and comparable transaction analyses is identical to Carolina First or the merger, respectively. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics of Carolina First and First Charter, and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

     Contribution Analysis

     Robinson-Humphrey reviewed the pro forma effects of the merger and computed the contribution to the combined company's pro forma financial results attributable to each of Carolina First and First Charter. This computation is summarized as follows:

BALANCE SHEET CONTRIBUTION(1)

                                FIRST CHARTER      CAROLINA FIRST        PRO FORMA
                               ----------------    --------------    -----------------
                                AMOUNT      %      AMOUNT     %       AMOUNT       %
                               --------    ----    ------    ----    --------    -----
Total Assets.................  $1,819.9    70.2%   $773.6    29.8%   $2,593.5    100.0%
Net Loans....................   1,367.6    73.0     507.0    27.0     1,874.6    100.0
Total Deposits...............   1,136.6    63.2     661.3    36.8     1,797.9    100.0
Total Equity.................     228.4    77.7      65.7    22.3       294.1    100.0
Pro Forma Ownership(2).......              56.1%             43.9%               100.0%

---------------

(1) Dollar amounts in millions. Financial information as of September 30, 1999.
(2) Based on proposed acquisition terms

INCOME STATEMENT CONTRIBUTION(1)

                                  FIRST CHARTER     CAROLINA FIRST       PRO FORMA
                                  --------------    --------------    ---------------
                                  AMOUNT     %      AMOUNT     %      AMOUNT      %
                                  ------    ----    ------    ----    ------    -----
Net Interest Income.............  $68.1     67.2%   $33.2     32.8%   $101.4    100.0%
Loss Provision..................   (3.1)    64.9     (1.7)    35.1      (4.7)   100.0
Other Income....................   13.1     62.0      8.0     38.0      21.1    100.0
Other Expense...................   44.4     63.3     25.8     36.7      70.2    100.0
Net Income......................   22.3     71.3      9.0     28.7      31.2    100.0
Pro Forma Ownership(2)..........            56.1%             43.9%             100.0%

---------------

(1) Dollar amounts in millions. Financial information as of September 30, 1999.
(2) Based on proposed acquisition terms.

     Pro Forma Merger Analysis

     Robinson-Humphrey analyzed the financial effect of the merger on First Charter's earnings per share and the estimates of cost savings, revenue enhancements and other synergies that Carolina First and First Charter expected to result from the merger. Earnings estimates were based on management estimates as of November 5, 1999 for 2000, 2001 and 2002. This analysis showed that, after giving effect to the merger, the projected timing of the realization of the merger synergies and excluding the one-time merger-related charges, First Charter's fully diluted earnings per share would increase in 2001 and 2002, in each case compared to First Charter on a stand-alone basis.

     In connection with its written opinion included with this document, Robinson-Humphrey confirmed the appropriateness of its reliance on the analyses used to render its November 7, 1999 opinion by performing procedures to update the analyses and by reviewing the assumptions upon which the analyses were based and the factors considered, and determined that no change in its analyses or conclusions was necessary.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Robinson-Humphrey considered the results of all its analyses as a whole and did not attribute any particular weight to any one analysis or factor. Robinson-Humphrey believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Robinson-Humphrey may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Robinson-Humphrey's view of the actual value of Carolina First.

     In performing its analyses, Robinson-Humphrey made numerous assumptions with respect to the performance of the financial services industry, general business and economic conditions and other matters, including the changes in competition and regulation of financial services competitors, many of which are beyond the control of Carolina First or First Charter. The analyses performed by Robinson-Humphrey are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by the analyses. The analyses were prepared solely as part of Robinson-Humphrey's analysis of the fairness, from a financial point of view, of the exchange ratio to Carolina First's shareholders and were conducted in connection with the delivery of Robinson-Humphrey's opinion. The analyses do not purport to be appraisals or to reflect the prices at which Carolina First might actually be sold in another transaction.

     As described above, Robinson-Humphrey's opinion and the information provided by Robinson-Humphrey to the Carolina First board were among a number of factors taken into consideration by the Carolina First board in making its determination to recommend approval and adoption of the merger agreement to Carolina First's shareholders. Consequently, the analyses described above should not be viewed as determinative of the opinion of the entire Carolina First board or the view of management with respect to the value of Carolina First.

     The Carolina First board retained Robinson-Humphrey based upon its experience and expertise, and Robinson-Humphrey's long relationship with and services to Carolina First. Robinson-Humphrey is a nationally recognized investment banking and advisory firm. As part of its investment banking business, Robinson-Humphrey is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuation for estate, corporate and other purposes. In the course of its business, Robinson-Humphrey and its affiliates may actively trade the equity securities of Carolina First and First Charter for their own accounts and for the accounts of customers and, accordingly may at any time hold a long or short position in those securities. In the past, Robinson-Humphrey has provided financial advisory and investment banking services to Carolina First and First Charter for which services Robinson-Humphrey received customary fees for the financial advisory services provided.

     Carolina First has agreed to pay Robinson-Humphrey a fee for its services in connection with the merger, of (1) a $75,000 retainer, which was paid when the engagement letter was signed, (2) $250,000 which was paid when the fairness opinion was delivered, and (3) 0.50% of the total consideration in the merger up to 3.5 times Carolina First's reported book value as of September 30, 1999 and an additional 1.00% of the total consideration received in excess of 3.5 times Carolina First's reported book value, as of September 30, 1999, payable upon consummation of the merger. If the merger closes between June 30, 2000 and March 31, 2001, the reported book value will be as of June 30, 2000. The $325,000 in fees paid to Robinson-Humphrey to date will be credited against any fees payable at closing. Carolina First has also agreed to reimburse Robinson-Humphrey for its reasonable expenses, including reasonable legal and other professional fees and expenses, up to $10,000, and to indemnify Robinson-Humphrey against certain liabilities, including certain liabilities under the federal securities laws.

OPINION OF FIRST CHARTER'S FINANCIAL ADVISOR

     First Charter retained Wheat First to act as its financial advisor in connection with the merger and to render its opinion to the First Charter board as to the fairness, from a financial point of view, of the exchange ratio to the holders of First Charter common stock. Wheat First is a nationally recognized investment banking firm regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The First Charter board selected Wheat First to serve as its financial advisor in connection with the merger on the basis of the firm's expertise. Wheat First regularly publishes research reports regarding the financial services industry and the businesses and securities of publicly owned companies in that industry. In the ordinary course of its business, Wheat First and its affiliates may actively trade in the equity securities of First Charter and Carolina First for its account and the accounts of its customers, and therefore may from time to time hold long or short positions in those securities.

     Representatives of Wheat First attended the meeting of the First Charter board on November 7, 1999 at which the merger agreement was considered and approved. At the meeting, Wheat First issued an oral opinion that, as of that date, the exchange ratio was fair, from a financial point of view, to the holders of First Charter common stock. A written opinion has been delivered to the First Charter board to the effect that the exchange ratio was fair, from a financial point of view, to the holders of First Charter common stock.

     The full text of Wheat First's opinion, which sets forth certain assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix D to this document. Wheat First's opinion is incorporated herein by reference, and should be read in its entirety in connection with this document. This summary of the opinion of Wheat First is qualified in its entirety by reference to the opinion.

     No limitations were imposed by the First Charter board upon Wheat First with respect to the investigations made or procedures followed by it in rendering its opinion. Wheat First's opinion is directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of First Charter common stock and does not constitute a recommendation to any shareholder of First Charter as to how such shareholder should vote on the merger agreement.

     In arriving at its opinion, Wheat First reviewed financial and other information that was both publicly available or provided by First Charter or Carolina First and which Wheat First deemed relevant, including the following:

     - First Charter's Annual Reports to Shareholders, Annual Reports on Form 10-K and related financial information for the three fiscal years ended December 31, 1998;

     - First Charter's Quarterly Reports on Form 10-Q and related financial information for the periods ended March 31, 1999, June 30, 1999 and certain financial exhibits made available by First Charter for the period ended September 30, 1999;

     - Carolina First's Annual Reports to Shareholders, Annual Reports on Form 10-K and related financial information for the three fiscal years ended December 31, 1998;

     - Carolina First's Quarterly Reports on Form 10-Q and related financial information for the periods ended March 31, 1999, June 30, 1999 and certain financial exhibits made available by Carolina First for the period ended September 30, 1999;

     - publicly available information with respect to historical market prices and trading activities for First Charter common stock and Carolina First common stock and for other publicly traded financial institutions which Wheat First deemed relevant;

     - publicly available information with respect to banking companies and the financial terms of other mergers and acquisitions which Wheat First deemed relevant;

     - the merger agreement;

     - estimates of the cost savings and revenue enhancements projected by First Charter for the combined company;

     - other financial information concerning the businesses and operations of First Charter and Carolina First, and internal financial analyses and forecasts for First Charter and Carolina First prepared by senior managements of those companies; and

     - other financial studies, analyses, inquiries and matters that it deemed necessary.

     In addition, Wheat First met with members of the senior managements of First Charter and Carolina First to discuss the business and prospects of each company.

     In connection with its review, Wheat First relied upon and assumed the accuracy and completeness of all of the information provided to it or publicly available, including representations and warranties of First Charter and Carolina First included in the merger agreement, and Wheat First has not assumed any responsibility for independent verification of that information. Wheat First relied upon the managements of First Charter and Carolina First as to the reasonableness and achievability of their financial and operational forecasts and projections, and the assumptions and bases for those forecasts and projections provided to Wheat First, and assumed that those forecasts and projections reflected the best currently available estimates and judgments of the respective managements and that the forecasts and projections will be realized in the amounts and in the time periods estimated by the respective managements. Wheat First also assumed, without independent verification, that the aggregate allowances for loan losses and other contingencies for First Charter and Carolina First were adequate to cover those losses. Wheat First did not review any individual credit files of First Charter and Carolina First, nor did it make an independent evaluation or appraisal of the assets or liabilities of First Charter and Carolina First.

     In connection with rendering its opinion, Wheat First performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, fairness opinions are not readily susceptible to partial analysis or summary description. Moreover, the evaluation of the fairness, from a financial point of view, of the exchange ratio to holders of First Charter common stock was to some extent a subjective one based on the experience and judgment of Wheat First and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Wheat First believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Wheat First's view of the actual value of First Charter or Carolina First.

     In performing its analyses, Wheat First made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of First Charter or Carolina First. The analyses performed by Wheat First are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. In rendering its opinion, Wheat First assumed that, in the course of obtaining the necessary regulatory approvals for the merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the merger, on a pro forma basis, to First Charter.

     Wheat First's opinion was just one of the many factors taken into consideration by the First Charter board in determining to approve the merger agreement. Wheat First's opinion does not address the relative merits of the merger as compared to any alternative business strategies that might exist for First Charter, nor does it address the effect of any other business combination in which First Charter might engage.

     The following is a summary of the analyses performed by Wheat First in connection with its opinion delivered to the First Charter board as of November 7, 1999:

     Contribution Analysis

     Wheat First analyzed the relative contribution of First Charter and Carolina First to the pro forma combined company based upon certain balance sheet and income statement items including assets, deposits, shareholders' equity, latest 12 months earnings and estimated earnings. This analysis included balance sheet data as of September 30, 1999, market values as of November 3, 1999, and management earnings estimates for Carolina First and First Charter. Wheat First then compared the relative contribution of such balance sheet and income statement items with the fully diluted ownership percentage of the combined company of approximately 43% for Carolina First shareholders based on the exchange ratio. The following table summarizes the results of the contribution analysis:


                                                  FIRST CHARTER   CAROLINA FIRST   PRO FORMA
                                                  AS % OF TOTAL   AS % OF TOTAL     COMBINED
                                                  -------------   --------------   ----------
Assets..........................................       70%              30%        $2,595,758
Deposits........................................       63               37          1,797,924
Equity (before charges).........................       78               22            296,428
Last 12 Months Earnings.........................       72               28             34,114
2000 Estimated Earnings (before synergies)......       69               31             38,456
2000 Estimated Earnings (after synergies).......       57               43             46,724
Pro forma ownership.............................       57%              43%


     Analysis of Selected Transactions

     Wheat First performed an analysis of premiums paid in 14 selected acquisitions of banks headquartered in Alabama, Arkansas, District of Columbia, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Mississippi, New Jersey, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Virginia or West Virginia announced between October 1, 1998 and November 5, 1999 with announced transaction values between $100 and $600 million. The prices and multiples for the selected transactions were compared to the premium and multiples implied by the consideration offered to Carolina First in the merger. The selected transactions included the following pending and completed transactions:

     - Wachovia Corp./B C Bankshares, Inc.;

     - Old National Bancorp/ANB Corporation;

     - Fifth Third Bancorp/Peoples Bank Corp;

     - Sky Financial Group Inc./Mahoning National Bancorp;

     - Synovus Financial Corp./Merit Holding Corp.;

     - BB&T Corporation/Matewan Bancshares Inc.;

     - Union Planters Corp./Republic Banking;

     - Summit Bancorp/Prime Bancorp;

     - Independence Community Bank Corp./Broad National Bancorp.;

     - BB&T Corporation/Mason-Dixon Bancshares Inc.;

     - Valley National Bancorp/Ramapo Financial Corp.;

     - First Financial Bancorp/Sand Ridge Financial Corp.;

     - Sky Financial Group Inc./First Western Bancorp Inc.; and

     - M&T Bank Corporation/FNB Rochester Corporation.

     Based on the market value of First Charter common stock on November 3, 1999, and financial data as of September 30, 1999, the analysis yielded ratios of the implied consideration to be paid by First Charter to Carolina First. The following table compares these implied values to the considerations paid in the selected transactions.

                                                                   SELECTED TRANSACTIONS
                                                FIRST CHARTER   ---------------------------
                                                    OFFER       AVERAGE   MINIMUM   MAXIMUM
                                                -------------   -------   -------   -------
Premium to Market Price.......................       63.5%        39.0%     12.8%     74.2%
Price to Book Value...........................      387.1%       307.4%    239.1%    417.8%
Price to Last 12 Months EPS...................       24.7x        24.3x     18.1x     30.1x

     The following table offers a comparison of certain measures of financial valuation and performance based on financial data as of the six months reporting period ended June 30, 1999 for Carolina First and the 12 months reporting period prior to the announcement of each transaction for each acquiree in the selected transactions:

                                                                SELECTED TRANSACTION ACQUIREES
                                                                ------------------------------
                                               CAROLINA FIRST   AVERAGE    MINIMUM    MAXIMUM
                                               --------------   --------   --------   --------
Equity/Assets................................       8.31%         9.05%      6.53%     12.18%
Nonaccrual Loans + Loans 90 days past
  due/Assets.................................       0.76          0.48       0.08       1.36
Return on Average Assets.....................       1.27          1.27       0.92       1.79
Return on Average Equity.....................      14.80         14.15      10.00      19.07
Net Interest Margin..........................       5.22          4.54       3.61       5.37
Efficiency Ratio.............................      62.31         58.50      47.26      72.83

     Impact Analysis

     Wheat First estimated the impact of the transaction to First Charter's book value and 2000 estimated earnings per share assuming that the merger qualifies as a pooling of interests for financial reporting purposes. Utilizing financial data as of September 30, 1999 for both First Charter and Carolina First and assuming certain adjustments to the equity of Carolina First, Wheat First noted that the merger could result in 31.19% dilution to First Charter's book value per share. Wheat First also noted that, assuming certain fully phased-in revenue enhancements and expense savings (based on projections by First Charter management), the merger could result in 1.49% accretion to First Charter's earnings per share after full phasing in of synergies.

     Discounted Dividends Analysis

     Using a discounted dividends analysis, Wheat First estimated the future stream of dividends that Carolina First could produce over the next five years, under various circumstances, assuming Carolina First performed in accordance with the earnings forecasts of Carolina First's management and that the estimated levels of expense savings from the merger were achieved. Wheat First then estimated the terminal values for Carolina First common stock at the end of the period by applying multiples ranging from 12 times to 15 times earnings projected in year five. The dividend streams and terminal values were then discounted to present values using different discount rates (ranging from 14% to 16%) chosen to reflect different assumptions regarding the required rates of return to holders or prospective buyers of Carolina First common stock. This discounted dividends analysis indicated reference ranges of between $41.96 and $54.04 per share for Carolina First common stock. These values compare to the implied consideration of $42.51 based on the market value of First Charter common stock on November 5, 1999 and the exchange ratio.

     No company or transaction used as a comparison in the above analysis is identical to First Charter, Carolina First or the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies used for comparison in the above analysis.

     Wheat First's opinion in Appendix D is based solely upon the information available to Wheat First and the economic, market and other circumstances as they existed as of its date. Events occurring after that date could materially affect the assumptions and conclusions contained in Wheat First's opinion. Wheat First has not undertaken to reaffirm or revise its opinion or otherwise comment on any events occurring after the date of its opinion.

     As compensation for Wheat First's services, First Charter has agreed to pay Wheat First total financial advisory fees of $1,000,000, of which $100,000 became payable upon execution of the merger agreement, and a further $100,000 became payable upon the mailing of this document. The balance will become payable upon completion of the merger. First Charter has agreed also to reimburse Wheat First for its out-of-pocket expenses incurred in connection with the activities contemplated by its engagement, regardless of whether the merger is consummated. First Charter has further agreed to indemnify Wheat First against certain liabilities, including certain liabilities under federal securities laws. The payment of the above fees is not contingent upon Wheat First rendering a favorable opinion with respect to the merger.

INTERESTS OF MANAGEMENT AND DIRECTORS IN THE MERGER

     Some members of Carolina First's and First Charter's management, and the members of the Carolina First and First Charter boards of directors, have interests in the merger that are in addition to their interests as shareholders of Carolina First or First Charter. The Carolina First and First Charter boards of directors were aware of these additional interests and considered them in their decision to approve the merger agreement. These interests are described below.

     Indemnification and Directors' and Officers' Insurance

     The merger agreement provides that First Charter will indemnify, defend and hold harmless each present and former director, officer, employee and agent of Carolina First and its subsidiaries against any liability, indebtedness, obligation, penalty, cost or expense, including costs of investigation, collection and defense, claim or deficiency, arising out of actions or omissions occurring at or prior to the effective time, to the full extent permitted under North Carolina law and by Carolina First's current articles of incorporation and by-laws.

     The merger agreement further provides that, for a period of three years following the merger, First Charter shall use its reasonable efforts to maintain Carolina First's existing directors' and officers' liability insurance policy or to provide substitute directors' and officers' liability insurance with respect to claims arising from facts or events occurring prior to the effective time, which insurance shall be of at least the same coverage and amounts, and contain terms and conditions no less advantageous, than the coverage currently provided by Carolina First. First Charter will not be required to expend more than 150% of the current premium paid by Carolina First to maintain or procure the directors' and officers' insurance coverage.

     Employment Arrangements

     In connection with the merger agreement, First Charter entered into an employment agreement with Mr. Burt. The term of employment starts at the completion of the merger and continues until July 31, 2002. From August 1, 2002, Mr. Burt will serve as a consultant to First Charter for a period of five years. Under the employment agreement, Mr. Burt will serve as the Chairman of the board of directors of First Charter National Bank, and as Executive Vice President and a director of First Charter and First Charter National Bank.

     During the term of the employment agreement, Mr. Burt will be entitled to receive a base salary and bonus at least equal to the highest annual base salary and bonus paid to any officer reporting to the chief executive officer of First Charter. During his consulting period, Mr. Burt will receive an annual payment of $75,000 per year and will be allowed to participate in the First Charter medical plans at his own cost. Should Mr. Burt die prior to expiration of the consulting period, his personal or legal representatives would receive amounts equal to the payments due during the balance of the consulting period.

     Mr. Burt's employment agreement with First Charter will not be effective until the merger is completed. Once the merger is consummated, the employment agreement between Mr. Burt and First Charter will supersede his current employment agreement with Carolina First except for his existing deferred compensation agreements which will continue. At the merger's consummation, Mr. Burt will receive a change of control payment of approximately $231,000 due to Mr. Burt under his existing employment agreement as a result of the merger.

     The Merger Will Accelerate Existing Carolina First Stock-Based Rights

     Upon completion of the merger, under Carolina First's stock-based plans, all of the approximately 79,200 currently unvested stock options held by officers of Carolina First and its subsidiaries will become fully vested and exercisable. All of Carolina First's outstanding stock appreciation rights are and will remain fully vested.

MANAGEMENT AND OPERATIONS OF FIRST CHARTER AFTER THE MERGER

     First Charter will be the surviving corporation in the merger. First Charter will continue to be governed by the laws of the State of North Carolina and will operate in accordance with its articles of incorporation and by-laws. All Carolina First shareholders will become First Charter shareholders as a result of the merger, and their rights will be governed by First Charter's articles of incorporation and by-laws and will remain subject to North Carolina corporate law.

     The 10 directors of First Charter before the merger will continue as directors of First Charter after the merger. In addition, the board of directors will be increased by six seats and Mr. Burt, Harold D. Alexander, Charles A. James, Walter H. Jones, Jr., Samuel C. King, Jr., and L.D. Warlick, Jr., each of whom has been designated by Carolina First, will be appointed to the First Charter board of directors and nominated for reelection at First Charter's 2000 annual meeting of shareholders. These persons will be divided among First Charter's three classes of directors such that the three classes are as equal in number as practicable. Mr. Burt will also serve as Executive Vice President of First Charter and as Chairman of the board of directors of First Charter National Bank.

PUBLIC TRADING MARKETS

     First Charter common stock is listed on the Nasdaq National Market under the symbol "FCTR." Carolina First common stock is listed on the Nasdaq National Market under the symbol "CFBI." Upon completion of the merger, Carolina First common stock will be delisted from the Nasdaq National Market. The listing on the Nasdaq National Market of the First Charter common stock issuable to Carolina First shareholders in the merger is a condition to the completion of the merger.

ABSENCE OF DISSENTERS' APPRAISAL RIGHTS

     Appraisal rights are statutory rights that enable shareholders who object to certain extraordinary transactions, such as mergers, to demand that the acquiring corporation pay the fair value for their shares, as determined by a court in a judicial proceeding, instead of receiving the consideration offered to shareholders in connection with the transaction. Appraisal rights are not available in all circumstances.

     First Charter and Carolina First shareholders are not entitled to appraisal rights under North Carolina law in connection with the merger because each corporation has in excess of 2,000 shareholders.

RESALES OF FIRST CHARTER COMMON STOCK

     The shares of First Charter common stock to be issued in connection with the merger will be freely transferable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an "affiliate" (generally directors, certain executive officers, and beneficial owners of 10% or more of any class of capital stock) of Carolina First or First Charter for purposes of Rule 145 under the Securities Act as of the date of the special meetings. Those affiliates may not sell their shares of First Charter common stock acquired in the merger except pursuant to an effective registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act, including Rule 145(d).

     Carolina First has agreed in the merger agreement to use its reasonable efforts to cause each person who may be deemed to be an "affiliate" of Carolina First to execute and deliver to First Charter an agreement by that person not to offer to sell, transfer or otherwise dispose of any of the shares of First Charter common stock distributed to him or her in the merger except in compliance with Rule 145 under the Securities Act, or in a transaction that, in the opinion of counsel reasonably satisfactory to First Charter, is otherwise exempt from the registration requirements of the Securities Act, or in an offering registered under the Securities Act. Under those agreements, each "affiliate" of Carolina

First also agrees not to sell, transfer or otherwise dispose of shares of Carolina First or First Charter common stock during the period commencing 30 days prior to the effective time of the merger and ending on the date that First Charter announces results of operations covering at least 30 days of combined operations of the two companies. First Charter may place restrictive legends on the certificates representing the shares of First Charter common stock issued to all persons who are deemed to be "affiliates" of Carolina First under Rule 145. This document does not cover any resales of First Charter common stock received in the merger.

                              THE MERGER AGREEMENT

     The following is a description of the material provisions of the merger agreement. The description does not purport to be complete and is subject to, and qualified in its entirety by the full text of the merger agreement which is attached as Appendix A and is incorporated by reference in this document. All First Charter shareholders and Carolina First shareholders are urged to read the merger agreement carefully and in its entirety.

CONDITIONS TO COMPLETION OF THE MERGER

     The obligations of First Charter and Carolina First to consummate the merger are subject to the satisfaction or written waiver prior to the effective time of the following conditions:

     - approval of the merger agreement by the shareholders of Carolina First;

     - approval of the merger agreement and the issuance of shares of First Charter common stock by the shareholders of First Charter;

     - receipt of any required regulatory approvals that are necessary to permit consummation of the merger, and the expiration of all applicable waiting periods described below under "-- Regulatory Approvals Required for the Merger;"

     - no court or governmental or regulatory authority taking any action prohibiting, restricting or making illegal the consummation of the merger;

     - the effectiveness of the registration statement of which this document constitutes a part with the SEC and no stop order being issued;

     - approval for listing of the shares of First Charter common stock issuable in the merger on the Nasdaq National Market;

     - the continued truth and accuracy of the representations and warranties of each party other than any inaccuracies that would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on the financial condition, results of operations or business of the party by whom the representations and warranties were made and its subsidiaries taken as a whole, and each party performing in all material respects all of the obligations required to be performed by it at or prior to the effective time of the merger pursuant to the merger agreement, and delivering certificates confirming satisfaction of these requirements;

     - Carolina First receiving a written opinion from Alston & Bird LLP and First Charter receiving a written opinion from Smith Helms Mulliss & Moore, L.L.P. to the effect that:

        -- the merger will be treated as a reorganization within the meaning of
           Section 368(a) of the Internal Revenue Code;

        -- the tax basis of the First Charter common stock received by holders of Carolina First common stock who exchange all of their Carolina First common stock solely for First Charter common stock in the merger will be the same as the tax basis of the Carolina First common stock surrendered in the merger, reduced by an amount allocated to any fractional share interest in First Charter common stock for which cash is received;

        -- the holding period of First Charter common stock received by holders who exchange all of their Carolina First common stock solely for First Charter common stock in the merger will be the same as the holding period of the Carolina First common stock surrendered, if the Carolina First common stock is held as a capital asset at the effective time; and

        -- no gain or loss will be recognized by Carolina First shareholders who receive only shares of First Charter common stock in exchange for all of their Carolina First common stock (except with respect to cash received instead of a fractional share interest in First Charter common stock); and

     - First Charter and Carolina First receiving a letter from KPMG LLP in a form reasonably satisfactory to First Charter and Carolina First stating that the merger will qualify for pooling of interests accounting treatment.

     No assurances can be provided as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this document, the parties have no reason to believe that any of these conditions will not be satisfied.

EFFECTIVE TIME OF THE MERGER


     The merger will become effective when a certificate of merger is duly filed with the Secretary of State of the State of North Carolina, or at any later time indicated in the certificate of merger. Currently, we anticipate that the merger will occur in the second quarter of 2000. First Charter and Carolina First each has the right to terminate the merger agreement if the merger is not completed by June 30, 2000.


CONDUCT OF BUSINESS PENDING THE MERGER

     Carolina First has agreed on behalf of itself and its subsidiaries that, from the date of the merger agreement until the completion of the merger, unless First Charter otherwise approves in writing, it will generally:

     - operate its business only in the ordinary course, preserve intact its business organization and assets and maintain its rights and franchises, use its reasonable efforts to maintain its current employee relationships, and take no action which is reasonably likely to adversely affect the ability of any party to obtain any necessary consents, or adversely affect the ability of any party to perform its covenants and agreements under the merger agreement;

     - not amend its articles of incorporation, by-laws, or other governing instruments;

     - not incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $500,000, except in the ordinary course of business consistent with past practices, or impose, or suffer the imposition, on any asset of any lien or permit any lien to exist other than liens arising in the ordinary course of its operations;

     - not repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Carolina First or any subsidiary, or declare or pay any dividend or make any other distribution in respect of Carolina First's capital stock, although Carolina First may declare and pay quarterly cash dividends at a rate of $.10 per share;

     - not, except for the merger agreement or stock option agreement or pursuant to the exercise of existing stock options and other rights, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Carolina First common stock or any other capital stock of any subsidiary, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any stock, or any security convertible into any stock;

     - not adjust, split, combine, or reclassify any capital stock of Carolina First or any subsidiary or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Carolina First common stock, or sell, lease, mortgage, or otherwise dispose of or otherwise encumber (a) any shares of capital stock of any subsidiary or
       (b) any asset other than in the ordinary course of business for reasonable and adequate consideration;

     - not, except for purchases of U.S. Treasury securities or U.S. government agency securities, which in either case have maturities of five years or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any person other than a wholly-owned subsidiary or the Federal Home Loan Bank, or otherwise acquire direct or indirect control over any person, other than in connection with (a) foreclosures in the ordinary course of business, (b) acquisitions of control by a subsidiary in its fiduciary capacity, or (c) the creation of new wholly-owned subsidiaries organized to conduct or continue activities otherwise permitted by the merger agreement;

     - not grant any increase in compensation or benefits to Carolina First employees or officers, except in accordance with past practice, or as required by law, pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts in effect on the date of the merger agreement; enter into or amend any severance agreements with officers; grant any increase in fees or other increases in compensation or other benefits to directors, or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits except for any acceleration of vesting that automatically results from the merger agreement or the related transactions;

     - not enter into or amend any employment contract, unless the amendment is required by law, where the contract or amendment provides that Carolina First does not have the unconditional right to terminate without liability;

     - not adopt any new employee benefit plan or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans, other than any change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of the plan;

     - not make any significant change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or generally accepted accounting principles;

     - not commence any litigation other than as necessary for the prudent operation of its business or settle any litigation involving any liability for material money damages or restrictions upon its operations;

     - not enter into modify, amend, or terminate any material contract or waive, release, compromise, or assign any material rights or claims; and

     - not incur or become obligated to incur any expenses exceeding $300,000, whether capitalized, expended or otherwise, other than in the ordinary course of business, excluding any expenses or obligations incurred in connection with the merger agreement or the transactions contemplated by the merger agreement.

     First Charter has agreed on behalf of itself and its subsidiaries that, from the date of the merger agreement until the completion of the merger, unless Carolina First otherwise approves in writing it will generally:

     - not declare or pay any dividend or make any other distribution in respect of First Charter common stock, except for regular quarterly cash dividends at a rate not in excess of $.17 per share;

     - not amend its amended and restated articles of incorporation or by-laws in a manner which would adversely affect in any manner the terms of the First Charter common stock or the ability of First Charter to consummate the transactions contemplated by the merger agreement; and

     - not make any acquisitions, including an acquisition of branch offices and related deposit liabilities, that could affect the ability of First Charter to consummate the transactions contemplated by the merger agreement in a reasonably timely manner.

AGREEMENT NOT TO SOLICIT OTHER OFFERS

     Carolina First has agreed that it will not, and will cause its subsidiaries and its subsidiaries' representatives not to directly or indirectly initiate, solicit, encourage or knowingly facilitate any inquiries regarding, or the making of, any tender offer or exchange offer or any proposal for the merger or acquisition of all of the stock or assets of Carolina First, or any other business combination involving Carolina First. Carolina First agreed to stop any activities, discussions or negotiations conducted with any persons other than First Charter, with respect to any acquisition proposals and will use its reasonable efforts to enforce any confidentiality or similar agreement relating to an acquisition proposal.

Carolina First has agreed that it will promptly advise First Charter of any developments with respect to any acquisition proposal.

     Carolina First's board of directors may make such filings as may be required by the federal tender offer and proxy rules in connection with an alternative acquisition proposal, with respect to an unsolicited acquisition proposal if it determines in good faith and consistent with the board's fiduciary duties that it should consider an alternative acquisition proposal. Carolina First has not received any merger or acquisition proposals since it signed the merger agreement on November 7, 1999.

ADDITIONAL AGREEMENTS

     Expenses and Fees

     Each party will be responsible for all expenses incurred by it in connection with the negotiation and consummation of the transactions contemplated by the merger agreement. First Charter and Carolina First have agreed, however, to share equally any printing expenses and SEC filing fees related to this document.

     Accounting Treatment

     First Charter and Carolina First intend for the merger to be accounted for as a pooling of interests for accounting and financial reporting purposes. Based on the advice of KPMG LLP, First Charter and Carolina First believe that the merger will qualify for this treatment. Under the pooling of interests method of accounting, First Charter will restate its consolidated financial statements for prior periods at the effective time of the merger to include the assets, liabilities, shareholders' equity and results of operations of Carolina First as if Carolina First had always been part of First Charter.

LISTING OF FIRST CHARTER COMMON STOCK ON THE NASDAQ NATIONAL MARKET

     First Charter has agreed to use reasonable efforts to obtain approval to list the shares of First Charter common stock to be issued to the holders of Carolina First common stock on the Nasdaq National Market prior to the effective time. This listing is a condition to completion of the merger.

DELIVERY OF FIRST CHARTER STOCK CERTIFICATES TO CAROLINA FIRST SHAREHOLDERS

     Promptly after the effective time, First Charter and Carolina First will cause the exchange agent selected by First Charter to send transmittal materials to each Carolina First shareholder for use in exchanging certificates representing shares of Carolina First common stock for shares of First Charter common stock. Carolina First shareholders should not surrender their certificates for exchange until they receive the letter of transmittal and instructions. The exchange agent will deliver certificates for First Charter common stock and a check for any unpaid fractional share interest or undelivered dividend or distribution (without interest) once it receives the certificates representing a holder's shares of Carolina First common stock. No party will be liable to any shareholder for any amount delivered to a public official under any applicable abandoned property, escheat or similar law. After the effective time, there will be no transfers of shares of Carolina First common stock on Carolina First's stock transfer books.

     After the effective time, former Carolina First shareholders will be entitled to vote at any meeting of First Charter shareholders regardless of whether he or she has exchanged his or her Carolina First stock certificates. However, no dividends or distributions which are declared after the effective time will be paid to a former Carolina First shareholder until he or she exchanges his or her Carolina First stock certificates for First Charter stock certificates.

FRACTIONAL SHARES

     First Charter will not issue any fractional shares of First Charter common stock. Instead, a Carolina First shareholder who would otherwise have received a fraction of a share of First Charter common stock will receive cash (without interest). The amount of cash received will be determined by multiplying the fraction of First Charter common stock the shareholder would have been entitled to receive by the last sale price of First Charter common stock prior to the regular close on the Nasdaq National Market (as reported in The Wall Street Journal or, if not reported in The Wall Street Journal, any other authoritative source selected by First Charter), on the last trading day immediately preceding the merger's effective time. Holders will not be entitled to dividends, voting rights or any other rights as a shareholder with respect to any fractional shares.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following is a summary of the material U.S. federal income tax consequences to holders of Carolina First common stock who hold the stock as a "capital asset" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended. Special tax consequences may be applicable to particular classes of taxpayers, such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers, traders in securities that elect to apply a mark-to-market method of accounting, persons that hold Carolina First common stock as part of a hedge, straddle or conversion transaction, persons who are not citizens or residents of the United States and shareholders who acquired their shares of Carolina First common stock through the exercise of an employee stock option or otherwise as compensation. This discussion is for general information only and is based upon the Internal Revenue Code, its legislative history, existing and proposed regulations thereunder, published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws are not addressed in this document. All shareholders should consult with their own tax advisors as to the particular tax consequences of the merger to them, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in those tax laws.

     Tax Consequences of the Merger Generally

     Smith Helms Mulliss & Moore, L.L.P., counsel to First Charter, and Alston & Bird LLP, counsel to Carolina First, have each opined to their respective clients that on the basis of facts, representations and assumptions set forth in their opinions:

     - the merger will constitute a reorganization within the meaning of Section 368(a) of the Code. No gain or loss will be recognized by Carolina First shareholders who receive solely shares of First Charter common stock in exchange for all their Carolina First common stock, except with respect to cash received in lieu of a fractional share interest in First Charter common stock;

     - the tax basis of the First Charter common stock received by holders of Carolina First common stock who exchange all of their Carolina First common stock solely for First Charter common stock in the merger will be the same as the tax basis of the Carolina First common stock surrendered in exchange for the First Charter common stock (reduced by an amount allocable to a fractional share interest in First Charter common stock for which cash is received);

     - and the holding period of the First Charter common stock received by holders who exchange all of their Carolina First common stock solely for First Charter common stock in the merger will be the same as the holding period of the Carolina First common stock surrendered in exchange therefor, provided that such Carolina First common stock is held as a capital asset at the effective time.

     These tax opinions are not binding on the Internal Revenue Service and neither First Charter nor Carolina First intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger.

     It is a condition to completion of the merger that First Charter and Carolina First receive tax opinions from their respective counsel, confirming such federal income tax matters as of the closing date, on the basis of facts, representations and assumptions described in the opinions. Smith Helms Mulliss & Moore and Alston & Bird have relied and will rely upon certain representations of officers of First Charter and Carolina First.

     Exchange of Carolina First Common Stock Solely for First Charter Common
Stock

     A shareholder of Carolina First who receives solely First Charter common stock in exchange for its shares of Carolina First common stock in the merger generally will not recognize any gain or loss upon the exchange. The shareholder may recognize gain or loss, however, with respect to cash received instead of a fractional share of Carolina First common stock, as discussed below. The aggregate adjusted tax basis of the shares of First Charter common stock received in the exchange (including fractional shares deemed received and redeemed as described below) will be equal to the aggregate adjusted tax basis of the shares surrendered, and the holding period of the First Charter common stock (including fractional shares deemed received and redeemed as described below) will include the holding period of the shares of Carolina First common stock surrendered.

     Cash Received Instead of a Fractional Interest of First Charter Common
Stock

     A shareholder of Carolina First who receives cash instead of a fractional share of First Charter common stock will be treated as having received the fractional share pursuant to the merger and then as having exchanged the fractional share for cash in a redemption by First Charter subject to Section 302 of the Code. This deemed redemption will be treated as a sale of the fractional share, provided that it is not "essentially equivalent to a dividend" or is "substantially disproportionate" with respect to the Carolina First shareholder. If the deemed redemption is treated as a sale of a fractional share, a Carolina First shareholder will recognize capital gain or loss equal to the difference between the amount of cash received and the portion of the basis of the shares of First Charter common stock allocable to the fractional interest. This capital gain or loss will be long-term capital gain or loss if, as of the date of the exchange, the holding period for the shares is greater than one year.

REGULATORY APPROVALS REQUIRED FOR THE MERGER


     The merger and the rights of First Charter under the option agreement are subject to prior approval by the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956. The appropriate application for the approval of the merger and the stock option was filed with the Federal Reserve on January 24, 2000. In evaluating the application, the Federal Reserve must consider, among other factors, the merging parties' financial and managerial resources and future prospects, as well as the convenience and needs of the communities to be served. The Bank Holding Company Act prohibits approval of the merger or the option agreement if (a) it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (b) its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would be a restraint of trade in any other manner, unless the Federal Reserve determines that any anti-competitive effects are clearly outweighed by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served.


     The merger may not be consummated until the 15(th) day following the date of Federal Reserve approval, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. First Charter and Carolina First are unaware of any facts that would preclude approval of the application by the Federal Reserve. However, we cannot be certain that the regulatory approvals will be obtained or the timing or terms and conditions of any approval.

     First Charter and Carolina First are not aware of any other material governmental approvals or actions that are required for consummation of the merger. Should any other approval or action be required, the parties expect to seek such approvals promptly.

AMENDMENT, WAIVER AND TERMINATION

     Prior to the effective time, provisions of the merger agreement may be waived by the party benefitted by those provisions or may be amended or modified by written agreement between First Charter and Carolina First. However, after each of the special meetings the merger agreement may not be amended to change the manner or basis of exchanging Carolina First common stock in the merger, without resolicitation of, and approval by, each party's shareholders.

     The merger agreement may be terminated, and the merger abandoned, at any time prior to the effective time, by mutual consent of First Charter and Carolina First if the majority of each board of directors determines to do so. In addition, the merger agreement may be terminated, and the merger abandoned, prior to the effective time, by either First Charter or Carolina First provided that the terminating party is not then in material breach of any representation or warranty contained in the merger agreement, if a majority of its board of directors determines to do so in the event of any of the following:

     - an inaccuracy of any representation or warranty of the other party contained in the merger agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of the inaccuracy;

     - a material breach by the other party of any covenant or agreement contained in the merger agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of the breach;

     - (a) any consent of any regulatory authority required for consummation of the merger is denied by final nonappealable action of a regulatory authority or if any action taken by a regulatory authority is not appealed within the time limit for appeal, or (b) the shareholders of First Charter or Carolina First fail to approve the matters submitted for consideration at the special meetings;

     - the merger shall not have been consummated by June 30, 2000, if the failure to consummate the merger on or before that date is not caused by any breach of the merger agreement by the party electing to terminate;

     - any of the conditions precedent to the obligations of the terminating party to consummate the merger cannot be satisfied or fulfilled by June 30, 2000; or

     - Carolina First's board of directors has determined in good faith and as permitted in the merger agreement to enter into an alternative acquisition proposal.

     Under the merger agreement, Carolina First has the right to terminate the merger agreement if the average closing price (as defined below) of First Charter common stock (i) is less than $13.60 and (ii) reflects a decline, on the determination date (as defined below) of more than 15% below a weighted index of the stock prices of the following 11 bank holding companies:

                                                              TICKER   WEIGHTING
                                                              ------   ---------
BT Financial Corporation....................................   BTFC       3.14%
Carolina First Corporation..................................   CAFC       5.08
CCB Financial Corporation...................................    CCB       7.82
Centura Banks, Inc..........................................    CBC       7.94
First Midwest Bancorp, Inc..................................   FMBI       5.45
First Virginia Banks, Inc...................................    FVB       9.91
Fulton Financial Corporation................................   FULT      13.57
Mercantile Bankshares Corporation...........................   MRBK      13.62
Sky Financial Group, Inc....................................   SKYF      15.27
Trustmark Corporation.......................................   TRMK      14.22
WesBanco, Inc...............................................   WSBC       3.99
                                                               ----     ------
                                                                        100.00%
                                                                        ======

     In the event that Carolina First gives notice of its intention to terminate the merger agreement based on this provision, First Charter has the right, within five days of First Charter's receipt of the notice, to elect to adjust the exchange ratio in accordance with the terms of the merger agreement, and thereby remove Carolina First's right to terminate.

     For purposes of this provision, the average closing price means the average of the daily last sales price of First Charter common stock reported prior to the regular close on the Nasdaq National Market (as reported in The Wall Street Journal or, if not reported in The Wall Street Journal, in another mutually agreed upon authoritative source) for the 20 consecutive trading days ending at the close of business on the determination date. The determination date will be the date on which First Charter receives the Federal Reserve's approval of the merger.

                             STOCK OPTION AGREEMENT

     The following description summarizes the material provisions of the stock option agreement, but is not complete and is subject to the full text of, and is qualified in its entirety by the full text of the stock option agreement which is attached as Appendix B to this document and is incorporated by reference. All First Charter shareholders and Carolina First shareholders are urged to read the stock option agreement carefully and in its entirety.

GENERAL

     As an inducement for First Charter to enter into the merger agreement, Carolina First granted First Charter an option to purchase up to 1,040,838 shares of Carolina First common stock in specified circumstances.

PURPOSE OF THE OPTION AGREEMENT

     Arrangements such as the option agreement are customarily entered into in connection with mergers of publicly traded companies to increase the likelihood that the transactions will be consummated in accordance with their terms, and to compensate the person granted the option for the efforts undertaken and the expenses and losses incurred by the person if the transaction is not completed. The option agreement may have the effect of discouraging offers by third parties to acquire Carolina First, even if those persons were prepared to offer to pay consideration to Carolina First's shareholders that has a higher current market price than the shares of First Charter common stock. Also, after consultation with our independent accountants, we believe that the exercise or repurchase of the stock option is likely to prohibit Carolina First from accounting for any acquisition using the pooling of interests accounting method for a period of up to two years.

EXERCISE; EXPIRATION

     The number of shares subject to the option, after including all other shares of Carolina First common stock held by First Charter, will never exceed 19.9% of the number of shares of Carolina First common stock outstanding immediately before the exercise of the option. The exercise price of the option is $36.00 per share.

     The option is exercisable upon the occurrence of events that create the potential for another party to acquire control of Carolina First. To the best knowledge of First Charter and Carolina First, no event which would permit the exercise of the option has occurred as of the date of this document.

     First Charter's total profit (as defined below) from its rights under the option is limited and can never exceed $10 million. To remain under the $10 million limit, First Charter may (1) reduce the number of shares of Carolina First common stock subject to the option, (2) deliver to Carolina First for cancellation, without consideration, the shares of Carolina First common stock previously purchased pursuant to the option, or (3) pay cash to Carolina First so that First Charter will not actually realize total profit (together with the total profit realized by all other holders) in excess of $10 million after taking into account the foregoing actions. In addition, the option may not be exercised for a number of shares of Carolina First common stock that would, as of the date of exercise, result in the holder's (taking into account all other holders) notional total profit (as defined below) exceeding $10 million.

     The term total profit means the aggregate sum (prior to payment of taxes) of the following:

          (1) the amount received by the holder pursuant to Carolina First's repurchase of the option (or any portion thereof);

          (2) (a) the amount received by the holder pursuant to Carolina First's repurchase of shares of Carolina First common stock purchased pursuant to the option agreement, less (b) the holder's purchase price for such shares;

          (3) (a) the net cash amounts received by the holder pursuant to the sale of Carolina First common stock purchased pursuant to the option (or any other securities into which such shares may be converted or exchanged) to any unaffiliated party, less (b) the holder's purchase price of such shares; and

          (4) any amounts received by the holder on the transfer of the option (or any portion thereof) to an unaffiliated party.

     The term notional total profit with respect to any number of shares of Carolina First common stock means the total profit determined as of the date of the proposed exercise of the option, assuming that the option was exercised on that date for that number of shares and assuming that the shares, together with all other Carolina First common stock purchased pursuant to the option held by the holder and its affiliates as of that date, were sold for cash at the closing sale price per share of Carolina First common stock as quoted on the Nasdaq National Market (or, if Carolina First common stock is not then quoted on the Nasdaq National Market, the highest bid per share as quoted on the principal trading market or securities exchange on which the shares are traded, as reported by a recognized source selected by the holder) as of the close of business on the preceding trading day (less customary brokerage commissions).

     If no injunction or other order against the delivery of Carolina First option shares is in effect, First Charter may exercise the option, in whole or in part, at any time, if a purchase event occurs prior to the option's termination, and First Charter at that time is not in material breach of the option agreement or the merger agreement.

     The term purchase event means either of the following events:

          (1) without First Charter's prior written consent, Carolina First authorizes, recommends, publicly proposes, or publicly announces an intention to authorize, recommend or propose or enter into an agreement with any third party to effect:

             (a) a merger, consolidation, or similar transaction involving Carolina First or any of its subsidiaries (other than transactions solely between Carolina First's subsidiaries and transactions involving Carolina First or any of Carolina First's subsidiaries in which the voting securities outstanding immediately prior to the event continue to represent (by either remaining outstanding or being converted into securities of the surviving entity or its parent) at least 75% of the combined voting power of the voting securities of Carolina First or the surviving entity or its parent outstanding immediately after the consummation of the transactions);

             (b) the disposition, by sale, lease, exchange, or otherwise, of 15% or more of the consolidated assets of Carolina First and its subsidiaries; or

             (c) the issuance, sale, or other disposition (including by way of merger, consolidation, share exchange, or any similar transaction) of securities representing 25% or more of the voting power of Carolina First or any of its subsidiaries; or

          (2) any person (other than First Charter or any of its subsidiaries) acquires beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership of, or the formation of any "group" (as defined under the Exchange Act), other than a group of which First Charter or any of its subsidiaries is a member, that beneficially owns or has the right to acquire beneficial ownership of 25% or more of the outstanding shares of Carolina First common stock.

     The option will terminate upon the earliest of the following:

          (1) the completion of the merger;

          (2) termination of the merger agreement in accordance with its terms before the occurrence of a purchase event or a preliminary purchase event (as defined below) (other than a termination of the merger agreement under certain circumstances involving generally a willful breach by Carolina First of a representation or warranty contained in the merger agreement or a breach by Carolina First of a covenant contained in the merger agreement which is called a default termination;

          (3) 12 months after termination of the merger agreement by First Charter following a default termination; and

          (4) 12 months after termination of the merger agreement following the occurrence of a purchase event or a preliminary purchase event.

     The term preliminary purchase event includes either of the following events:

          (1) commencement or filing of a registration statement under the Securities Act by any third party of a tender offer or exchange offer to purchase any shares of Carolina First common stock such that, upon consummation of the offer, the person would own or control 25% or more of the then outstanding shares of Carolina First common stock; or

          (2) failure of the holders of Carolina First common stock to approve the merger agreement at the Carolina First special meeting, the failure to have the special meeting or another meeting held for the purpose of voting on the merger agreement, or the cancellation of the special meeting prior to termination of the merger agreement, or the withdrawal or modification by the Carolina First board in a manner adverse to First Charter of the recommendation of the Carolina First board with respect to the merger agreement, in each case, after public announcement that a third party (a) made a proposal to engage in an acquisition transaction, (b) commenced a tender offer or filed a registration statement under the Securities Act with respect to an exchange offer or (c) filed an application or gave a notice under any federal or state statute or regulation for approval or consent to engage in an acquisition transaction.

     In the event of any change in Carolina First common stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares, or similar transaction, the type and number of securities subject to the option, and the exercise price shall be adjusted appropriately. In the event that any additional shares of Carolina First common stock are issued after November 7, 1999 (other than in connection with an event described in the preceding sentence), the number of shares of Carolina First common stock subject to the option will be adjusted so that, after the issuance, it, together with any shares of Carolina First common stock previously issued pursuant to the option agreement and any other shares of Carolina First common stock already held by First Charter, equals the lesser of
(1) 19.9% of the number of shares then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the option and (2) that minimum number of shares of Carolina First common stock which, when aggregated with any other shares of Carolina First common stock beneficially owned by First Charter and its affiliates, would cause the provisions of any North Carolina takeover laws to be applicable to the merger.

     During the 12-month period commencing on the occurrence of a repurchase event (as defined below) prior to the exercise or termination of the option, First Charter may request Carolina First, subject to regulatory restrictions, to repurchase the option and any shares of Carolina First common stock purchased pursuant to the option agreement at a predetermined price.

     A repurchase event will be deemed to have occurred if (1) any person (other than First Charter or any of its subsidiaries) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as that term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 50% or more of the then-outstanding shares of Carolina First common stock, or (2) any of the following transactions is consummated: (a) Carolina First consolidates with or merges into any person, other than First Charter or any of its subsidiaries, and is not the continuing or surviving corporation of the consolidation or merger; (b) Carolina First permits any person, other than First Charter or any of its subsidiaries, to merge into Carolina First and Carolina First shall be the continuing or surviving corporation, but, in connection with the merger, the then outstanding shares of Carolina First common stock shall be changed into or exchanged for stock or other securities of Carolina First or any other person or cash or any other property or the outstanding shares of Carolina First common stock immediately prior to the merger shall represent less than 50% of the outstanding shares and share equivalents of the merged company after the merger; or (c) Carolina First sells or otherwise transfers all or substantially all of its assets to any person, other than First Charter or any of its subsidiaries.

     In the event that prior to the exercise or termination of the option, Carolina First enters into an agreement to engage in any of the transactions described in clause (2) in the preceding paragraph, the agreement governing that transaction must make proper provision so that First Charter will receive for each share of Carolina First common stock subject to the option an amount of consideration that would be received by a holder of Carolina First common stock in the transaction, less the purchase price of the option.

     After the occurrence of a purchase event, First Charter may assign the option agreement and its rights thereunder in whole or in part.

     Upon the occurrence of certain events, Carolina First has agreed to file with the SEC and to cause to become effective registration statements under the Securities Act covering dispositions by First Charter of all or part of the option and any shares of Carolina First common stock into which the option is exercisable.

                   DESCRIPTION OF FIRST CHARTER COMMON STOCK


     The following summary of certain provisions of the amended and restated articles of incorporation and by-laws of First Charter, is not intended to be complete and is qualified in its entirety by reference to these documents, each of which is an exhibit to First Charter's Annual Report on Form 10-K for the fiscal year ended December 31, 1998. See "Additional Information" and "Where You Can Find More Information" on pages i and 74.


GENERAL

     First Charter's amended and restated articles of incorporation currently authorize the issuance of up to 50,000,000 shares of First Charter common stock.

     The shares of First Charter common stock entitle the holders (1) to dividends declared by the First Charter board of directors, (2) to one vote per share on each matter submitted to First Charter shareholders for their vote and
(3) to participate equally in the assets of First Charter remaining after a liquidation, dissolution or winding up of First Charter. Holders of First Charter common stock are not entitled to preemptive rights.

DIVIDENDS

     First Charter's ability to pay dividends is limited by restrictions imposed by North Carolina law. Under these restrictions, dividends may be paid only out of First Charter's surplus, as defined by the North Carolina Business Corporation Act or, if there is no surplus, First Charter's net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

     Most of First Charter's cash flow and its resulting ability to pay dividends comes from dividends and other capital distributions, if any, from First Charter National Bank. Payment of those dividends and other capital contributions are subject to regulatory restrictions. See "Certain Differences in the Rights of First Charter Shareholders and Carolina First
Shareholders -- Dividends."

               CERTAIN DIFFERENCES IN THE RIGHTS OF FIRST CHARTER
                  SHAREHOLDERS AND CAROLINA FIRST SHAREHOLDERS

     First Charter and Carolina First are both North Carolina corporations organized and existing under the North Carolina Business Corporation Act. At the effective time, Carolina First shareholders automatically will become shareholders of First Charter, and their rights as shareholders will be determined by First Charter's amended and restated articles of incorporation, First Charter's by-laws and the North Carolina Business Corporation Act. The following is a summary of the material differences in the rights of holders of Carolina First and First Charter common stock. The summary is necessarily general and it is not intended to be a complete statement of all differences affecting the rights of shareholders and respective entities, and is qualified in its entirety by reference to the North Carolina Business Corporation Act as well as to the articles and by-laws of each corporation.

AUTHORIZED CAPITAL STOCK


     First Charter. The First Charter articles currently authorize the issuance of up to 50,000,000 shares of First Charter common stock, of which 17,571,729 shares were outstanding as of January 7, 2000. As of January 7, 2000, 1,702,665 shares of First Charter common stock were reserved for issuance under various employee and director benefit plans of First Charter, 947,632 shares were reserved for issuance under First Charter's dividend reinvestment plan, and up to 13,942,050 shares were reserved for issuance in connection with the merger and the assumption of the Carolina First stock plans and dividend reinvestment plan. After taking into account the shares reserved as described above, the number of authorized shares of First Charter common stock available for other corporate purposes as of January 14, 2000 was 15,835,474 shares.


     Carolina First. The Carolina First articles authorize the issuance of 20,000,000 shares of Carolina First common stock, of which 6,000,310 shares were outstanding as of January 12, 2000. As of January 12, 2000, 714,432 shares of Carolina First common stock were reserved for issuance under Carolina First's stock plans and dividend reinvestment plan and up to 1,040,838 shares were reserved for issuance under the option granted to First Charter. In addition, the articles authorize the issuance of 5,000,000 shares of preferred stock, none of which are outstanding.

AMENDMENT OF CHARTER AND BYLAWS

     First Charter. In general, (a) amendments to the First Charter articles must be approved by each voting group entitled to vote separately on the amendment by a majority of the votes cast by that voting group, unless the amendment creates dissenters' rights for a particular voting group, in which case the amendment must be approved by a majority of the votes entitled to be cast by the voting group; and (b) the dissolution of First Charter must be approved by a majority of all votes entitled to be cast. An amendment, however, to the provision of the First Charter articles setting forth the voting requirements for mergers or consolidations involving First Charter and for the disposition of all or substantially all of First Charter's assets or the stock or assets of one of its major subsidiaries, as described above, must be approved by the vote required to effect the merger, consolidation, or transfer of assets. Holders of First Charter common stock currently are the only voting group entitled to vote.

     Except as otherwise required in the North Carolina Business Corporation Act, generally the First Charter by-laws adopted by the shareholders of First Charter may be amended or repealed by a majority of the First Charter board or by the shareholders of First Charter, except that a by-law adopted, amended, or repealed by the shareholders of First Charter may not be modified or repealed by the First Charter board if neither the articles of incorporation nor the by-law adopted by the shareholders authorize the First Charter board to do so.

     The First Charter by-laws provide that all corporate powers of First Charter will be exercised by the First Charter board except as otherwise provided by law. The First

Charter board may create one or more committees, which may include an executive committee, consisting of two or more directors and may authorize such committee to exercise all of the authority of the First Charter board. This authority does not include the authority to adopt, amend, and repeal the First Charter by-laws, to authorize distributions, to propose actions to shareholders that are required by law to be approved by the shareholders, to fill vacancies on the First Charter board or any committee, or to declare dividends or other corporate distributions.

     Carolina First. Under the Carolina First articles, Carolina First reserves the right to amend, alter, change or replace any provision contained in the articles in the manner prescribed by statute. The Carolina First by-laws may be amended or repealed and new by-laws adopted by a majority of the Carolina First board then holding office at any regular or special meeting of the board, except as limited by the North Carolina Business Corporation Act.

BOARD OF DIRECTORS

     First Charter. First Charter directors are elected by a plurality of the votes cast. The size of the First Charter board may be established by the shareholders or by at least 75% of the directors of First Charter, provided that the directors of First Charter cannot set the number of directors at less than five or more than 25, and only the shareholders have the right to change this range. A First Charter shareholder has the right to one vote for each share of First Charter common stock for each nominee. Cumulative voting is not permitted.

     The First Charter by-laws divide the First Charter board into three classes, with each class as equal in number as possible. The directors in each class serve three-year terms of office. The effect of First Charter having a classified board of directors is that approximately one-third of the members of the First Charter board are elected each year. Two annual meetings for First Charter shareholders are required to change a majority of the members of the First Charter board. The purpose of dividing the First Charter board into classes is to facilitate continuity and stability of leadership of First Charter by ensuring that experienced personnel familiar with First Charter will be represented on the First Charter board at all times, and to permit First Charter's management to plan for the future for a reasonable amount of time. However, by potentially delaying the time within which an acquirer could obtain control of the First Charter board, this provision may discourage some potential mergers, tender offers, or takeover attempts that shareholders may consider desirable.

     Carolina First. Carolina First directors are elected by a plurality of the votes cast. The Carolina First by-laws provide that the number of directors may be increased or decreased at any time by a resolution of a majority of the Carolina First board or by resolution of the shareholders at any shareholder meeting, provided that the number of directors may not be less than three or more than 25. All of the Carolina First directors are elected annually for a term of one year and the board is not classified or staggered.

DIRECTOR REMOVAL AND VACANCIES

     First Charter. Generally, directors of First Charter may be removed by the shareholders with or without cause by the affirmative vote of a majority of the votes cast, unless the First Charter articles are amended to provide otherwise. Vacancies occurring on the First Charter board may be filled by the First Charter board or shareholders.

     Carolina First. Generally, directors of Carolina First may be removed by the shareholders with or without cause by the affirmative vote of a majority of the votes cast, unless the Carolina First articles are amended to provide otherwise. Unless otherwise required by the North Carolina Business Corporation Act, vacancies occurring on the Carolina First board may be filled by a majority of the remaining directors even if less than a quorum.

LIMITATIONS ON DIRECTOR LIABILITY

     First Charter. The First Charter articles provide that, to the extent permitted by the North Carolina Business Corporation Act, a director of First Charter shall not be personally liable to the corporation, its shareholders, or otherwise, for monetary damages for breach of his or her fiduciary duty as a director, except with respect to any breach of the duty of loyalty to First Charter, for acts or omissions not in good faith or involving intentional misconduct or a known violation of the law, for unlawful payment of a dividend or an unlawful stock purchase or redemption under the North Carolina Business Corporation Act or any transaction in which a director receives an improper personal benefit.

     Carolina First. The Carolina First articles contain limitations on directors' liability similar to those contained in the First Charter articles.

SPECIAL MEETINGS OF THE SHAREHOLDERS

     First Charter. The First Charter by-laws provide that special meetings of First Charter shareholders may be called, unless otherwise prescribed by law, for any purpose or purposes whatever at any time by the First Charter board, by First Charter's chief executive officer or by the secretary acting under instructions of the chief executive officer. So long as First Charter is a public corporation, however, shareholders of First Charter are not entitled to call a special meeting.

     Carolina First. The Carolina First by-laws provide that special meetings of Carolina First shareholders may only be called by the Carolina First board, except as otherwise required by law.

ACTIONS BY SHAREHOLDERS WITHOUT A MEETING

     First Charter. The First Charter by-laws provide that any action required or permitted to be taken by First Charter shareholders at a duly called meeting of First Charter shareholders may be effected without a meeting by the unanimous written consent of the shareholders entitled to vote on such action.

     Carolina First. The Carolina First by-laws provide that any action which is required or permitted to be taken at a meeting of shareholders may be taken without a meeting, if a consent in writing, setting forth the action taken, is signed by all of the persons entitled to vote on the action at a meeting, and filed with the secretary of Carolina First in the minute book.

SHAREHOLDER NOMINATIONS AND PROPOSALS

     First Charter. The First Charter by-laws provide that nominations of persons for election to the First Charter board may be made at the annual meeting of shareholders by any shareholder of the corporation who was a shareholder of record at the time of giving of proper notice to the secretary of the corporation, who is entitled to vote at the meeting and who complies with the notice procedures set forth in the First Charter by-laws.

     Carolina First. The Carolina First articles require all nominations for election to the Carolina First board, other than those made by the board, to be made by a shareholder entitled to vote generally in the election of directors in compliance with specified notice and other procedures.

BUSINESS COMBINATIONS

     First Charter. The First Charter articles provide that a plan for First Charter to consolidate with, or merge with or into, any other corporation or convey to any corporation or other person or otherwise dispose of all or substantially all of its assets, or to dispose of by any means of all or substantially all the stock or assets of any major subsidiary, will not be submitted to the shareholders for approval unless such plan is approved by the affirmative vote of 75% of First Charter's directors. The articles further provide that the First Charter board, in its evaluation of such a plan, shall consider all relevant factors, including the social and economic effects on employees, customers, communities and others. If submitted to the shareholders, such plan may be approved only by (1) the affirmative vote of not less than 75% of the aggregate voting power of the outstanding stock entitled to vote thereon, and (2) the affirmative vote of at least 50% of the total voting power of the outstanding stock of shareholders, if (a) any shareholder entitled to vote thereon is a person who, including affiliates of such person, is the beneficial owner of more than 20% of the voting power of First Charter, provided that shares held, voted or otherwise controlled by a person as a trustee, plan administrator, officer of First Charter or otherwise pursuant to an employee benefit plan of First Charter or of an affiliate of First Charter shall not be deemed to be beneficially owned by a person for the purposes of determining whether such person is a controlling shareholder, and (b) prior to the acquisition of 20% of the voting power of First Charter by a shareholder, the First Charter board has not unanimously approved such transaction. This provision of the First Charter articles can be amended only by the vote required to approve such a transaction if there is a shareholder who owns 20% of the voting power of First Charter.

     These supermajority voting requirements do not apply to any business combination, such as the merger, that has been unanimously approved by the First Charter board.

     The supermajority voting requirements of First Charter's board and shareholders with respect to business combinations, as described above, may discourage a change in control of First Charter by allowing a minority of First Charter shareholders to prevent a transaction favored by the majority of the shareholders. Also, in some circumstances, the First Charter board could cause a supermajority vote to be required to approve a transaction with an interested person, thereby enabling management to retain control over the affairs of First Charter and their positions with First Charter. The primary purpose of the supermajority voting requirement, however, is to encourage negotiations with First Charter's management by groups or corporations interested in acquiring a substantial position in, or control of, First Charter, and to reduce the danger of a forced merger or sale of assets.

     The provisions of the First Charter articles regarding business combinations might make First Charter less attractive as a candidate for acquisition or accumulation of stock by another person or company than might otherwise be the case in the absence of such provisions. Furthermore, an acquirer of a substantial interest in First Charter would not obtain the ability to immediately effect a merger, consolidation, or other similar business combination unless the described conditions were met.

     As a result, First Charter shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices in a takeover context. The provisions described above also may make it more difficult for First Charter shareholders to replace the First Charter board or management, even if the holders of a majority of the First Charter common stock should believe that such replacement is in the interest of First Charter. As a result, such provisions may tend to perpetuate the incumbent First Charter board and management.

     In the event of liquidation, holders of First Charter common stock would be entitled to receive pro rata any assets legally available for distribution to shareholders with respect to shares held by them. All of the outstanding shares of First Charter common stock are, and upon issuance of the shares of First Charter common stock to be issued to shareholders of Carolina First will be, validly issued, fully paid and nonassessable.

     Carolina First. The Carolina First articles and by-laws do not include any specific requirements related to business combinations. The articles do, however, require that the Carolina First board, in addition to considering the adequacy and form of payment related to a business combination, shall consider the social and economic effects of the proposed transaction on Carolina First or any of its subsidiaries, and upon its communities and constituents, including employees and customers, the possible financial obligations and conditions of any acquiring person or persons and the possible effect these obligations and conditions on Carolina First and its subsidiaries, the competence, experience and integrity of the acquiring person and its management, the prospects for a successful conclusion to other business combinations and Carolina First's prospects as an independent entity.

DIVIDENDS

     First Charter. The holders of First Charter common stock are entitled to receive such dividends or distributions as the board of directors of First Charter may declare out of funds legally available for such payments. The payment of distributions by First Charter is subject to the restrictions of North Carolina law applicable to the declaration of distributions by a business corporation. A corporation generally may not authorize and make distributions if, after giving effect thereto, it would be unable to meet its debts as they become due in the usual course of business or if the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it was dissolved at the time of distribution, to satisfy claims of shareholders who have preferential rights superior to the rights of the holders receiving the distribution. Share dividends, if any are declared, may be paid from First Charter's authorized but unissued shares.

     The payment of distributions to holders of First Charter common stock is also subject to the ability of the First Charter banking subsidiaries and any other subsidiary of First Charter to pay dividends to First Charter, subject to the restrictions imposed by various bank and bank holding company regulations. As of September 30, 1999, First Charter National Bank cannot make any dividend payments to First Charter without prior regulatory approval.

     Carolina First. The holders of Carolina First common stock are entitled to receive dividends as the board of directors of Carolina First may declare out of funds legally available for such payments. Dividends may be paid in cash, property, or shares of any class or series or other securities or evidences of indebtedness of Carolina First or any other issuer as determined by the board.

     As in the case of First Charter, the payment of distributions to holders of Carolina First common stock is subject to the provisions of the North Carolina Business Corporation Act and the restrictions imposed by various bank and bank holding company regulatory agencies. As of September 30, 1999, Carolina First's banking subsidiaries could make dividend payments to Carolina First without prior regulatory approval of up to $49,767,659.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

FIRST CHARTER

     First Charter common stock is quoted on the Nasdaq National Market under the symbol "FCTR." The following table sets forth, for the indicated periods, the high and low closing sale prices for First Charter common stock as reported at its regular close on the Nasdaq National Market, and the cash dividends declared per share of First Charter common stock.


                                                        PRICE RANGE OF
                                                         COMMON STOCK
                                                        ---------------   DIVIDENDS
                                                         HIGH     LOW     DECLARED
                                                        ------   ------   ---------
FIRST CHARTER
1998
  First Quarter.......................................  $26.25   $23.00     $0.14
  Second Quarter......................................   27.00    18.75      0.15
  Third Quarter.......................................   25.63    18.38      0.15
  Fourth Quarter......................................   19.50    12.50      0.17
1999
  First Quarter.......................................   19.25    16.88      0.17
  Second Quarter......................................   24.75    19.25      0.17
  Third Quarter.......................................   24.88    17.25      0.17
  Fourth Quarter......................................   19.63    14.00      0.17
2000
  First Quarter (through January 21, 2000)............   14.63    13.94        --


     On November 5, 1999, the last trading day before public announcement of the merger, the closing price per share of First Charter common stock on the Nasdaq National Market was $18.75. Past price performance is not necessarily indicative of future price performance. Holders of First Charter common stock are urged to obtain current market quotations for shares of First Charter common stock.

CAROLINA FIRST

     Carolina First common stock is quoted on the Nasdaq National Market under the symbol "CFBI." Carolina First common stock was traded in the over-the-counter market and was quoted in the "pink sheets" under the symbol "CAFB" until April 22, 1999. The following table sets forth, for the indicated periods and adjusted for the 10% stock dividend declared in June 1999, the high and low closing sale prices for Carolina First common stock as reported at the regular close on the Nasdaq National Market, and the high and low bid quotations as reported in The Charlotte Observer, as applicable. The quotations in The Charlotte Observer reflect inter-dealer prices without markup, markdown or commission and may not necessarily represent actual transactions.


                                                        PRICE RANGE OF
                                                         COMMON STOCK
                                                        ---------------   DIVIDENDS
                                                         HIGH     LOW     DECLARED
                                                        ------   ------   ---------
CAROLINA FIRST
1998
  First Quarter.......................................  $28.18   $25.45     $0.07
  Second Quarter......................................   30.91    28.18      0.07
  Third Quarter.......................................   30.91    30.91      0.08
  Fourth Quarter......................................   30.91    22.73      0.09
1999
  First Quarter.......................................   25.45    22.73      0.09
  Second Quarter......................................   24.55    20.45      0.09
  Third Quarter.......................................   28.00    17.00      0.10
  Fourth Quarter......................................   35.00    19.75      0.10
2000
  First Quarter (through January 21, 2000)............   31.75    30.00        --


     On November 5, 1999, the last trading day before public announcement of the merger, the closing price per share of Carolina First common stock on the Nasdaq National Market was $26.00. Past price performance is not necessarily indicative of future performance. Holders of Carolina First common stock are urged to obtain current market quotations for shares of Carolina First common stock.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The following tables contain unaudited pro forma condensed consolidated financial information including a balance sheet as of September 30, 1999 and statements of earnings for the nine months ended September 30, 1999 and 1998, and the years ended December 31, 1998, 1997, and 1996. These statements present on a pro forma basis historical results for First Charter and Carolina First as though the merger had been consummated as of the date or at the beginning of the periods indicated.

     The merger is expected to be accounted for using the pooling of interests method of accounting. Pro forma financial information are presented for informational purposes only and are not necessarily indicative of the results of operations or combined financial position that would have resulted had the merger been consummated at the dates or during the periods indicated, nor are they necessarily indicative of future results of operations or combined financial position.

     The unaudited pro forma condensed consolidated financial information should be read in conjunction with the consolidated historical financial statements of First Charter and Carolina First which are incorporated by reference herein. See "Where You Can Find More Information" on page 74.

                   FIRST CHARTER CORPORATION AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1999

                                                    FIRST      CAROLINA    PRO FORMA    PRO FORMA
                                                   CHARTER      FIRST     ADJUSTMENTS    COMBINED
                                                  ----------   --------   -----------   ----------
                                                               (DOLLARS IN THOUSANDS)
ASSETS
  Cash and due from banks.......................  $   36,867   $ 28,501    $     --     $   65,368
  Interest-bearing bank deposits................       4,978        427          --          5,405
  Securities held to maturity...................          --     37,462     (37,462)            --
  Securities available for sale.................     342,037    169,084      32,208        543,329
  Loans.........................................   1,384,714    514,319          --      1,899,033
    Less: Unearned income.......................        (229)        --          --           (229)
         Allowance for loan losses..............     (16,837)    (7,338)         --        (24,175)
                                                  ----------   --------    --------     ----------
  Loans, net....................................   1,367,648    506,981          --      1,874,629
                                                  ----------   --------    --------     ----------
  Premises and equipment, net...................      31,906     12,978          --         44,884
  Other assets..................................      36,443     18,173       5,203         59,819
                                                  ----------   --------    --------     ----------
         Total assets...........................  $1,819,879   $773,606    $    (51)    $2,593,434
                                                  ==========   ========    ========     ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
  Deposits, domestic:
    Noninterest-bearing.........................  $  127,711   $ 96,439          --     $  224,150
    Interest-bearing:
      NOW.......................................     318,084    177,103          --        495,187
      Savings...................................     116,032     67,900          --        183,932
      Certificates of deposit...................     574,779    319,876          --        894,655
                                                  ----------   --------    --------     ----------
         Total deposits.........................   1,136,606    661,318    $     --      1,797,924
  Other borrowings..............................     426,704     15,061                    441,765
  Other liabilities.............................      28,119     31,523      11,300         70,942
                                                  ----------   --------    --------     ----------
         Total liabilities......................   1,591,429    707,902      11,300      2,310,631
                                                  ----------   --------    --------     ----------
SHAREHOLDERS' EQUITY
  First Charter -- Common stock (no par value;
    authorized -- 50,000,000 shares; issued and
    outstanding -- 17,565,195 shares (pro forma
    issued and outstanding -- 30,897,929
    shares))....................................      99,790         --      48,221        148,011
  Carolina First -- Common stock ($2.50 par
    value; authorized -- 20,000,000 shares;
    issued and outstanding -- 5,984,144
    shares).....................................          --     14,960     (14,960)            --
  Additional paid-in capital....................          --     33,871     (33,871)            --
  Retained earnings.............................     128,759     17,983      (8,955)       137,787
  Accumulated other comprehensive income:
    Unrealized loss on securities available for
      sale......................................         (99)    (1,110)     (1,786)        (2,995)
                                                  ----------   --------    --------     ----------
         Total shareholders' equity.............     228,450     65,704     (11,351)       282,803
                                                  ----------   --------    --------     ----------
         Total liabilities and shareholders'
           equity                                 $1,819,879   $773,606    $    (51)    $2,593,434
                                                  ==========   ========    ========     ==========

     See notes to the unaudited pro forma condensed financial information.

                   FIRST CHARTER CORPORATION AND SUBSIDIARIES

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                                       FOR THE NINE
                                       MONTHS ENDED
                                       SEPTEMBER 30,            FOR THE YEARS ENDED DECEMBER 31,
                                 -------------------------   ---------------------------------------
                                    1999          1998          1998          1997          1996
                                 -----------   -----------   -----------   -----------   -----------
                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Interest and fees on loans.....  $   120,395   $   116,818   $   157,224   $   137,473   $   122,535
Interest on investments
  securities...................       22,932        21,659        28,791        28,213        30,409
Other interest.................          699         1,845         2,546         2,681         2,555
                                 -----------   -----------   -----------   -----------   -----------
      Total interest income....      144,026       140,322       188,561       168,367       155,499
                                 -----------   -----------   -----------   -----------   -----------
Interest on deposits...........       49,510        50,425        67,713        65,554        61,392
Interest on borrowings.........       17,563        18,441        24,981        16,846        13,034
                                 -----------   -----------   -----------   -----------   -----------
      Total interest expense...       67,073        68,866        92,694        82,400        74,426
                                 -----------   -----------   -----------   -----------   -----------
      Net interest income......       76,953        71,456        95,867        85,967        81,073
Provision for loan losses......        3,770         2,797         3,741         3,681         2,660
                                 -----------   -----------   -----------   -----------   -----------
      Net interest income after
         provision for loan
         losses................       73,183        68,659        92,126        82,286        78,413
Noninterest income.............       20,641        16,362        21,698        21,845        13,789
Noninterest expense............       54,319        67,106        85,021        63,984        57,552
                                 -----------   -----------   -----------   -----------   -----------
      Net income before income
         taxes.................       39,505        17,915        28,803        40,147        34,650
Income taxes...................       12,654         8,595        12,858        14,255        11,996
                                 -----------   -----------   -----------   -----------   -----------
  Income before nonrecurring
    charges directly
    attributable to the
    merger.....................  $    26,851   $     9,320   $    15,945   $    25,892   $    22,654
                                 ===========   ===========   ===========   ===========   ===========
BASIC INCOME PER SHARE:
  Income before nonrecurring
    charges directly
    attributable to the merger:
    First
      Charter -- historical....  $      1.09   $      0.18   $      0.51   $      1.06   $      0.95
    Carolina
      First -- historical......         1.18          1.01          1.14          1.20          0.94
    First Charter/Carolina
      First -- pro forma
      combined.................         0.85          0.30          0.51          0.84          0.73
  Average common equivalent
    shares:
    First
      Charter -- historical....   18,125,195    18,311,489    18,273,281    18,154,131    18,301,085
    Carolina
      First -- historical......    5,979,902     5,900,457     5,908,855     5,613,139     5,570,782
    First Charter/Carolina
      First -- pro forma
      combined.................   31,424,367    31,520,248    31,497,768    30,754,475    30,852,790
DILUTED INCOME PER SHARE:
  Income before nonrecurring
    charges directly
    attributable to the merger:
    First
      Charter -- historical....  $      1.09   $      0.18   $      0.50   $      1.03   $      0.94
    Carolina
      First -- historical......         1.16          0.98          1.11          1.18          0.93
    First Charter/Carolina
      First -- pro forma
      combined.................         0.85          0.29          0.50          0.82          0.73
  Average common equivalent
    shares:
    First
      Charter -- historical....   18,204,647    18,693,390    18,571,805    18,697,448    18,586,086
    Carolina
      First -- historical......    6,056,495     6,055,699     6,059,788     5,681,819     5,585,745
    First Charter/Carolina
      First -- pro forma
      combined.................   31,677,455    32,254,083    32,138,458    31,453,489    31,171,713

       See notes to unaudited pro forma condensed financial information.

                             NOTES TO THE UNAUDITED
             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The unaudited First Charter and Carolina First pro forma condensed consolidated financial information is based upon the following adjustments, reflecting the consummation of the merger using the pooling of interests method of accounting. Actual amounts may differ from those reflected in the unaudited pro forma condensed financial information.

NOTE 1

     First Charter will exchange 2.267 shares of First Charter common stock for each share of Carolina First common stock outstanding immediately prior to the effective time of the merger (except for shares of Carolina First common stock held by First Charter or its respective subsidiaries, other than in a fiduciary capacity or as a result of debts previously contracted, which shall be canceled). The pro forma issued number of shares of First Charter common stock does not reflect the exercise of options to acquire shares of Carolina First common stock. Options to acquire 166,460 shares of Carolina First common stock were outstanding at September 30, 1999.

At September 30, 1999, First Charter owned 156,852 (with a book value of $2.4 million and a fair market value of $4.3 million) shares of Carolina First common stock. An entry was made to the unaudited pro forma condensed consolidated balance sheet to eliminate the Carolina First common stock and the related unrealized gain on such stock owned by First Charter at September 30, 1999:

Common stock -- Carolina First..............................    392,000
Unrealized gain on securities available for sale............  1,226,000
Additional paid-in capital..................................  1,991,000
Other assets (deferred taxes)...............................    783,000
  Securities available for sale.............................              4,392,000

The actual adjustment for the fair value of this common stock and the related unrealized gain will be different and will be based on the fair market value of Carolina First's common stock as of approximately the date of the consummation of the merger.

A total of 122,263 shares of First Charter common stock were issued on January 12, 2000 in conjunction with the purchase of the assets of the J. L. Suttle, Jr. & Co., Inc. insurance agency on January 12, 2000. These assets (which primarily consists of goodwill) were placed under the subsidiary First Charter Insurance Services, Inc. and accounted for using the purchase method of accounting. Using a market value of First Charter common stock of $14.50, the following adjusting entry was made to the unaudited pro forma condensed balance sheet to account for this transaction:

Other Assets................................................  1,773,000
  Common Stock -- First Charter.............................              1,773,000

This transaction is referenced as a pro forma adjustment in the pro forma condensed balance sheet but was not given pro forma effect in the unaudited pro forma condensed consolidated statements of earnings.

Shares expected to be issued in connection with the merger are as follows:

Shares of Carolina First common stock, excluding Carolina First shares
owned by First Charter..................................................    5,827,292
Exchange Ratio..........................................................        2.267
                                                                           ----------
Shares of First Charter common stock to be issued.......................   13,210,471
                                                                           ----------

The following entry was made to the unaudited pro forma condensed consolidated balance sheet to reflect this transaction:

Common Stock -- Carolina First..............................  14,568,000
Additional paid-in capital..................................  31,880,000
  Common Stock -- First Charter.............................               46,448,000

NOTE 2

     In connection with the merger, First Charter intends to reclassify Carolina First's securities held to maturity to securities available for sale. This reclassification will enable First Charter to maintain its existing interest rate risk position. The following adjusting entry was made to the unaudited pro forma condensed balance sheet to reflect this transaction:

Securities available for sale...............................  36,600,000
Other assets (deferred taxes)...............................     302,000
Unrealized loss on securities available for sale............     560,000
  Securities held to maturity...............................               37,462,000

NOTE 3

     First Charter anticipates one-time merger-related charges of $11.3 million ($9.0 million, net of tax effects) in connection with the merger. Employee-related and professional fees associated with the transaction (including fixed financial advisor fees as well as attorneys' and accountants' fees) are expected to represent the largest portion of the expenses and charges. The impact of these adjustments, net of tax effects, has been reflected in the unaudited pro forma condensed consolidated balance sheet as of September 30, 1999, but has not been reflected in the unaudited pro forma condensed consolidated statements of earnings. The following adjusting entry was made to the unaudited pro forma condensed consolidated balance sheet to reflect this transaction:

Retained earnings...........................................  8,955,000
Other assets (deferred taxes)...............................  2,345,000
  Other liabilities.........................................              11,300,000

                                    EXPERTS

     The consolidated financial statements of First Charter and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Carolina First and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                     VALIDITY OF FIRST CHARTER COMMON STOCK

     The validity of the shares of First Charter common stock to be issued in the merger will be passed upon for First Charter by Smith Helms Mulliss & Moore, L.L.P.

                      WHERE YOU CAN FIND MORE INFORMATION

     First Charter has filed with the SEC a registration statement under the Securities Act that registers the shares of First Charter common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about First Charter and First Charter common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this document.

     First Charter and Carolina First file reports, proxy statements and other information with the SEC under the Securities Exchange Act. You may read and copy this information at the following locations of the SEC:

Public Reference Room   New York Regional Office   Chicago Regional Office
450 Fifth Street,N.W.   7 World Trade Center       Citicorp Center
Room 1024               Suite 1300                 500 West Madison Street
Washington, D.C. 20549  New York, New York 10048   Suite 1400
                                                   Chicago, Illinois 60661

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The SEC also maintains an Internet worldwide web site at http://www.sec.gov that contains reports, proxy statements and other information about issuers like First Charter and Carolina First.

     You may also inspect reports, proxy statements and other information about First Charter and Carolina First at the offices of the Nasdaq Stock Market, Inc. 1735 K Street, NW, Washington DC 20006-1500.

     The SEC allows First Charter and Carolina First to "incorporate by reference" information into this document. This means that First Charter and Carolina First can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

     This document incorporates by reference the documents listed below that First Charter and Carolina First previously filed with the SEC. These documents contain important information about the companies and their financial condition.

FIRST CHARTER COMMISSION FILINGS        PERIOD OR DATE FILED
--------------------------------        --------------------
Annual Report on Form 10-K............  Year ended December 31, 1998
Quarterly Report on Form 10-Q.........  Quarter ended March 31, 1999
Quarterly Report on Form 10-Q.........  Quarter ended June 30, 1999
Quarterly Report on Form 10-Q.........  Quarter ended September 30, 1999
Current Reports on Form 8-K...........  Filed January 11, 1999
                                        January 15, 1999
                                        March 25, 1999
                                        April 15, 1999
                                        April 27, 1999
                                        July 9, 1999
                                        October 13, 1999
                                        November 8, 1999
                                        January 18, 2000
Proxy Statement on Schedule 14A.......  Filed March 22, 1999
The description of First Charter
  common stock as set forth on Form
  8-K.................................  Filed January 26, 1998

CAROLINA FIRST SEC FILINGS              PERIOD OR DATE FILED
--------------------------              --------------------
Annual Report on Form 10-K............  Year ended December 31, 1998
Quarterly Report on Form 10-Q.........  Quarter ended March 31, 1999
Quarterly Report on Form 10-Q.........  Quarter ended June 30, 1999
Quarterly Report on Form 10-Q.........  Quarter ended September 30, 1999
Current Reports on Form 8-K and Form
  8-K/A...............................  Filed January 6, 1999
                                        March 22, 1999
                                        November 9, 1999
                                        November 15, 1999
                                        January 19, 2000
Proxy Statement on Schedule 14A.......  Filed March 30, 1999
The description of Carolina First
  common stock as set forth in the
  Proxy Statement for Carolina First's
  1998 Annual Meeting.................  Filed March 26, 1998

     First Charter and Carolina First also incorporate by reference additional documents that either company may file with the SEC between the date of this document and the date of the First Charter or Carolina First special meetings. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     First Charter has supplied all information contained or incorporated by reference in this document relating to First Charter before and after the merger, as well as all pro forma financial information, and Carolina First has supplied all historical information relating to Carolina First.

     Neither First Charter nor Carolina First has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                        CAROLINA FIRST BANCSHARES, INC.

                                      AND

                           FIRST CHARTER CORPORATION

                          DATED AS OF NOVEMBER 7, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ARTICLE 1  TRANSACTIONS AND TERMS OF MERGER.................   A-1
  1.1  Merger...............................................   A-1
  1.2  Bank Mergers.........................................   A-2
  1.3  Time and Place of Closing............................   A-2
  1.4  Effective Time.......................................   A-2
  1.5  Execution of Stock Option Agreement..................   A-2
ARTICLE 2  TERMS OF MERGER..................................   A-2
  2.1  Articles of Incorporation............................   A-2
  2.2  Bylaws...............................................   A-2
  2.3  Directors and Officers...............................   A-2
ARTICLE 3  MANNER OF CONVERTING SHARES......................   A-3
  3.1  Conversion of Shares.................................   A-3
  3.2  Anti-Dilution Provisions.............................   A-3
  3.3  Shares Held by Carolina First or FCC.................   A-3
  3.4  [Reserved]...........................................   A-3
  3.5  Fractional Shares....................................   A-3
  3.6  Conversion of Stock Rights...........................   A-4
ARTICLE 4  EXCHANGE OF SHARES...............................   A-5
  4.1  Exchange Procedures..................................   A-5
  4.2  Rights of Former Carolina First Stockholders.........   A-6
ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF CAROLINA
           FIRST............................................   A-7
  5.1  Organization, Standing, and Power....................   A-7
  5.2  Authority; No Breach By Agreement....................   A-7
  5.3  Capital Stock........................................   A-8
  5.4  Carolina First Subsidiaries..........................   A-8
  5.5  SEC Filings; Financial Statements....................   A-9
  5.6  Absence of Undisclosed Liabilities...................   A-9
  5.7  Absence of Certain Changes or Events.................  A-10
  5.8  Tax Matters..........................................  A-10
  5.9  Assets...............................................  A-11
  5.10 Environmental Matters................................  A-11
  5.11 Compliance with Laws.................................  A-12
  5.12 Labor Relations......................................  A-13
  5.13 Employee Benefit Plans...............................  A-13
  5.14 Material Contracts...................................  A-16
  5.15 Legal Proceedings....................................  A-16
  5.16 Reports..............................................  A-17
  5.17 Statements True and Correct..........................  A-17
  5.18 Accounting, Tax, and Regulatory Matters..............  A-17
  5.19 State Takeover Laws..................................  A-18
  5.20 Charter Provisions...................................  A-18
  5.21 Derivatives..........................................  A-18
  5.22 Year 2000............................................  A-18
  5.23 Fairness Opinion.....................................  A-18
  5.24 Board Recommendation.................................  A-18

                                                              PAGE
                                                              ----
ARTICLE 6  REPRESENTATIONS AND WARRANTIES OF FCC............  A-19
  6.1  Organization, Standing, and Power....................  A-19
  6.2  Authority; No Breach By Agreement....................  A-19
  6.3  Capital Stock........................................  A-20
  6.4  FCC Subsidiaries.....................................  A-20
  6.5  SEC Filings; Financial Statements....................  A-21
  6.6  Absence of Undisclosed Liabilities...................  A-21
  6.7  Absence of Certain Changes or Events.................  A-21
  6.8  Tax Matters..........................................  A-22
  6.9  Assets...............................................  A-23
  6.10 Environmental Matters................................  A-23
  6.11 Compliance with Laws.................................  A-24
  6.12 Labor Relations......................................  A-25
  6.13 Legal Proceedings....................................  A-25
  6.14 Reports..............................................  A-25
  6.15 Statements True and Correct..........................  A-25
  6.16 Accounting, Tax, and Regulatory Matters..............  A-26
  6.17 State Takeover Laws..................................  A-26
  6.18 Charter Provisions...................................  A-26
  6.19 Employee Benefit Plans...............................  A-26
  6.20 Derivatives..........................................  A-27
  6.21 Year 2000............................................  A-27
  6.22 Fairness Opinion.....................................  A-27
  6.23 Board Recommendation.................................  A-27
ARTICLE 7  CONDUCT OF BUSINESS PENDING CONSUMMATION.........  A-27
  7.1  Affirmative Covenants of Carolina First..............  A-27
  7.2  Negative Covenants of Carolina First.................  A-28
  7.3  Negative Covenants of FCC............................  A-30
  7.4  Adverse Changes in Condition.........................  A-30
  7.5  Reports..............................................  A-30
ARTICLE 8  ADDITIONAL AGREEMENTS............................  A-31
  8.1  Registration Statement; Joint Proxy Statement;         A-31
  Stockholder Approvals.....................................
  8.2  Nasdaq Listing.......................................  A-32
  8.3  Applications.........................................  A-32
  8.4  Filings with State Offices...........................  A-32
  8.5  Agreement as to Efforts to Consummate................  A-32
  8.6  Investigation and Confidentiality....................  A-32
  8.7  Press Releases.......................................  A-33
  8.8  Certain Actions......................................  A-33
  8.9  Accounting and Tax Treatment.........................  A-33
  8.10 State Takeover Laws..................................  A-33
  8.11 Charter Provisions...................................  A-33
  8.12 Agreement of Affiliates..............................  A-34
  8.13 Employee Benefits and Contracts......................  A-34
  8.14 Indemnification......................................  A-35
  8.15 Board and Management Matters.........................  A-36
  8.16 Certain Modifications................................  A-36

                                                              PAGE
                                                              ----
ARTICLE 9  CONDITIONS PRECEDENT TO OBLIGATIONS TO
           CONSUMMATE.......................................  A-37
  9.1  Conditions to Obligations of Each Party..............  A-37
  9.2  Conditions to Obligations of FCC.....................  A-38
  9.3  Conditions to Obligations of Carolina First..........  A-39
ARTICLE 10  TERMINATION.....................................  A-40
  10.1 Termination..........................................  A-40
  10.2 Effect of Termination................................  A-43
  10.3 Non-Survival of Representations and Covenants........  A-43
ARTICLE 11  MISCELLANEOUS...................................  A-43
  11.1 Definitions..........................................  A-43
  11.2 Expenses.............................................  A-50
  11.3 Brokers and Finders..................................  A-50
  11.4 Entire Agreement.....................................  A-50
  11.5 Amendments...........................................  A-50
  11.6 Waivers..............................................  A-51
  11.7 Assignment...........................................  A-51
  11.8 Notices..............................................  A-51
  11.9 Governing Law........................................  A-52
  11.10 Counterparts........................................  A-52
  11.11 Captions............................................  A-52
  11.12 Interpretations.....................................  A-52
  11.13 Enforcement of Agreement............................  A-52
  11.14 Severability........................................  A-53

                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of November 7, 1999 by and between Carolina First Bancshares, Inc. ("Carolina First"), a corporation organized and existing under the Laws of the State of North Carolina, with its principal office located in Lincolnton, North Carolina; and First Charter Corporation ("FCC"), a corporation organized and existing under the Laws of the State of North Carolina, with its principal office located in Concord, North Carolina.

                                    PREAMBLE

     The respective Boards of Directors of Carolina First and FCC are of the opinion that the transactions described herein are in the best interests of the parties to this Agreement and their respective stockholders. This Agreement provides for the merger (the "Merger") of Carolina First with and into FCC. At the effective time of the Merger, the outstanding shares of the capital stock of Carolina First shall be converted into shares of the common stock of FCC (except as provided herein). As a result, stockholders of Carolina First shall become stockholders of FCC, and each of the subsidiaries of Carolina First shall continue to conduct its business and operations as a subsidiary of FCC. The transactions described in this Agreement are subject to the approvals of the stockholders of Carolina First, the stockholders of FCC, the Board of Governors of the Federal Reserve System, and certain state regulatory authorities, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, and for accounting purposes shall qualify for treatment as a pooling of interests.

     Immediately after the execution and delivery of this Agreement, as a condition and inducement to FCC's willingness to enter into this Agreement, Carolina First and FCC are entering into a stock option agreement (the "Carolina First Stock Option Agreement"), in substantially the form of Exhibit 1, pursuant to which Carolina First is granting to FCC an option to purchase shares of Carolina First Common Stock.

     Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

                                   ARTICLE 1

                        TRANSACTIONS AND TERMS OF MERGER

     1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined herein), Carolina First shall be merged with and into FCC in accordance with the provisions of Section 55-11-01 of the NCBCA and with the effect provided in Section 55-11-06 of the NCBCA (the "Merger"). FCC shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of North Carolina. The Merger shall be consummated pursuant to the terms of this

Agreement, which has been approved and adopted by the respective Boards of Directors of Carolina First and FCC.

     1.2 Bank Mergers. Subject to the terms and conditions of this Agreement and plans of merger, in form mutually acceptable to Carolina First and FCC (each, a "Bank Plan of Merger"), at a time or times subsequent to the Effective Time designated by FCC, each of the Carolina First Banks shall be merged (the "Bank Mergers") with and into FCC Bank pursuant to the provisions provided in 12 U.S.C. secs. 1815(d) and 1828(c). FCC Bank shall be the Surviving Bank resulting from each of the Bank Mergers and shall continue to be governed by the Laws of the United States. The Bank Mergers pursuant to the Bank Plans of Merger will be approved and adopted by the respective Boards of Directors of each Carolina First Bank and FCC Bank at the first regularly-scheduled meetings of such Boards of Directors following the date of this Agreement.

     1.3 Time and Place of Closing. The closing of the Merger (the "Closing") shall take place at 9:00 A.M. on the date that the Effective Time occurs (or on the immediately preceding day if the Effective Time is earlier than 9:00 A.M.), or at such other time as the Parties, acting through their duly authorized officers, may mutually agree. The place of Closing shall be at such location as may be mutually agreed upon by the Parties.

     1.4 Effective Time. The Merger and the other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of North Carolina (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the duly authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on or before the 1st business day (as designated by FCC) following the last to occur of (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (ii) the date on which the stockholders of FCC and Carolina First approve the matters relating to this Agreement required to be approved by such stockholders by applicable Law; or such later date as may be mutually agreed by FCC and Carolina First.

     1.5 Execution of Stock Option Agreement. Immediately after the execution of this Agreement and as a condition hereto, Carolina First is executing and delivering to FCC the Stock Option Agreement.

                                   ARTICLE 2

                                TERMS OF MERGER

     2.1 Articles of Incorporation. The Amended and Restated Articles of Incorporation of FCC in effect immediately prior to the Effective Time shall be the Amended and Restated Articles of Incorporation of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

     2.2 Bylaws. The Bylaws of FCC in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

     2.3 Directors and Officers. The directors of FCC in office immediately prior to the Effective Time, together with such additional individuals elected in accordance with the

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

terms of Section 8.15 of this Agreement shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of FCC in office immediately prior to the Effective Time, together with such additional officers of Carolina First as thereafter elected pursuant to this Agreement or otherwise shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                   ARTICLE 3

                          MANNER OF CONVERTING SHARES

     3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of FCC or Carolina First, or the stockholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

          (a) each share of FCC Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time; and

          (b) each share of Carolina First Common Stock (excluding shares held by any Carolina First Company or any FCC Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall be converted into 2.267 shares of FCC Common Stock (the "Exchange Ratio").

     3.2 Anti-Dilution Provisions. In the event Carolina First changes the number of shares of Carolina First Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, exchange of shares, or similar transaction with respect to such stock, the Exchange Ratio shall be proportionately adjusted. In the event FCC changes the number of shares of FCC Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, exchange of shares, or similar transaction with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split, reclassification, exchange of shares, or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     3.3 Shares Held by Carolina First or FCC. Each of the shares of Carolina First Common Stock held by any Carolina First Company or by any FCC Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.4 [RESERVED].

     3.5 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Carolina First Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of FCC Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of

FCC Common Stock multiplied by the market value of one share of FCC Common Stock at the Effective Time. The market value of one share of FCC Common Stock at the Effective Time shall be the last sale price of FCC Common Stock on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by FCC) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

     3.6 Conversion of Stock Rights.

          (a) At the Effective Time, each award, option, or other right to purchase or acquire shares of Carolina First Common Stock pursuant to stock options, stock appreciation rights (including any "STARs"), or stock awards ("Carolina First Rights") granted by Carolina First under the Carolina First Stock Plans, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become Rights with respect to FCC Common Stock, and FCC shall assume each Carolina First Right, in accordance with the terms of the Carolina First Stock Plan and stock option agreement by which it is evidenced, except that from and after the Effective Time, (i) FCC and its Compensation Committee shall be substituted for Carolina First and the Committee of Carolina First's Board of Directors (including, if applicable, the entire Board of Directors of Carolina First) administering such Carolina First Stock Plan, (ii) each Carolina First Right assumed by FCC may be exercised solely for shares of FCC Common Stock (or cash in the case of stock appreciation rights), (iii) the number of shares of FCC Common Stock subject to such Carolina First Right shall be equal to the number of shares of Carolina First Common Stock subject to such Carolina First Right immediately prior to the Effective Time multiplied by the Exchange Ratio, and (iv) the per share exercise price (or similar threshold price, in the case of stock awards) under each such Carolina First Right shall be adjusted by dividing the per share exercise (or threshold) price under each such Carolina First Right by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the provisions of clause (iii) of the preceding sentence, FCC shall not be obligated to issue any fraction of a share of FCC Common Stock upon exercise of Carolina First Rights and any fraction of a share of FCC Common Stock that otherwise would be subject to a converted Carolina First Right shall represent the right to receive a cash payment equal to the product of such fraction and the difference between the market value of one share of FCC Common Stock and the adjusted per share exercise price of such Right. The market value of one share of FCC Common Stock shall be the last sale price of FCC Common Stock on the Nasdaq NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source selected by FCC) on the last trading day preceding the Effective Time. In addition, notwithstanding the provisions of clauses (iii) and (iv) of the first sentence and the second sentence of this Section 3.6(a), each Carolina First Right which is an "incentive stock option" shall be adjusted as required by Section 424 of the Internal Revenue Code, so as not to constitute a modification, extension, or renewal of the option, within the meaning of Section 424(h) of the Internal Revenue Code.

          (b) As soon as practicable after the Effective Time, FCC shall deliver to the participants in each Carolina First Stock Plan an appropriate notice setting forth such participant's rights pursuant thereto and the grants pursuant to such Carolina First Stock Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by Section 3.6(a) after giving effect to the Merger), and FCC shall comply with the terms of each Carolina First Stock Plan to ensure, to the extent required by, and subject to the provisions of, such Carolina First Stock Plan, that Carolina First Rights which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options after the Effective Time. At or prior to the Effective Time, FCC shall take all corporate action necessary to reserve for issuance sufficient shares of FCC Common Stock for delivery upon exercise of Carolina First Rights assumed by it in accordance with this
     Section 3.6. As soon as practicable after the Effective Time, FCC shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to all the shares of FCC Common Stock subject to the Carolina First Rights assumed by FCC in accordance with this Section 3.6 and shall use its reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein), as well as comply with any applicable state securities or "blue sky" laws, for so long as such options, stock appreciation rights, stock awards or other rights remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the 1934 Act, where applicable, FCC shall administer the Carolina First Stock Plan assumed pursuant to this
     Section 3.6 in a manner that complies with Rule 16b-3 promulgated under the 1934 Act to the extent the Carolina First Stock Plan complied with such rule prior to the Effective Time.

          (c) All restrictions or limitations on transfer with respect to Carolina First Common Stock awarded under the Carolina First Stock Plans or any other plan, program, Contract or arrangement of any Carolina First Company, to the extent that such restrictions or limitations shall not have already lapsed (whether as a result of the Merger or otherwise), and except as otherwise expressly provided in such plan, program, Contract or arrangement, shall remain in full force and effect with respect to shares of FCC Common Stock into which such Carolina First Common Stock or related Carolina First Rights are converted pursuant to Section 3.1 of this Agreement.

                                   ARTICLE 4

                               EXCHANGE OF SHARES

     4.1 Exchange Procedures. Promptly after the Effective Time, FCC and Carolina First shall cause the exchange agent selected by FCC (the "Exchange Agent") to mail to the former stockholders of Carolina First appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Carolina First Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of Carolina First Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Sections 3.1 or 3.6 of this Agreement, together with all undelivered dividends or distributions in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement. To the extent required by Section 3.5 of this Agreement, each holder of shares of Carolina First Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of FCC Common Stock to which such holder may be otherwise entitled (without interest). FCC shall not be obligated to deliver the consideration to which any former holder of Carolina First Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of Carolina First Common Stock for exchange as provided in this Section
4.1. The certificate or certificates of Carolina First Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Surviving Corporation nor the Exchange Agent shall be liable to a holder of Carolina First Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or other Law. Adoption of this Agreement by the stockholders of Carolina First shall constitute ratification of the appointment of the Exchange Agent.

     4.2 Rights of Former Carolina First Stockholders. At the Effective Time, the stock transfer books of Carolina First shall be closed as to holders of Carolina First Common Stock immediately prior to the Effective Time and no transfer of Carolina First Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1, each certificate theretofore representing shares of Carolina First Common Stock (other than shares to be canceled pursuant to Section 3.3) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.6 in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Carolina First in respect of such shares of Carolina First Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former stockholders of record of Carolina First shall be entitled to vote after the Effective Time at any meeting of FCC stockholders the number of whole shares of FCC Common Stock into which their respective shares of Carolina First Common Stock are convertible, regardless of whether such holders have exchanged their certificates representing Carolina First Common Stock for certificates representing FCC Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by FCC on the FCC Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of FCC Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Carolina First Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1. However, upon surrender of such Carolina First Common Stock certificate, the FCC Common Stock certificate, together with all undelivered dividends or other distributions (without interest) and any cash payments to be paid for fractional share interests (without interest), shall be delivered and paid with respect to each share represented by such certificate.

                                   ARTICLE 5

                REPRESENTATIONS AND WARRANTIES OF CAROLINA FIRST

     Except as set forth in the Carolina First Disclosure Memorandum, Carolina First hereby represents and warrants to FCC as follows:

     5.1 Organization, Standing, and Power. Carolina First is a corporation duly organized, validly existing, and in good standing under the Laws of the State of North Carolina, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. Carolina First is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Carolina First. The minute book and other organizational documents for Carolina First have been made available to FCC for its review and are true and complete in all Material respects as in effect as of the date of this Agreement and accurately reflect in all Material respects all amendments thereto and all actions of the Board of Directors and Stockholders thereof.

     5.2 Authority; No Breach By Agreement.

          (a) Carolina First has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and, subject to the necessary stockholder and regulatory approvals, to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Carolina First, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of Carolina First Common Stock, which is the only stockholder vote required for approval of this Agreement and consummation of the Merger by Carolina First. Subject to such requisite stockholder approval, this Agreement represents a legal, valid, and binding obligation of Carolina First, enforceable against Carolina First in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Neither the execution and delivery of this Agreement by Carolina First, nor the consummation by Carolina First of the transactions contemplated hereby, nor compliance by Carolina First with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of Carolina First's Articles of Incorporation or Bylaws or certificate of articles of incorporation or bylaws of any Carolina First Subsidiary or any currently effective resolution adopted by the Board of Directors or the stockholder(s) of any Carolina First Company, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Carolina First Company under, any Contract or Permit of any Carolina First Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Carolina First, or (iii) subject to receipt of the requisite

     Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Carolina First Company or any of their respective Material Assets.

          (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate, banking and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Carolina First, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Carolina First of the Merger and the other transactions contemplated in this Agreement.

     5.3 Capital Stock.

          (a) The authorized capital stock of Carolina First consists, as of the date of this Agreement, of 20,000,000 shares of Carolina First Common Stock, of which 6,000,310 shares are issued and outstanding as of December 31, 1999, and 5,000,000 shares of Carolina First Preferred Stock, none of which is issued and outstanding. All of the issued and outstanding shares of Carolina First Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable under the NCBCA. None of the outstanding shares of Carolina First Common Stock has been issued in violation of any preemptive rights of the current or past stockholders of Carolina First.

          (b) Except as set forth in Section 5.3(a) or Section 5.3(b) of the Carolina First Disclosure Memorandum, or as provided pursuant to the Carolina First Stock Option Agreement, there are no shares of capital stock or other equity securities of Carolina First outstanding and no outstanding Rights relating to the capital stock of Carolina First.

     5.4 Carolina First Subsidiaries.  Carolina First has disclosed in Section
5.4 of the Carolina First Disclosure Memorandum all of the Carolina First Subsidiaries as of the date of this Agreement. Carolina First and/or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each Carolina First Subsidiary, except as disclosed in the Carolina First Disclosure Memorandum. No equity securities of any Carolina First Subsidiary are or may become required to be issued (other than to another Carolina First Company) by reason of any Rights, and there are no Contracts by which any Carolina First Subsidiary is bound to issue (other than to another Carolina First Company) additional shares of its capital stock or Rights or by which any Carolina First Company is or may be bound to transfer any shares of the capital stock of any Carolina First Subsidiary (other than to another Carolina First Company). There are no Contracts relating to the rights of any Carolina First Company to vote or to dispose of any shares of the capital stock of any Carolina First Subsidiary. All of the shares of capital stock of each Carolina First Subsidiary held by a Carolina First Company are duly authorized, validly issued, and fully paid and, except as provided in statutes pursuant to which depository institution Subsidiaries are organized, nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Carolina First Company free and clear of any Lien. Each Carolina First Subsidiary is either a bank, a corporation or a limited liability company, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate or other appropriate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Carolina First Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Carolina First. Each Carolina First Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund and/or Savings Association Insurance Fund.

     5.5 SEC Filings; Financial Statements.

          (a) Carolina First has timely filed and made available to FCC all forms, reports, and documents required to be filed by Carolina First with the SEC since December 31, 1995 (collectively, the "Carolina First SEC Reports"). The Carolina First SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the Securities Laws and other applicable Laws, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such later filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such Carolina First SEC Reports or necessary in order to make the statements in such Carolina First SEC Reports, in light of the circumstances under which they were made, not misleading. No Carolina First Subsidiary is required to file any forms, reports, or other documents with the SEC.

          (b) Each of the Carolina First Financial Statements (including, in each case, any related notes) contained in the Carolina First SEC Reports, including any Carolina First SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements, or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of Carolina First and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount or effect.

     5.6 Absence of Undisclosed Liabilities. No Carolina First Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Carolina First, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Carolina First as of June 30, 1999, included in the Carolina First Financial Statements or reflected in the notes thereto. No Carolina First Company has incurred or paid any Liability since June 30, 1999, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Carolina First.

     5.7 Absence of Certain Changes or Events. Since June 30, 1999, (i) there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Carolina First, and (ii) the Carolina First Companies have conducted their respective businesses in the ordinary and usual course (excluding, in each case, the incurrence of expenses or obligations in connection with this Agreement or other changes resulting from the transactions contemplated hereby).

     5.8 Tax Matters.

          (a) All Tax Returns required to be filed by or on behalf of any of the Carolina First Companies have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1998, and, to the Knowledge of Carolina First, all Tax Returns filed are complete and accurate in all Material respects. All Tax Returns for periods ending on or before the date of the most recent fiscal year end immediately preceding the Effective Time will be timely filed or requests for extensions will be timely filed. All Taxes shown on filed Tax Returns have been paid or will be timely paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Carolina First, except to the extent reflected in the Carolina First Financial Statements dated prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the Carolina First Companies, except for any such Liens which are not reasonably likely to have a Material Adverse Effect on Carolina First.

          (b) None of the Carolina First Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

          (c) Adequate provision for any Taxes due or to become due for any of the Carolina First Companies for the period or periods through and including the date of the respective Carolina First Financial Statements has been made and is reflected on such Carolina First Financial Statements.

          (d) Each of the Carolina First Companies is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Carolina First.

          (e) None of the Carolina First Companies has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code except as disclosed in the Carolina First Disclosure Memorandum.

          (f) Deferred Taxes of the Carolina First Companies have been provided for in accordance with GAAP.

          (g) None of the Carolina First Companies is a party to any Tax allocation or sharing agreement, and none of the Carolina First Companies has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group, the common parent of which was Carolina First) or has any Liability for Taxes of any Person (other than Carolina First) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

          (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the Carolina First Companies that occurred during or after any Taxable Period in which the Carolina First Companies incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1998.

          (i) No Carolina First Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

          (j) After the date of this Agreement, no Material election with respect to Taxes will be made without the prior consent of FCC, which consent will not be unreasonably withheld.

          (k) No Carolina First Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

     5.9 Assets. The Carolina First Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible properties used in the businesses of the Carolina First Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Carolina First's past practices. All Assets which are Material to Carolina First's business on a consolidated basis, held under leases or subleases by any of the Carolina First Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, conservatorship, receivership or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The Carolina First Companies currently maintain insurance in amounts, scope, and coverage reasonably necessary for their operations. None of the Carolina First Companies has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or
(ii) premium costs with respect to such policies of insurance will be substantially increased. The Assets of the Carolina First Companies include all Assets required to operate the business of the Carolina First Companies as presently conducted.

     5.10 Environmental Matters.

          (a) To the Knowledge of Carolina First, each Carolina First Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except those violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Carolina First.

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          (b) There is no Litigation pending or, to the Knowledge of Carolina
     First, threatened before any court, governmental agency, or authority, or other forum in which any Carolina First Company or to the Knowledge of Carolina First any of its Participation Facilities has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any Carolina First Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Carolina First.

          (c) To the Knowledge of Carolina First, there is no Litigation pending, or to the Knowledge of Carolina First, threatened before any court, governmental agency, or board, or other forum in which any of its Loan Properties (or Carolina First in respect of such Loan Property) has been or, with respect to threatened Litigation, is reasonably expected to be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or
     (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Carolina First.

          (d) To the Knowledge of Carolina First, during the period of (i) any Carolina First Company's ownership or operation of any of their respective current properties, (ii) any Carolina First Company's participation in the management of any Participation Facility, or (iii) any Carolina First Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material in, on, under, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Carolina First. Prior to the period of (i) any Carolina First Company's ownership or operation of any of their respective current properties, (ii) any Carolina First Company's participation in the management of any Participation Facility, or (iii) any Carolina First Company's holding of a security interest in a Loan Property, to the Knowledge of Carolina First, there were no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility, or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Carolina First.

     5.11 Compliance with Laws. Carolina First is duly registered as a bank holding company under the BHC Act. Each Carolina First Company has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Carolina First, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Carolina First. None of the Carolina First Companies:

          (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Carolina First; and

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          (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Carolina First Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Carolina First, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Carolina First, or (iii) requiring any Carolina First Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or restricts the payment of dividends.

     5.12 Labor Relations. No Carolina First Company is the subject of any Litigation asserting that it or any other Carolina First Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other Carolina First Company to bargain with any labor organization as to wages or conditions of employment, nor is any Carolina First Company a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any Carolina First Company, pending or threatened, or to the Knowledge of Carolina First, is there any activity involving any Carolina First Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     5.13 Employee Benefit Plans.

          (a) Carolina First has disclosed to FCC in Section 5.13 of the Carolina First Disclosure Memorandum, and has delivered or made available to FCC prior to the execution of this Agreement correct and complete copies in each case of, all Material Carolina First Benefits Plans. For purposes of this Agreement, "Carolina First Benefit Plans" means all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA maintained by, sponsored in whole or in part by, or contributed to by, any Carolina First Company for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate. Any of the Carolina First Benefit Plans which is an "employee welfare benefit plan," as that term is defined in Section 3(l) of ERISA, or an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Carolina First ERISA Plan." Any Carolina First ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code or Section 3(35) of ERISA) is referred to herein as a "Carolina First Pension Plan." Neither Carolina First nor any Carolina First Company has an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer plan" (as defined in ERISA

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     Sections 4001(a)(3) and 3(37)(A)). Each "employee pension benefit plan," as defined in Section 3(2) of ERISA, maintained by any Carolina First Company since December 31, 1990 that was intended to qualify under Section 401(a) of the Internal Revenue Code and with respect to which any Carolina First Company has any Liability, is disclosed as such in Section 5.13 of the Carolina First Disclosure Memorandum.

          (b) Carolina First has delivered or made available to FCC prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such Carolina First Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Carolina First Benefit Plans or amendments, all determination letters, Material rulings, Material opinion letters, Material information letters, or Material advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1996, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Carolina First Benefit Plan with respect to the most recent plan year, and (iv) the most recent summary plan descriptions and any Material modifications thereto.

          (c) All Carolina First Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Carolina First. Each Carolina First ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter or opinion letter from the Internal Revenue Service or is still within the remedial amendment period applicable to such Plan and Carolina First is not aware of any circumstances which will or could reasonably revocation or denial of any such favorable determination letter or opinion letter. Each trust created under any Carolina First ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and Carolina First is not aware of any circumstance which will or could reasonably result in revocation or denial of such exemption. With respect to each Carolina First Benefit Plan to the Knowledge of Carolina First, no event has occurred which will or is reasonably likely to result in a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Carolina First. There is no Material pending or, to the Knowledge of Carolina First, threatened Litigation relating to any Carolina First ERISA Plan. Section 5.13(c) of the Carolina First Disclosure discloses any Plans for which a remedial amendment has been applied for and rejected.

          (d) No Carolina First Company has engaged in a transaction with respect to any Carolina First Benefit Plan that, assuming the Taxable Period of such transaction expired as of the date of this Agreement, would subject any Carolina First Company to a Material tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Carolina First. Neither Carolina First nor, to the knowledge of Carolina First, any administrator or fiduciary of any Carolina First Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner which could subject

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     Carolina First to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA, where such Liability, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Carolina First. No oral or written representation or written communication with respect to any aspect of the Carolina First Benefit Plans has been made to employees of any Carolina First Company which is not in accordance with the written or otherwise preexisting terms and provisions of such plans, where any Liability with respect to such representation or disclosure is reasonably likely to have a Material Adverse Effect on Carolina First.

          (e) Since the date of the most recent actuarial valuation, there has been (i) no Material change in the financial position or funded status of any Carolina First Pension Plan, (ii) no change in the actuarial assumptions with respect to any Carolina First Pension Plan, and (iii) no increase in benefits under any Carolina First Pension Plan as a result of plan amendments or changes in applicable Law, any of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Carolina First. Neither any Carolina First Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any Carolina First Company, or the single-employer plan of any entity which is considered one employer with Carolina First under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (a "Carolina First ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. All contributions with respect to a Carolina First Pension Plan or any single-employer plan of a Carolina First ERISA Affiliate have or will be timely made and there is no lien under Internal Revenue Code Section 412(n) or ERISA Section 302(f) or Tax under Internal Revenue Code Section 4971. No Carolina First Company has provided, or is required to provide, security to a Carolina First Pension Plan or to any single-employer plan of a Carolina First ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code. All premiums required to be paid under ERISA Section 4006 have been timely paid by Carolina First, except to the extent any failure would not have a Material Adverse Effect on Carolina First.

          (f) No Liability under Title IV of ERISA has been or is expected to be incurred by any Carolina First Company with respect to any defined benefit plan currently or formerly maintained by any of them or by any Carolina First ERISA Affiliate that has not been satisfied in full (other than Liability for Pension Benefit Guaranty Corporation premiums, which have been paid when due, except to the extent any failure would not have a Material Adverse Effect on Carolina First).

          (g) No Carolina First Company has any obligations for retiree health and retiree life benefits under any of the Carolina First Benefit Plans other than with respect to benefit coverage mandated by applicable Law.

          (h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, by themselves,
     (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of any Carolina First Company from any Carolina First Company under any Carolina First Benefit Plan or otherwise,
     (ii) increase any benefits otherwise payable under any Carolina First Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

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

     5.14 Material Contracts. Except as disclosed in Section 5.14 of the Carolina First Disclosure memorandum, none of the Carolina First Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $75,000, (ii) any Contract relating to the borrowing of money by any Carolina First Company or the guarantee by any Carolina First Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances to depository institution Subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any Carolina First Company from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract relating to the provision of data processing network communication, or other technical services to or by any Carolina First Company, (v) any Contract relating to the purchase or sale of goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $300,000), (vi) any exchange-traded or over-the-counter Swap, forward, future, option, cap, floor or collar financial Contract, or any other interest rate or foreign currency protection Contract not reflected in the Carolina First Financial Statements, which is a financial derivative Contract or (vii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Carolina First with the SEC as of the date of this Agreement that has not been filed as an exhibit to Carolina First's Form 10-K filed for the fiscal year ended December 31, 1998, or in another SEC Document and identified to FCC (together with all Contracts referred to in Sections 5.9 and 5.13(a) of this Agreement, the "Carolina First Contracts"). With respect to each Carolina First Contract: (i) the Contract is in full force and effect; (ii) no Carolina First Company is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Carolina First; (iii) no Carolina First Company has repudiated or waived any Material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Carolina First, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate or has repudiated or waived any Material provision thereunder. Except for Federal Home Loan Bank advances, all of the indebtedness of any Carolina First Company for money borrowed is prepayable at any time by such Carolina First Company without penalty or premium.

     5.15 Legal Proceedings.

          (a) There is no Litigation instituted or pending, or, to the Knowledge of Carolina First, threatened against any Carolina First Company, or against any director or employee (in their capacity as such) or against any Asset, employee benefit plan, interest, or right of any of them, nor, except as described in Section 5.15(a) of the Carolina First Disclosure Memorandum, are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Carolina First Company.

          (b) Section 5.15(b) of the Carolina First Disclosure Memorandum includes a summary report of all Litigation as of the date of this Agreement to which any Carolina First Company is a party and which names a Carolina First Company as a

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     defendant or cross-defendant and where the maximum exposure is reasonably estimated to be $200,000 or more.

     5.16 Reports. Since January 1, 1996, or the date of organization if later, each Carolina First Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities (except in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Carolina First). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws. As of their respective dates, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     5.17 Statements True and Correct. No statement, certificate, instrument, or other writing furnished or to be furnished by or on behalf of any Carolina First Company or any executive officer or director of any Carolina First Company thereof to FCC pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Carolina First Company or any executive officer or director of any Carolina First Company thereof regarding Carolina First or such executive officer or director of any Carolina First Company for inclusion in the Registration Statement to be filed by FCC with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or contain any untrue statement of a Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any Carolina First Company or any executive officer or director of any Carolina First Company thereof for inclusion in the Joint Proxy Statement to be mailed to FCC's and Carolina First's stockholders in connection with the Stockholders' Meetings will, when first mailed to the stockholders of FCC and Carolina First, be false or misleading with respect to any Material fact, or contain any misstatement of Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meetings, be false or misleading with respect to any Material fact, or omit to state any Material fact required to be stated thereunder or necessary to correct any Material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meetings. All documents that any Carolina First Company or any executive officer or director of any Carolina First Company thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

     5.18 Accounting, Tax, and Regulatory Matters. No Carolina First Company or any executive officer or director of Carolina First thereof has taken or agreed to take any action and Carolina First has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling of interests accounting treatment or as a reorganization within the meaning of

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Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

     5.19 State Takeover Laws. Each Carolina First Company has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability if, any applicable "moratorium," "control share," "fair price," "business combination," or other anti-takeover laws and regulations, including Articles 9 and 9A of the NCBCA (collectively, "Takeover Laws").

     5.20 Charter Provisions. Each Carolina First Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any Carolina First Company or restrict or impair the ability of FCC or any of its Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of any Carolina First Company that may be directly or indirectly acquired or controlled by it.

     5.21 Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for Carolina First's own account, or for the account of one or more the Carolina First Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counter parties believed to be financially responsible.

     5.22 Year 2000. Carolina First has completed the four phases of its Year 2000 readiness program, as described in the May 5, 1997, Statement of the Federal Financial Institutions Examination Council ("FFIEC"), entitled "Year 2000 Project Management Awareness" and the April 20, 1998, "Guidance Concerning Testing for Year 2000 Readiness." Carolina First has made available to FCC complete and accurate copies of its Year 2000 remediation contingency plan, as described in the FFIEC Statements of March 17, 1998, and May 13, 1998, entitled "Guidance Concerning Institution Due Diligence in Connection with Service Provider and Software Vendor Year 2000 Readiness" and "Guidance Concerning Contingency Planning in Connection with Year 2000 Readiness," respectively. Carolina First has completed the four phases of the business resumption contingency planning process, as set forth in the guidance issued by FFIEC on December 11, 1998, and May 13, 1998, and has provided to FCC a complete and accurate copy of its business resumption contingency plan, written documentation supporting the plan's development and validation, the results of tests on the plan, and a schedule of future tests.

     5.23 Fairness Opinion. Carolina First has received a written opinion of The Robinson-Humphrey Company, LLC to the effect that, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to the holders of Carolina First Common Stock, a signed copy of which has been delivered to FCC.

     5.24 Board Recommendation. The Board of Directors of Carolina First, at a meeting duly called and held, has by vote of the directors present (who constituted all the directors then in office) (i) determined that this Agreement and the transactions contemplated, hereby including the Merger, and the transactions contemplated thereby, taken together,

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are fair to and in the best interests of the Carolina First Stockholders and
(ii) resolved to recommend that the holders of the shares of Carolina First Common Stock approve this Agreement.

                                   ARTICLE 6

                     REPRESENTATIONS AND WARRANTIES OF FCC

     Except as set forth in the FCC Disclosure Memorandum, FCC hereby represents and warrants to Carolina First as follows:

     6.1 Organization, Standing, and Power. FCC is a corporation duly organized, validly existing, and in good standing under the Laws of the State of North Carolina, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. FCC is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC. The minute book and other organizational documents for FCC have been made available to Carolina First for its review and are true and complete in all Material respects or in effect as of the date of this Agreement and accurately reflect in all Material respects all amendment thereto and all actions of the Board of Directors and Stockholders thereof.

     6.2 Authority; No Breach By Agreement.

          (a) FCC has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and, subject to the necessary stockholder and regulatory approvals, to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of FCC, subject to the approval of this Agreement and the issuance of the shares of FCC Common Stock pursuant to the Merger by the holders of a majority of the outstanding shares of FCC Common Stock, which is the only stockholder vote required for the consummation of the Merger by FCC. Subject to such requisite stockholder approval and the Consent of all necessary Regulatory Authorities, this Agreement represents a legal, valid, and binding obligation of FCC, enforceable against FCC in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (b) Neither the execution and delivery of this Agreement by FCC, nor the consummation by FCC of the transactions contemplated hereby, nor compliance by FCC with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of FCC's Amended and Restated Articles of Incorporation or Bylaws or certificate or articles of incorporation or bylaws of any FCC Subsidiary or any currently effective resolution adopted by the Board of Directors or the Stockholder(s)

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

     of any FCC Company, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any FCC Company under, any Contract or Permit of any FCC Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any FCC Company or any of their respective Material Assets.

          (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate, banking and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by FCC of the Merger and the other transactions contemplated in this Agreement.

     6.3 Capital Stock. The authorized capital stock of FCC consists, as of the date of this Agreement, of 50,000,000 shares of FCC Common Stock, of which 17,571,729 shares were issued and outstanding as of December 31, 1999. All of the issued and outstanding shares of FCC Common Stock are, and all of the shares of FCC Common Stock to be issued in exchange for shares of Carolina First Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the NCBCA. None of the outstanding shares of FCC Common Stock has been, and none of the shares of FCC Common Stock to be issued in exchange for shares of Carolina First Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past stockholders of FCC.

     6.4 FCC Subsidiaries. FCC has disclosed in Section 6.4 of the FCC Disclosure Memorandum all of the FCC Subsidiaries as of the date of this Agreement. FCC or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each FCC Subsidiary. No equity securities of any FCC Subsidiary are or may become required to be issued (other than to another FCC Company) by reason of any Rights, and there are no Contracts by which any FCC Subsidiary is bound to issue (other than to another FCC Company) additional shares of its capital stock or Rights or by which any FCC Company is or may be bound to transfer any shares of the capital stock of any FCC Subsidiary (other than to another FCC Company). There are no Contracts relating to the rights of any FCC Company to vote or to dispose of any shares of the capital stock of any FCC Subsidiary. All of the shares of capital stock of each FCC Subsidiary held by an FCC Company are duly authorized, validly issued and fully paid and, except as provided in statutes pursuant to which depository institution Subsidiaries are organized, nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the FCC Company free and clear of any Lien. Each FCC Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted.

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Each FCC Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC. Each FCC Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund and/or Savings Association Insurance Fund.

     6.5 SEC Filings; Financial Statements.

          (a) FCC has timely filed and made available to Carolina First all forms, reports, and documents required to be filed by FCC with the SEC since December 31, 1995 (collectively, the "FCC SEC Reports"). The FCC SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the Securities Laws and other applicable Laws, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such later filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such FCC SEC Reports or necessary in order to make the statements in such FCC SEC Reports, in light of the circumstances under which they were made, not misleading. Except for FCC Subsidiaries that are registered as a broker, dealer, or investment advisor or filings required due to fiduciary holdings of the FCC Subsidiaries, no FCC Subsidiary is required to file any forms, reports, or other documents with the SEC.

          (b) Each of the FCC Financial Statements (including, in each case, any related notes) contained in the FCC SEC Reports, including any FCC SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of FCC and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be Material in amount or effect.

     6.6 Absence of Undisclosed Liabilities. No FCC Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC, except Liabilities which are accrued or reserved against in the consolidated balance sheets of FCC as of June 30, 1999, included in the FCC Financial Statements or reflected in the notes thereto and except for Liabilities incurred in the ordinary course of business subsequent to June 30, 1999. No FCC Company has incurred or paid any Liability since June 30, 1999, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC.

     6.7 Absence of Certain Changes or Events. Since June 30, 1999, (i) there have been no events, changes or occurrences which have had, or are reasonably likely to have,

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

individually or in the aggregate, a Material Adverse Effect on FCC, and (ii) the FCC Companies have conducted their respective businesses in the ordinary and usual course (excluding, in each case, the incurrence of expenses or obligations in connection with this Agreement or other changes resulting from the transactions contemplated hereby).

     6.8 Tax Matters.

          (a) All Tax Returns required to be filed by or on behalf of any of the FCC Companies have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1998, and, to the Knowledge of FCC, all Tax Returns filed are complete and accurate in all Material respects. All Tax Returns for periods ending on or before the date of the most recent fiscal year end immediately preceding the Effective Time will be timely filed or requests for extensions will be timely filed. All Taxes shown on filed Tax Returns have been paid or will be timely paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes, that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on FCC, except to the extent reflected in the FCC Financial Statements dated prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the FCC Companies, except for any such Liens which are not reasonably likely to have a Material Adverse Effect on FCC.

          (b) None of the FCC Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

          (c) Adequate provision for any Taxes due or to become due for any of the FCC Companies for the period or periods through and including the date of the respective FCC Financial Statements has been made and is reflected on such FCC Financial Statements.

          (d) Each of the FCC Companies is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC.

          (e) None of the FCC Companies has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code except as disclosed in the FCC Disclosure Memorandum.

          (f) Deferred Taxes of the FCC Companies have been provided for in accordance with GAAP.

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

          (g) None of the FCC Companies is a party to any Tax allocation or sharing agreement, and none of the FCC Companies has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group, the common parent of which was FCC) or has any Liability for Taxes of any Person (other than Carolina First) under Treasury Regulation
     Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

          (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the FCC Companies that occurred during or after any Taxable Period in which the FCC Companies incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1998.

          (i) No FCC Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

          (j) After the date of this Agreement, no Material election with respect to Taxes will be made without the prior consent of Carolina First, which consent will not be unreasonably withheld.

          (k) No FCC Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

     6.9 Assets. The FCC Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All tangible properties used in the businesses of the FCC Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with FCC's past practices. All Assets which are Material to FCC's business on a consolidated basis, held under leases or subleases by any of the FCC Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, conservatorship, receivership or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The FCC Companies currently maintain insurance in amounts, scope, and coverage reasonably necessary for their operations. None of the FCC Companies has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or
(ii) premium costs with respect to such policies of insurance will be substantially increased. The Assets of the FCC Companies include all Assets required to operate the business of the FCC Companies as presently conducted.

     6.10 Environmental Matters.

          (a) To the Knowledge of FCC, each FCC Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except those violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC.

          (b) There is no Litigation pending or, to the Knowledge of FCC, threatened before any court, governmental agency, or authority, or other forum in which any FCC Company or, to the Knowledge of FCC, any of its Participation Facilities has

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

     been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any FCC Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC.

          (c) There is no Litigation pending or, to the Knowledge of FCC, threatened before any court, governmental agency, or board, or other forum in which any of its Loan Properties (or FCC in respect of such Loan Property) has been or, with respect to threatened Litigation, is reasonably expected to be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC.

          (d) To the Knowledge of FCC, during the period of (i) any FCC Company's ownership or operation of any of their respective current properties, (ii) any FCC Company's participation in the management of any Participation Facility, or (iii) any FCC Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material in, on, under, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC. Prior to the period of (i) any FCC Company's ownership or operation of any of their respective current properties, (ii) any FCC Company's participation in the management of any Participation Facility, or (iii) any FCC Company's holding of a security interest in a Loan Property, to the Knowledge of FCC, there were no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility, or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC.

     6.11 Compliance with Laws. FCC is duly registered as a bank holding company under the BHC Act. Each FCC Company has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC. None of the FCC Companies:

          (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC; and

          (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any FCC Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC, or (iii) requiring any FCC Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or restricts the payment of dividends.

     6.12 Labor Relations. No FCC Company is the subject of any Litigation asserting that it or any other FCC Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other FCC Company to bargain with any labor organization as to wages or conditions of employment, nor is any FCC Company a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any FCC Company, pending or threatened, or to the Knowledge of FCC, is there any activity involving any FCC Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     6.13 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of FCC, threatened against any FCC Company, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any FCC Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC.

     6.14 Reports. Since January 1, 1996, or the date of organization if later, each FCC Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws. As of their respective dates, each such report and document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     6.15 Statements True and Correct. No statement, certificate, instrument, or other writing furnished or to be furnished by any FCC Company or any Affiliate thereof to Carolina First pursuant to this Agreement or any other document, agreement, or instrument referred to herein contains or will contain any untrue statement of Material fact or will omit to state a Material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any FCC Company or any Affiliate thereof regarding FCC or such Affiliate for inclusion in the Registration Statement to be filed by FCC with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any Material fact, or contain any untrue statement of a Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the

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

statements therein not misleading. None of the information supplied or to be supplied by any FCC Company or any Affiliate thereof for inclusion in the Joint Proxy Statement to be mailed to Carolina First's and FCC's stockholders in connection with the Stockholders' Meetings, will, when first mailed to the stockholders of Carolina First and FCC, be false or misleading with respect to any Material fact, or contain any misstatement of Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meetings, be false or misleading with respect to any Material fact, or omit to state any Material fact required to be stated thereunder or necessary to correct any Material statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meetings. All documents that any FCC Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

     6.16 Accounting, Tax, and Regulatory Matters. No FCC Company or, to FCC's Knowledge, any Affiliate thereof has taken or agreed to take any action, and FCC has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling of interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the last sentence of such Section.

     6.17 State Takeover Laws. Each FCC Company has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable Takeover Laws.

     6.18 Charter Provisions. Each FCC Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any FCC Company.

     6.19 Employee Benefit Plans. All FCC Plans have complied with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, the breach or violation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FCC. For purposes of this Agreement, the term "FCC Plan" means each bonus, incentive compensation, severance pay, medical or other insurance program, retirement plan, or other employee benefit plan program, agreement, or arrangement sponsored, maintained, or contributed to by FCC or any trade or business, whether or not incorporated, that together with FCC or any of its Subsidiaries would be deemed a "single employer" under Section 414 of the Internal Revenue Code (a "FCC ERISA Affiliate") or under which FCC or any FCC ERISA Affiliate has any Liability or obligation. No Liability under Title IV of ERISA has been incurred by FCC or any FCC ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a Material risk to FCC or any FCC ERISA Affiliate of incurring any such Liability. With respect to any FCC Plan that is subject to Title IV of ERISA, full payment has been made, or will be made in accordance with Section 404(a)(6) of the Internal Revenue Code, of all amounts that FCC or any FCC ERISA Affiliate is required to pay under

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

Section 412 of the Internal Revenue Code or under the terms of the FCC Plans, and no accumulated funding deficiency (within the meaning of Section 412 of the Internal Revenue Code) exists with respect to any FCC Plan. There are no Material actions, suits, or claims pending, or, to the Knowledge of FCC, threatened or anticipated relating to any FCC Plan. There has been no Material adverse change in the financial position or funded status of any FCC Plan that is subject to Title IV of ERISA since the date of the information relating to the financial position and funded status of each such plan contained in the most recent FCC Form 10-K filed with the SEC.

     6.20 Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for FCC's own account, or for the account of one or more the FCC Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counterparties believed to be financially responsible.

     6.21 Year 2000. FCC has completed the four phases of its Year 2000 readiness program, as described in the May 5, 1997, Statement of the Federal Financial Institutions Examination Council ("FFIEC"), entitled "Year 2000 Project Management Awareness" and the April 20, 1998, "Guidance Concerning Testing for Year 2000 Readiness." FCC has made available to Carolina First complete and accurate copies of its Year 2000 remediation contingency plan, as described in the FFIEC Statements of March 17, 1998, and May 13, 1998, entitled "Guidance Concerning Institution Due Diligence in Connection with Service Provider and Software Vendor Year 2000 Readiness" and "Guidance Concerning Contingency Planning in Connection with Year 2000 Readiness," respectively. FCC has completed the four phases of the business resumption contingency planning process, as set forth in the guidance issued by FFIEC on December 11, 1998, and May 13, 1998, and has provided to Carolina First a complete and accurate copy of its business resumption contingency plan, written documentation supporting the plan's development and validation, the results of tests on the plan, and a schedule of future tests.

     6.22 Fairness Opinion. FCC has received a written opinion of Wheat First Securities, a division of First Union Securities, Inc. ("Wheat First Securities") to the effect that, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to the holders of FCC Common Stock.

     6.23 Board Recommendation. The Board of Directors of FCC, at a meeting duly called and held, has by vote of the directors present (who constituted all the directors then in office) (i) determined that this Agreement and the transactions contemplated, hereby including the Merger, and the transactions contemplated thereby, taken together, are fair to and in the best interests of the FCC Stockholders and (ii) resolved to recommend that the holders of the shares of FCC Common Stock approve this Agreement.

                                   ARTICLE 7

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

     7.1 Affirmative Covenants of Carolina First. Unless the prior written consent of FCC shall have been obtained, and except as otherwise expressly contemplated herein, Carolina First shall and shall cause each Carolina First Company to (i) operate its business only in the usual, regular, and ordinary course, (ii) preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use its reasonable efforts to maintain its current employee relationships, and (iv) take no action which is

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reasonably likely to (a) adversely affect the ability of any Party to obtain any
Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentence of
Section 9.1(b) or 9.1(c) of this Agreement, or (b) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

     7.2 Negative Covenants of Carolina First. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Carolina First covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer or chief financial officer of FCC:

          (a) amend the Articles of Incorporation, Bylaws, or other governing instruments of any Carolina First Company, or

          (b) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Carolina First Company to another Carolina First Company) in excess of an aggregate of $500,000 (for the Carolina First Companies on a consolidated basis), except in the ordinary course of the business consistent with past practices (which shall include, for Carolina First Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any Asset of any Carolina First Company of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, Federal Home Loan Bank advances, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Carolina First Disclosure Memorandum); or

          (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Carolina First Company, or declare or pay any dividend or make any other distribution in respect of Carolina First's capital stock, provided that (i) Carolina First may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay regular quarterly cash dividends on the shares of Carolina First Common Stock at a rate of $.10 per share with usual and regular record and payment dates in accordance with past practice as disclosed in
     Section 7.2(c) of the Carolina First Disclosure Memorandum and such dates may not be changed without the prior written consent of FCC, and (ii) nothing contained in this Section 7.2(c) shall be deemed to affect the ability of a Carolina First Subsidiary to pay dividends on its capital stock to Carolina First; provided, that, notwithstanding the provisions of
     Section 1.3, the Parties shall cooperate in selecting the Effective Time to ensure that, with respect to the quarterly period in which the Effective Time occurs, the holders of Carolina First Common Stock do not receive both a cash dividend in respect of their Carolina First Common Stock and a cash dividend in respect of FCC Common Stock or fail to receive any cash dividend in respect of Carolina First Common Stock or FCC Common Stock; or

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

          (d) except for this Agreement and the transactions contemplated hereby, or pursuant to the Carolina First Stock Option Agreement or pursuant to the exercise of Rights outstanding as of the date of this Agreement and pursuant to the terms thereof in existence on the date of this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Carolina First Common Stock or any other capital stock of any Carolina First Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

          (e) adjust, split, combine, or reclassify any capital stock of any Carolina First Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Carolina First Common Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any Carolina First Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Carolina First Company) or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

          (f) except for purchases of U.S. Treasury securities or U.S. government agency securities, which in either case have maturities of five years or less, purchase any securities or make any Material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly-owned Carolina First Subsidiary or the Federal Home Loan Bank, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

          (g) grant any increase in compensation or benefits to the employees or officers of any Carolina First Company, except in accordance with past practice, as disclosed in Section 7.2(g) of the Carolina First Disclosure Memorandum or as required by Law, pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement or as set forth in Section 8.13(f) of this Agreement; enter into or amend any severance agreements with officers of any Carolina First Company; grant any increase in fees or other increases in compensation or other benefits to directors of any Carolina First Company; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits except for such acceleration of vesting that automatically results from this Agreement or the transactions contemplated hereby in accordance with the existing terms of such options or benefits without any exercise of discretion; or

          (h) enter into or amend any employment Contract between any Carolina First Company and any Person (unless such amendment is required by Law) where such Contract or amendment provides that the Carolina First Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

          (i) adopt any new employee benefit plan of any Carolina First Company or terminate or withdraw from, or make any Material change in or to, any existing employee benefit plans of any Carolina First Company other than any such change

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     that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

          (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

          (k) commence any Litigation other than as necessary for the prudent operation of its business or settle any Litigation involving any Liability of any Carolina First Company for Material money damages or restrictions upon the operations of any Carolina First Company; or

          (l) enter into modify, amend, or terminate any Material Contract or waive, release, compromise, or assign any Material rights or claims.

          (m) incur or become obligated to incur any expenses exceeding $300,000, whether capitalized, expended or otherwise other than in the ordinary course of business without FCC's prior written approval, excluding any expenses or obligations incurred in connection with this Agreement or the transactions contemplated hereby.

     7.3 Negative Covenants of FCC. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, FCC covenants and agrees that it will not do or agree to commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer or chief financial officer of Carolina First, which consent shall not be unreasonably withheld:

          (a) declare or pay any dividend or make any other distribution in respect of the FCC Common Stock, except for regular quarterly cash dividends at a rate not in excess of $.17 per share of FCC Common Stock, provided, however, that nothing contained herein shall be deemed to affect the ability of a FCC Subsidiary to pay dividends on its capital stock to FCC; or

          (b) amend its Amended and Restated Articles of Incorporation or Bylaws in a manner which would adversely affect in any manner the terms of the FCC Common Stock or the ability of FCC to consummate the transactions contemplated hereby; or

          (c) make any acquisition (including an acquisition of branch offices and related deposit liabilities) that could affect the ability of FCC to consummate the transactions contemplated hereby in a reasonably timely manner.

     7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a Material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

     7.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing

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such statements as of the dates indicated and the consolidated results of operations, changes in stockholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not Material). As of their respective dates, such reports filed with the SEC will comply in all Material respects with the Securities Laws and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

                                   ARTICLE 8

                             ADDITIONAL AGREEMENTS

     8.1 Registration Statement; Joint Proxy Statement; Stockholder
Approvals. As soon as reasonably practicable after execution of this Agreement, FCC shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of FCC Common Stock upon consummation of the Merger. Carolina First shall furnish all information as FCC may reasonably request in connection with such action. Carolina First shall call a Stockholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement, the Merger, and such other related matters as it deems appropriate. FCC shall call a Stockholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement, the Merger, and the issuance of shares of FCC Common Stock pursuant to the Merger and such other related matters as it deems appropriate. In connection with the Stockholders' Meetings, (i) FCC and Carolina First shall prepare and file with the SEC a Joint Proxy Statement and mail such Joint Proxy Statement to their respective stockholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Joint Proxy Statement, (iii) the Boards of Directors of FCC and Carolina First shall, subject to the provisions of Section 8.8, recommend to their respective stockholders the approval of the matters submitted for approval, and (iv) the Boards of Directors and officers of FCC and Carolina First shall use their reasonable efforts to obtain such stockholders' approvals, provided that Carolina First may withdraw, modify, or change in an adverse manner to FCC its recommendations in compliance with the provisions of Section 8.8. In addition, nothing in this Section 8.1 or elsewhere in this Agreement shall prohibit accurate disclosure by either Party of information that is required to be disclosed in the Registration Statement or the Joint Proxy Statement or in any other document required to be filed with the SEC (including, without limitation, a Solicitation/ Recommendation Statement on
Schedule 14D-9) or otherwise required to be publicly disclosed by applicable Law or regulations or rules of the NASD. Carolina First and FCC shall use their reasonable efforts to include the fairness opinions of The Robinson-Humphrey Company, LLC and Wheat First Securities respectively in the Joint Proxy Statement and Registration Statement with dates updated to a date that is just prior to the mailing of the Joint Proxy Statement.

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     8.2 Nasdaq Listing.  FCC shall use its reasonable efforts to list, prior to the Effective Time, on the Nasdaq NMS, subject to official notice of issuance, the shares of FCC Common Stock to be issued to the holders of Carolina First Common Stock pursuant to the Merger.

     8.3 Applications. FCC shall promptly prepare and file, and Carolina First shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.

     8.4 Filings with State Offices. Upon the terms and subject to the conditions of this Agreement, Carolina First and FCC shall execute and FCC shall file the Articles of Merger with the Secretary of State of the State of North Carolina in connection with the Closing.

     8.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     8.6 Investigation and Confidentiality.

          (a) Prior to the Effective Time, each Party shall keep the other Party advised of all Material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

          (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party. The Confidentiality Agreements shall remain in force and effect, unmodified by this Agreement.

          (c) Each Party agrees to give the other Party written notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which

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     represents, or is reasonably likely to represent, a Material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

     8.7 Press Releases. Prior to the Effective Time, FCC and Carolina First shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.7 shall be deemed to prohibit any Party from making any disclosure which it deems, after having consulted with and considered the advice of outside counsel, necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

     8.8 Certain Actions. Except with respect to this Agreement and the transactions contemplated hereby, no Carolina First Company nor any of its officers or directors nor any Representative thereof, shall directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries regarding or the making of any Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, Carolina First and its Board of Directors shall be permitted (i) to the extent applicable, to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, (i) to engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that Carolina First's Board of Directors concludes in good faith and consistent with its fiduciary duties to Carolina First's shareholders that it should consider such Acquisition Proposal, and prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, Carolina First receives from such Person an executed confidentiality agreement containing confidentiality terms at least as stringent as those contained in the Confidentiality Agreement. Carolina First Shall promptly advise FCC following the receipt of any developments with respect to such Acquisition Proposal and the details thereof, and advise FCC of any developments with respect to such Acquisition Proposal promptly upon the occurrence thereof. Carolina First shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all of its directors, officers and Representatives not to engage in any of the foregoing.

     8.9 Accounting and Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a pooling of interests for accounting purposes or as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code for federal income tax purposes.

     8.10 State Takeover Laws. Each Party shall take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws.

     8.11 Charter Provisions. Each Party shall take all necessary action to ensure that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated hereby do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of any Party or restrict or impair the ability of FCC or any of its Subsidiaries to vote, or

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otherwise to exercise the rights of a stockholder with respect to, shares of any
Carolina First Company that may be directly or indirectly acquired or controlled by it.

     8.12 Agreement of Affiliates. Carolina First shall use its reasonable efforts to cause each Person, whom it reasonably believes may be deemed an "affiliate" of it for purposes of Rule 145 under the 1933 Act, to execute and deliver to FCC as soon as practicable after the date of this Agreement, and in any event prior to the date of the Stockholders' Meetings, a written agreement in the form of Exhibit 3. Shares of FCC Common Stock issued to such affiliates of Carolina First in exchange for shares of Carolina First Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of FCC and Carolina First have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section 8.12 (and FCC shall be entitled to place restrictive legends upon certificates for shares of FCC Common Stock issued to affiliates of Carolina First pursuant to this Agreement to enforce the provisions of this Section 8.12). FCC shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of FCC Common Stock by such affiliates.

     8.13 Employee Benefits and Contracts.

          (a) Following the Effective Time, FCC shall provide to officers and employees of the Carolina First Companies (the "Continuing Employees"), employee benefits under employee benefit plans (other than stock options or other plans involving the potential issuance of FCC Common Stock), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the FCC Companies to their similarly situated officers and employees. For purposes of participation, vesting, and benefit accruals (but not accrual of benefits under FCC's tax-qualified defined benefit plans) under such employee benefit plans, the service of the employees of the Carolina First Companies prior to the Effective Time shall be treated as service with an FCC Company participating in such employee benefit plans. Prior to the Effective Time, Carolina First may amend any Carolina First Benefit Plan that is an "employee pension benefit plan" as that term is defined in Section 3(2) of ERISA, to provide for full vesting, as of the Effective Time or any earlier date, of all benefits that accrue under such plan for participants who are actively employed as of the effective date of such amendment.

          (b) Following the Effective Time, FCC shall, and shall cause the appropriate FCC Subsidiaries to, assume and honor in accordance with their terms the employment agreements, deferred compensation agreements and retirement and supplemental income agreements and plans which have been disclosed in Section 8.13 of the Carolina First Disclosure Memorandum.

          (c) Any person who was serving as an employee of Carolina First or any Carolina First Subsidiary immediately prior to the Effective Time (other than those employees covered by a written employment agreement) whose employment is discontinued by FCC or any of the FCC Subsidiaries within six months after the Effective Time (unless termination of such employment is for Cause (as defined below)) shall be entitled to a severance payment from FCC equal in amount to four weeks' severance (six weeks in the case of officers at the level of vice president or above), plus two week's base pay for each full or partial year such employee was employed by Carolina First or any other Carolina First Subsidiary, subject to a

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     maximum of 40 weeks' severance, together with any accrued but unused vacation leave with respect to the calendar year in which termination occurs. For purposes of this Section 8.13(c), "Cause" shall mean termination because of the employee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule, or regulation (other than traffic violations or similar offenses). An employee shall be considered in full-time service if he or she typically was scheduled to work thirty or more hours per calendar week. Paid vacation and paid sick leave shall count towards this thirty hour requirement.

     8.14 Indemnification.

          (a) After the Effective Time, FCC shall indemnify, defend and hold harmless the present and former directors, officers, employees, and agents of Carolina First or any of Carolina First's Subsidiaries (each, a "Indemnified Party") (including any person who becomes a director, officer, employee, or agent prior to the Effective Time) against all Liabilities (including reasonable attorneys' fees, and expenses, judgments, fines and amounts paid in settlement) arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement and the Carolina First Stock Option Agreement) to the full extent permitted under North Carolina Law and by Carolina First's Articles of Incorporation and Bylaws, as in effect on the date hereof and any indemnity agreements entered into prior to the date of this Agreement by any of the Carolina First Companies and any director, officer, employee, or agent of any of the Carolina First Companies, including, without limitation, provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval by FCC is required to effectuate any indemnification, FCC shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between FCC and the Indemnified Party.

          (b) FCC and the Surviving Corporation shall use their reasonable efforts (and Carolina First shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of three years after the Effective Time, Carolina First's existing directors' and officers' liability insurance policy (provided that FCC and the Surviving Corporation may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Carolina First given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided, that the Surviving Corporation shall not be obligated to make annual premium payments for any year in such three-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Carolina First's directors and officers, 150% of the annual premium payments on Carolina First's current policy in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, FCC shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

          (c) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 8.14, upon learning of any such Liability or Litigation, shall promptly notify FCC thereof, provided that the failure so to notify shall not affect the

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     obligations of FCC under this Section 8.14 unless and to the extent such failure materially increases FCC's Liability under this Section 8.14. In the event of any such Litigation (whether arising before or after the Effective Time), (i) FCC or the Surviving Corporation shall have the right to assume the defense thereof and FCC shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if FCC or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between FCC or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and FCC or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that FCC shall be obligated pursuant to this paragraph
     (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and (iii) FCC shall not be liable for any settlement effected without its prior written consent; and provided further that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

          (d) The Surviving Corporation shall not be liable for any settlement effected without its prior written consent which consent shall not be unreasonably withheld.

          (e) The provisions of this Section 8.14 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs or representatives.

     8.15 Board and Management Matters.

          (a) At the first regularly scheduled meeting of the Board of Directors of FCC following the Effective Time, FCC shall effect all corporate action necessary to appoint six individuals designated by Carolina First and reasonably acceptable to FCC (the "Carolina First Designees") as directors of FCC to serve until the 2000 annual meeting stockholders of FCC. At the 2000 annual meeting of stockholders of FCC, FCC shall nominate for election the Carolina First Designees to the Board of Directors of FCC to serve as a member of the respective classes of the FCC Board of Directors as necessary so that each class of the FCC Board of Directors is nearly equal in number as practicable.

          (b) On the date hereof FCC and James E. Burt, III have executed an Employment Agreement in the form attached as Exhibit 2 hereto, which shall become effective upon the consummation of the Merger.

     8.16 Certain Modifications. FCC and Carolina First shall consult with respect to their respective loan, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) and Carolina First shall make such modifications or changes to its policies and practices, if any, prior to the Effective Time, as may be mutually agreed upon. FCC and Carolina First also shall consult with respect to the character, amount, and timing of restructuring and Merger-related expense charges to be taken by each of the Parties in connection with the transactions contemplated by this Agreement and shall take such charges in accordance with GAAP as may be mutually

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agreed upon by the Parties. Neither Party's representations, warranties, and covenants or agreements contained in this Agreement shall be deemed to be inaccurate or breached in any respect as a consequence of any modifications or charges undertaken solely on account of this Section 8.16.

                                   ARTICLE 9

               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

     9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

          (a) Stockholder Approvals.   The stockholders of Carolina First shall
     have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, by the provisions of any governing instruments, and by the rules of the NASD. The stockholders of FCC shall have approved this Agreement and the issuance of shares of FCC Common Stock pursuant to the Merger, as and to the extent required by Law, by the provisions of any governing instruments, and by the rules of the NASD.

          (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired.

          (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.

          (d) Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

          (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of FCC Common Stock issuable pursuant to the Merger shall have been received.

          (f) Nasdaq Listing. The shares of FCC Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq NMS.

          (g) Tax Matters. Carolina First shall have received a written opinion from Alston & Bird LLP and FCC shall have received a written opinion from Smith Helms Mulliss & Moore, L.L.P., in a form reasonably satisfactory to such Party (the "Tax

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     Opinions"), to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) no gain or loss will be recognized by holders of Carolina First Common Stock who exchange all of their Carolina First Common Stock solely for FCC Common Stock pursuant to the Merger (except with respect to any cash received in lieu of a fractional share interest in FCC Common Stock),
     (iii) the tax basis of the FCC Common Stock received by holders of Carolina First Common Stock who exchange all of their Carolina First Common Stock solely for FCC Common Stock in the Merger will be the same as the tax basis of the Carolina First Common Stock surrendered in exchange for the FCC Common Stock (reduced by an amount allocable to a fractional share interest in FCC Common Stock for which cash is received), and (iv) the holding period of the FCC Common Stock received by holders who exchange all of their Carolina First Common Stock solely for FCC Common Stock in the Merger will be the same as the holding period of the Carolina First Common Stock surrendered in exchange therefor, provided that such Carolina First Common Stock is held as a capital asset at the Effective Time. In rendering such Tax Opinions, such counsel shall be entitled to rely upon representations of officers of Carolina First and FCC reasonably satisfactory in form and substance to such counsel.

          (h) Pooling Letters. Each Party shall have received a letter, dated as of the Effective Time, in a form reasonably acceptable to such Party, from KPMG Peat Marwick LLP to the effect that the Merger will qualify for pooling of interests accounting treatment.

     9.2 Conditions to Obligations of FCC. The obligations of FCC to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by FCC pursuant to Section 11.6(a) of this Agreement:

          (a) Representations and Warranties. For purposes of this Section 9.2(a), the accuracy of the representations and warranties of Carolina First set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Carolina First set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of Carolina First set forth in Sections 5.18, 5.19, and 5.20 of this Agreement shall be true and correct in all Material respects. There shall not exist inaccuracies in the representations and warranties of Carolina First set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.18, 5.19, and 5.20) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Carolina First; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material," "Material," "Material Adverse Effect," or variations thereof, or to the "Knowledge" of Carolina First or to a matter being "known" by Carolina First shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Carolina First to be performed and complied with pursuant to this

     Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

          (c) Certificates. Carolina First shall have delivered to FCC (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.1 as relates to Carolina First and in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Carolina First's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as FCC and its counsel shall request.

          (d) Affiliate Agreements. FCC shall have received from each affiliate of Carolina First the affiliates agreements referred to in Section 8.12 of this Agreement, to the extent necessary to ensure in the reasonable judgment of FCC that the transactions contemplated hereby will qualify for pooling of interests accounting treatment.

     9.3 Conditions to Obligations of Carolina First. The obligations of Carolina First to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Carolina First pursuant to Section 11.6(b) of this Agreement:

          (a) Representations and Warranties. For purposes of this Section 9.3(a), the accuracy of the representations and warranties of FCC set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of FCC set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of FCC set forth in Sections 6.16, 6.17, and
     6.18 of this Agreement shall be true and correct in all Material respects. There shall not exist inaccuracies in the representations and warranties of FCC set forth in this Agreement (including the representations and warranties set forth in Sections 6.3, 6.16, 6.17, and 6.18) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on FCC; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material," "Material," "Material Adverse Effect," or variations thereof, or to the "Knowledge" of FCC or to a matter being "known" by FCC shall be deemed not to include such qualifications.

          (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of FCC to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

          (c) Certificates. FCC shall have delivered to Carolina First (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and chief financial officer, to the effect that the conditions of its obligations set forth in Section 9.1 as relates to FCC and in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by FCC's Board of Directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Carolina First and its counsel shall request.

                                   ARTICLE 10

                                  TERMINATION

     10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of Carolina First or FCC, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

          (a) By mutual consent of the Board of Directors of FCC and the Board of Directors of Carolina First; or

          (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of Carolina First and Section 9.3(a) of this Agreement in the case of FCC or in Material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Carolina First and Section 9.3(a) of this Agreement in the case of FCC; or

          (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of Carolina First and Section 9.3(a) in the case of FCC) in the event of a Material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

          (d) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of Carolina First and Section 9.3(a) of this Agreement in the case of FCC or in Material breach of any covenant or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the stockholders of FCC or Carolina First fail to vote their approval of the matters submitted for the approval by such stockholders at the Stockholders' Meetings where the appropriate transactions contemplated by this Agreement were presented to such stockholders for approval and voted upon; or

          (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by June 30, 2000, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

          (f) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in
     Section 9.2(a) of this Agreement in the case of Carolina First and Section 9.3(a) of this Agreement in the case of FCC or in Material breach of any covenant or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 10.1(e) of this Agreement; or

          (g) By Carolina First if:

             (1) the Average Closing Price (as defined below) shall be less than the product of 0.80 and the Starting Price; and

             (2) (i) the number obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "FCC Ratio") shall be less than (ii) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.15 from such quotient (such number being referred to herein as the "Index Ratio").

          If Carolina First elects its termination right pursuant to the immediately preceding sentence, it shall give to FCC written notice on or before the second trading day after the Determination Date. During the five-day period commencing on the date of such notice, FCC shall have the option of adjusting the Exchange Ratio to equal the lesser of (i) a number equal to a quotient (rounded to the nearest one-ten thousandth), the numerator of which is the product of 0.80, the Starting Price and the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price, or (ii) a number equal to a quotient (rounded to the nearest one-ten thousandth), the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the FCC Ratio. If FCC makes an election contemplated by the preceding sentence, within such five-day period, it shall give prompt written notice to Carolina First of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section, and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section.

          For purposes of this Section only, the following terms shall have the meanings indicated:

             "Average Closing Price" means the average of the last reported sale prices per share of FCC Common Stock as reported on The Nasdaq Stock Market or such successor exchange on which FCC Common Stock may then be traded (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the 20 consecutive trading days on The Nasdaq Stock Market or such successor exchange on which FCC Common

        Stock may then be traded ending at the close of trading on the Determination Date.

             "Determination Date" means the date on which the approval of the Federal Reserve Board required for consummation of the Merger shall be received by FCC, without regard to any requisite waiting periods in respect thereof.

             "Index Group" means the group of this 11 bank holding companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, an announcement of a transaction whereby such company would be acquired or whereby such company would acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization as of the Starting Date. In the event that the common stock of any such company ceases to be publicly traded or any such announcement is made with respect to any such company, such company will be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock) redistributed proportionately for purpose of determining the Index Price. The bank holding companies and the weights attributed to them are as follows:

                                       TICKER   WEIGHTING
                                       ------   ---------
BT Financial Corporation.............   BTFC       3.14%
Carolina First Corporation...........   CAFC       5.08
CCB Financial Corporation............    CCB       7.82
Centura Banks, Inc...................    CBC       7.94
First Midwest Bancorp, Inc...........   FMBI       5.45
First Virginia Banks, Inc............    FVB       9.91
Fulton Financial Corporation.........   FULT      13.57
Mercantile Bankshares Corporation....   MRBK      13.62
Sky Financial Group Inc..............   SKYF      15.27
Trustmark Corporation................   TRMK      14.22
WesBanco, Inc........................   WSBC       3.99
                                                 ------
                                                 100.00%
                                                 ======

             "Index Price" on a given date means the weighted average (weighted in accordance with the factors listed above) of the closing prices of the companies comprising the Index Group.

             "Starting Date" means November 8, 1999.

             "Starting Price" shall mean the last reported sale price per share of FCC Common Stock on the Starting Date, as reported by The Nasdaq Stock Market or such successor exchange on which FCC Common Stock may then be traded (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source).

          If any company belonging to the Index Group or FCC declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or FCC shall be appropriately adjusted for the purposes of applying this Section.

          (h) By either Party in the event Carolina First's Board of Directors has determined in good faith and as permitted by Sections 8.1 and 8.8 hereof to enter into an alternative Acquisition Proposal.

     10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of this Section 10.2 and Article 11 and Section 8.6(b) of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 10.1(b), 10.1(c), or 10.1(f) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination. The Stock Option Agreement shall be governed by its own terms.

     10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 10.3 and Articles 1, 2, 3, 4, and 11 and Sections 8.12, 8.13, 8.14, and 8.15 of this Agreement.

                                   ARTICLE 11

                                 MISCELLANEOUS

     11.1 Definitions.

          (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

     "1933 ACT" shall mean the Securities Act of 1933, as amended.

     "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

     "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or Assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of, such Party or any of its Subsidiaries.

     "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

     "AGREEMENT" shall mean this Agreement and Plan of Merger, including the Exhibits and the Confidentiality Agreements (and excepting the Stock Option Agreement) delivered pursuant hereto and incorporated herein by reference.

     "ARTICLES OF MERGER" shall mean the Articles of Merger to be executed by FCC and filed with the Secretary of State of the State of North Carolina relating to the Merger as contemplated by Section 1.1 of this Agreement.

     "ASSETS" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

     "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

     "CAROLINA FIRST BANKS" shall mean Lincoln Bank of North Carolina, Cabarrus Bank of North Carolina and Community Bank and Trust Company.

     "CAROLINA FIRST COMMON STOCK" shall mean the $2.50 par value common stock of Carolina First.

     "CAROLINA FIRST COMPANIES" shall mean, collectively, Carolina First and all Carolina First Subsidiaries.

     "CAROLINA FIRST DISCLOSURE MEMORANDUM" shall mean the written information entitled "Carolina First Disclosure Memorandum" delivered prior to the execution of this Agreement to FCC describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section or subsection of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section or subsection shall not be deemed to be disclosed for all purposes hereunder. The inclusion of any matter in this document shall not be deemed an admission or otherwise to imply that any such matter is Material for purposes of this Agreement.

     "CAROLINA FIRST FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of financial position (including related notes and schedules, if any) of Carolina First as of June 30, 1999 and as of December 31, 1997, 1997, and 1996, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 1999, and for each of the three years ended December 31, 1998, 1997 and 1996, as filed by Carolina First in SEC Documents, and (ii) the consolidated statements of financial position of Carolina First (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to June 30, 1999.

     "CAROLINA FIRST PREFERRED STOCK" shall mean the $1.00 par value preferred stock of Carolina First.

     "CAROLINA FIRST STOCK OPTION AGREEMENT" shall mean the Stock Option Agreement of even date herewith issued to FCC by Carolina First, in substantially the form of Exhibit 1.

     "CAROLINA FIRST SUBSIDIARIES" shall mean the Subsidiaries of Carolina First, which shall include the Carolina First Subsidiaries described in Section
5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Carolina First in the future and owned by Carolina First at the Effective Time.

     "CONFIDENTIALITY AGREEMENTS" shall mean those certain Confidentiality Agreements, entered into prior to the date of this Agreement, between Carolina First and FCC.

     "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

     "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

     "DEFAULT" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

     "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "EXHIBITS" 1 through 3, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

     "FCC BANK" shall mean First Charter National Bank.

     "FCC COMMON STOCK" shall mean the no par value common stock of FCC.

     "FCC COMPANIES" shall mean, collectively, FCC and all FCC Subsidiaries.

     "FCC DISCLOSURE MEMORANDUM" shall mean the written information entitled "FCC Disclosure Memorandum" delivered prior to the execution of this Agreement to Carolina First describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section or subsection of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section or subsection shall not be deemed to be disclosed for all purposes hereunder. The inclusion of any matter in this document shall not be deemed an admission or otherwise to imply that any such matter is Material for purposes of this Agreement.

     "FCC FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of FCC as of June 30, 1999, and as of December 31, 1998, 1997, and 1996, and the related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the six months ended June 30, 1999, and for each of the three years ended December 31, 1998, 1997, and 1996, as filed by FCC in SEC Documents, and (ii) the consolidated statements of condition of FCC (including related notes and schedules, if any) and related statements of income, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to June 30, 1999.

     "FCC SUBSIDIARIES" shall mean the Subsidiaries of FCC and any corporation, bank, savings association, or other organization acquired as a Subsidiary of FCC in the future and owned by FCC at the Effective Time.

     "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

     "HAZARDOUS MATERIAL" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

     "HOLA" the Home Owners' Loan Act of 1933, as amended.

     "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     "JOINT PROXY STATEMENT" shall mean the joint proxy statement used by FCC and Carolina First to solicit the approval of their respective stockholders of the transactions contemplated by this Agreement, which shall include the prospectus of FCC relating to the issuance of the FCC Common Stock to holders of Carolina First Common Stock, as amended or supplemented.

     "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge of the chairman, president, chief financial officer, chief accounting officer, chief credit officer, general counsel, or any executive vice president of such Person.

     "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

     "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

     "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reserva-tion, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits, and other Liens incurred in the ordinary course of the banking business and (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the related Party.

     "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

     "LOAN PROPERTY" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

     "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

     "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a Material adverse impact on (i) the financial condition, results of operations, or business of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities,
(b) changes in GAAP or regulatory accounting principles generally applicable to banks or savings associations and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, including without limitation actions taken pursuant to Section 8.16 of this Agreement, and (d) the Merger (and the reasonable expenses incurred in connection therewith) and compliance with the provisions of this Agreement on the operating performance or financial condition of the Party.

     "NASD" shall mean the National Association of Securities Dealers, Inc.

     "Nasdaq NMS" shall mean the National Market System of The Nasdaq Stock Market.

     "NCBCA" shall mean the North Carolina Business Corporation Act.

     "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

     "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including, but not limited to, participating in a fiduciary capacity) and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

     "PARTY" shall mean either Carolina First or FCC, and "Parties" shall mean both Carolina First and FCC.

     "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

     "PERSON" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

     "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by FCC under the 1933 Act with respect to the shares of FCC Common Stock to be issued to the stockholders of Carolina First in connection with the transactions contemplated by this Agreement.

     "REGULATORY AUTHORITIES" shall mean, collectively, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, and the SEC.

     "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

     "RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Rights.

     "SEC" shall mean the United States Securities and Exchange Commission.

     "SEC DOCUMENTS" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

     "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

     "STOCKHOLDERS' MEETINGS" shall mean the respective meetings of the stockholders of FCC and Carolina First to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

     "SUBSIDIARIES" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

     "SURVIVING BANK" shall mean FCC Bank as the surviving bank resulting from the Bank Merger.

     "SURVIVING CORPORATION" shall mean FCC as the surviving corporation resulting from the Merger.

     "TAX" or "TAXES" shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, including any interest, penalties, or additions thereto.

     "TAXABLE PERIOD" shall mean any period prescribed by any governmental authority, including the United States or any state, local, or foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

     "TAX RETURN" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

     (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Bank Mergers................................................  Section 1.2
Carolina First Benefit Plans................................  Section 5.13(a)
Carolina First Contracts....................................  Section 5.14
Carolina First ERISA Affiliate..............................  Section 5.13(e)
Carolina First ERISA Plan...................................  Section 5.13(a)
Carolina First Rights.......................................  Section 3.6(a)
Carolina First Pension Plan.................................  Section 5.13(a)
Carolina First SEC Reports..................................  Section 5.5(a)
Cause.......................................................  Section 8.13(c)
Closing.....................................................  Section 1.3
Continuing Employee.........................................  Section 8.13
Effective Time..............................................  Section 1.4
Exchange Agent..............................................  Section 4.1
Exchange Ratio..............................................  Section 3.1(b)
FCC ERISA Affiliate.........................................  Section 6.19

FCC SEC Reports.............................................  Section 6.5(a)
Indemnified Party...........................................  Section 8.14
Maximum Amount..............................................  Section 8.14(b)
Merger......................................................  Section 1.1
Takeover Laws...............................................  Section 5.19
Tax Opinions................................................  Section 9.1(g)

     (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     11.2 Expenses.

          (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the printing costs incurred in connection with the printing of the Registration Statement and the Joint Proxy Statement and the SEC fees related thereto.

          (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

     11.3 Brokers and Finders. Except for The Robinson-Humphrey Company, LLC as to Carolina First and except for Wheat First Securities as to FCC, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his, her, or its representing or being retained by or allegedly representing or being retained by Carolina First or FCC, each of Carolina First and FCC, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

     11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the Confidentiality Agreements and other documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.12, 8.13(b), 8.14, and 8.15(b) of this Agreement.

     11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that the provisions of this Agreement relating to the manner or basis in which shares of Carolina First Common Stock will be exchanged for FCC Common Stock shall not be amended (except in accordance with Section 10.1(g)) after the Stockholders' Meetings without the requisite approval of the holders of the issued and outstanding shares of FCC Common Stock and Carolina First Common Stock, as the case may be, entitled to vote thereon.

     11.6 Waivers.

          (a) Prior to or at the Effective Time, FCC, acting through its Board of Directors, chief executive officer, chief financial officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Carolina First, to waive or extend the time for the compliance or fulfillment by Carolina First of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of FCC under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of FCC.

          (b) Prior to or at the Effective Time, Carolina First, acting through its Board of Directors, chief executive officer, chief financial officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by FCC, to waive or extend the time for the compliance or fulfillment by FCC of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Carolina First under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Carolina First.

          (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

     11.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

     11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

       Carolina First:                  Carolina First Bancshares, Inc.
                                        402 E. Main Street
                                        Lincolnton, North Carolina 25092
                                        Telecopy Number: (704) 732-7201
                                        Attention: James E. Burt III
                                                   President and Chief Executive Officer

       Copy to Counsel:                 Alston & Bird LLP
                                        One Atlantic Center
                                        1201 West Peachtree Street
                                        Atlanta, Georgia 30309-3424
                                        Telecopy Number: (404) 881-4777
                                        Attention: Ralph F. MacDonald, III

       FCC:                             First Charter Corporation
                                        22 Union Street
                                        North Concord, North Carolina 28025
                                        Telecopy Number: (704) 788-0445
                                        Attention: Lawrence M. Kimbrough
                                                   President and Chief Executive Officer

       Copy to Counsel:                 Smith Helms Mulliss & Moore, L.L.P.
                                        201 North Tryon Street
                                        Charlotte, North Carolina 282
                                        Telecopy Number: (704) 334-8467
                                        Attention: Robert M. Donlon

     11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of North Carolina, without regard to any applicable conflicts of Laws.

     11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     11.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

     11.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.

     11.13 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the

United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.


                           CAROLINA FIRST BANCSHARES, INC.

                           By: /s/ JAMES E. BURT, III
                           -----------------------------------------------------
                           Name: James E. Burt, III
                           Title: President and Chief Executive Officer

                           First Charter Corporation

                           By: /s/ LAWRENCE M. KIMBROUGH
                           -----------------------------------------------------
                           Name: Lawrence M. Kimbrough
                           Title: President and Chief Executive Officer

                                                                      APPENDIX B

                             STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT (this "Agreement") is made and entered into as of November 7, 1999 by and between First Carolina BancShares, Inc., a North Carolina corporation ("Issuer"), and First Charter Corporation, a North Carolina corporation ("Grantee").

     WHEREAS, Grantee and Issuer have entered into that certain Agreement and Plan of Merger, dated as of November 7, 1999 (the "Merger Agreement"), providing for, among other things, the merger of Issuer with and into Grantee, with Grantee as the surviving entity; and

     WHEREAS, as a condition and inducement to Grantee's execution of the Merger Agreement, Grantee has required that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below);

     NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

     1. DEFINED TERMS. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

     2. GRANT OF OPTION. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 1,040,838 shares (as adjusted as set forth herein, the "Option Shares," which shall include the Option Shares before and after any transfer of such Option Shares) of common stock, $2.50 par value per share ("Issuer Common Stock"), of Issuer at a purchase price per Option Share (subject to adjustment as set forth herein, the "Purchase Price") equal to $36.00; provided, however, in no event shall the number of shares of Issuer Common Stock for which this Option is exercisable together with all other shares of Issuer Common Stock held by Holder exceed the lesser of (i) 19.9% of the Issuer's issued and outstanding shares of Issuer Common Stock without giving effect to any shares subject to or issued pursuant to the Option and (ii) that minimum number of shares of Issuer Common Stock which when aggregated with any other shares of Issuer Common Stock beneficially owned by Grantee or any Affiliate thereof would cause the provisions of any Takeover Laws of the NCBCA to be applicable to the Merger.

     3. EXERCISE OF OPTION.

     (a) Provided that (i) Grantee or Holder (as hereinafter defined), as applicable, shall not be in material breach of its agreements or covenants contained in this Agreement or the Merger Agreement, and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect, Holder may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event (as hereinafter defined) and prior to the termination of the Option. The Option shall terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Time, (B) termination of the Merger Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (as hereinafter defined) (other than a termination of the Merger Agreement by Grantee pursuant to (i) Section 10.1(b) thereof (but only if such termination was a result of a willful breach by Issuer) or (ii) Section 10.1(c) thereof (each a "Default Termination")), (C) 12 months after a Default Termination, and
(D) 12 months after any termination of the Merger Agreement following the occurrence of a Purchase Event or a Preliminary Purchase Event. Any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law, including, without limitation, the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The term "Holder" shall mean the holder or holders of the Option from time to time, and which initially is the Grantee. The rights set forth in Section 8 shall terminate when the right to exercise the Option terminates (other than as a result of a complete exercise of the Option) as set forth herein.

          (b) As used herein, a "Purchase Event" means any of the following events subsequent to the date of this Agreement:

             (i) without Grantee's prior written consent, Issuer shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or entered into an agreement with any person (other than Grantee or any Subsidiary of Grantee) to effect an Acquisition Transaction (as defined below). As used herein, the term Acquisition Transaction shall mean (A) a merger, consolidation or similar transaction involving Issuer or any of its Subsidiaries (other than transactions solely between Issuer's Subsidiaries and transactions involving Issuer or any Subsidiary in which the voting securities of Issuer outstanding immediately prior thereto continue to represent (by either remaining outstanding or being converted into securities of the surviving entity or the parent thereof) at least 75% of the combined voting power of the voting securities of the Issuer or the surviving entity or the parent thereof outstanding immediately after the consummation of the transaction), (B) except as permitted pursuant to Article 7 of the Merger Agreement, the disposition, by sale, lease, exchange or otherwise, of Assets of Issuer or any of its Subsidiaries representing in either case 15% or more of the consolidated assets of Issuer and its Subsidiaries, or (C) the issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 25% or more of the voting power of Issuer or any of its Subsidiaries (any of the foregoing, an "Acquisition Transaction"); or

             (ii) any person (other than Grantee or any Subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange
        Act), other than a group of which Grantee or any of its Subsidiaries is a member, shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 25% or more of the then-outstanding shares of Issuer Common Stock.

          (c) As used herein, a "Preliminary Purchase Event" means any of the following events:

             (i) any person (other than Grantee or any Subsidiary of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act") with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control 25% or more of the then-outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively); or

             (ii) the holders of Issuer Common Stock shall not have approved the Merger Agreement at the meeting of such stockholders held for the purpose of voting on the Merger Agreement, such meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement, or Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors with respect to the Merger Agreement, in each case after it shall have been publicly announced that any person (other than Grantee or any Subsidiary of Grantee) shall have (A) made a proposal to engage in an Acquisition Transaction, (B) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer, or (C) filed an application (or given a notice), whether in draft or final form, under any federal or state statute or regulation (including a notice filed under the HSR Act and an application or notice filed under the BHC Act, the Bank Merger Act, or the Change in Bank Control Act of 1978) seeking the Consent to an Acquisition Transaction from any federal or state governmental or regulatory authority or agency.

          As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

          (d) In the event Holder wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 15 business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"). If prior Consent of any governmental or regulatory agency or authority is required in connection with such purchase, Issuer shall cooperate with Holder in the filing of the required notice or application for such Consent and the obtaining of such Consent and the Closing shall occur immediately following receipt of such Consents (and expiration of any mandatory waiting periods).

          (e) Notwithstanding any other provision of this Agreement to the contrary, in no event shall:

             (i) Holder's (taking into account all other Holders) Total Profit (as defined below) exceed $10 million and, if it otherwise would exceed such amount, Holder, at its sole election, shall either (A) reduce the number of shares of Issuer Common Stock subject to the Option, (B) deliver to issuer for cancellation without consideration Option Shares previously purchased by Holder, (C) pay cash to Issuer, or (D) any combination of the foregoing, so that Holder's actually realized Total Profit (together with the Total Profit realized by all other Holders) shall not exceed $10 million after taking into account the foregoing actions; and

             (ii) the Option be exercised for a number of shares of Issuer Common Stock as would, as of the date of exercise, result in Holder's (taking into account all other Holders) Notional Total Profit (as defined below) of more than $10 million; provided, that nothing in this clause (ii) shall restrict any exercise of the Option permitted hereby on any subsequent date.

          As used in this Agreement, the term "Total Profit" shall mean the aggregate sum (prior to the payment of taxes) of the following: (i) the amount received by Holder pursuant to Issuer's repurchase of Option (or any portion thereof) pursuant to Section 8, (ii) (x) the amount received by Holder pursuant to Issuer's repurchase of Option Shares pursuant to Section 8, less (y) Holder's purchase price for such Option Shares; (iii) (x) the net cash amounts received by Holder pursuant to the sale of Option Shares (or any other securities into which such Option Shares shall be converted or exchanged) to any unaffiliated person, less (y) Holder's purchase price of such Option Shares; and (v) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated person.

          As used in this Agreement, the term "Notional Total Profit" with respect to any number of shares of Issuer Common Stock as to which Holder may propose to exercise the Option shall be the Total Profit determined as of the date of such proposed exercise, assuming that the Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Holder and its affiliates as of such date, were sold for cash at the closing sale price per share of Issuer Common Stock as quoted on the Nasdaq NMS (or, if Issuer Common Stock is not then quoted on the Nasdaq NMS, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Holder) as of the close of business on the preceding trading day (less customary brokerage commissions).

     4. PAYMENT AND DELIVERY OF CERTIFICATES.

          (a) On each Closing Date, Holder shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date, and (ii) present and surrender this Agreement to the Issuer at the address of the Issuer specified in Section 12(f) hereof.

          (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a), (i) Issuer shall deliver to Holder (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever and subject to no pre-emptive rights, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder, and
     (ii) Holder shall deliver to Issuer a letter agreeing that Holder shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state law or of the provisions of this Agreement.

          (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

        THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS

        AMENDED OR ANY STATE OR FOREIGN SECURITIES LAWS. THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF NOVEMBER, 1999. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

          It is understood and agreed that: (i) the references in the above legend to resale restrictions of the Securities Act shall be removed by delivery of substitute certificate(s) without such reference if Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act; (ii) the references in the above legend to the provisions of this Agreement shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied.

     5. REPRESENTATIONS AND WARRANTIES OF ISSUER. Issuer hereby represents and warrants to Grantee as follows:

          (a) Issuer has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer.

          (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and, at all times from the date hereof until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, the number of shares of Issuer Common Stock necessary for Holder to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to
     Section 7 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable pursuant to Section 7, upon issuance pursuant hereto, shall be duly and validly issued, fully paid, and nonassessable, and shall be delivered free and clear of all liens, claims, charges, and encumbrances of any kind or nature whatsoever, including any preemptive rights of any stockholder of Issuer.

     6. REPRESENTATIONS AND WARRANTIES OF GRANTEE. Grantee hereby represents and warrants to Issuer that:

          (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this

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     Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

          (b) This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Laws, provided that with respect to any transfer or other disposition proposed to be made in reliance upon an exemption from registration, such transfer or other disposition shall not be made unless Issuer first receives an opinion of counsel in form and substance reasonably acceptable to it regarding the availability of such exemption.

     7. ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC.

          (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, if any, so that Holder shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Holder would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a) or pursuant to this Option), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of Issuer Common Stock previously issued pursuant hereto or otherwise held by Holder, shall not exceed the lesser of (i) 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option and (ii) that minimum number of shares of Issuer Common Stock which when aggregated with any other shares of Issuer Common Stock beneficially owned by Grantee or any Affiliate thereof would cause the provisions of any Takeover Laws of the NCBCA to be applicable to the Merger.

          (b) In the event that Issuer shall enter into an agreement: (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property or the outstanding shares of Issuer Common Stock immediately prior to such merger shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that upon the consummation of any such transaction and upon the terms and conditions set forth herein, Holder shall receive for each Option Share with respect to which the Option has not been exercised an amount of consideration in the form of and equal to the per share amount of

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

     consideration that would be received by the holder of one share of Issuer Common Stock less the Purchase Price (and, in the event of an election or similar arrangement with respect to the type of consideration to be received by the holders of Issuer Common Stock, subject to the foregoing, proper provision shall be made so that Holder would have the same election or similar rights a would the holder of the number of shares or Issuer Common Stock for which the Option is then exercisable).

          (c) Issuer shall not enter into any agreement of the type described in
     Section 7(b) unless the other party thereto consents to provide the funding required for Issuer to pay the Section 8 Repurchase Consideration.

     8. REPURCHASE AT THE OPTION OF HOLDER.

          (a) Subject to the last sentence of Section 3(a) and to Section 3(e), at the request of Holder at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d)) and ending 12 months immediately thereafter, Issuer shall repurchase from Holder the Option and all shares of Issuer Common Stock purchased by Holder pursuant hereto with respect to which Holder then has beneficial ownership. The date on which Holder exercises its rights under this Section 8 is referred to as the "Request Date." Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to the sum of:

             (i) the aggregate Purchase Price paid by Holder for any shares of Issuer Common Stock acquired by Holder pursuant to the Option with respect to which Holder then has beneficial ownership;

             (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of Issuer Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 7), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised; and

             (iii) the excess, if any, of the Applicable Price over the Purchase Price (subject to adjustment pursuant to Section 7) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Holder for each share of Issuer Common Stock with respect to which the Option has been exercised and with respect to which Holder then has beneficial ownership, multiplied by the number of such shares.

          (b) If Holder exercises its rights under this Section 8, Issuer shall, within ten business days after the Request Date, pay the Section 8 Repurchase Consideration to Holder in immediately available funds, and contemporaneously with such payment Holder shall surrender to Issuer the Option and the certificates evidencing the shares of Issuer Common Stock purchased thereunder with respect to which Holder then has beneficial ownership, and Holder shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or Consent of any governmental or regulatory agency or authority is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, Holder shall have the ongoing option to revoke its request for repurchase pursuant to Section 8, in whole or in part, or to require that Issuer deliver from time to time that portion of the
     Section 8 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for Consent and expeditiously process the same (and

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     each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such Consent). If any governmental or regulatory agency or authority disapproves of any part of Issuer's proposed repurchase pursuant to this Section 8, Issuer shall promptly give notice of such fact to Holder. If any governmental or regulatory agency or authority prohibits the repurchase in part but not in whole, then Holder shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by such agency or authority, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and Holder shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to
     Section 8(a)(ii) and the number of shares covered by the portion of the Option (if any) that has been repurchased. Holder shall notify Issuer of its determination under the preceding sentence within five business days of receipt of notice of disapproval of the repurchase.

          Notwithstanding anything herein to the contrary, all of Holder's rights under this Section 8 shall terminate on the date of termination of this Option pursuant to Section 3(a).

          (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of Issuer Common Stock paid for any such share by the person or groups described in Section 8(d)(i), (ii) the price per share of Issuer Common Stock received by holders of Issuer Common Stock in connection with any merger or other business combination transaction described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii), or (iii) the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Holder, during the 60 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of Issuer's Assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by an independent nationally recognized investment banking firm selected by Holder and reasonably acceptable to Issuer (which determination shall be conclusive for all purposes of this Agreement), divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses
     (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Holder and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.

          (d) As used herein, a "Repurchase Event" shall occur if (i) any person (other than Grantee or any Subsidiary of Grantee shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 50% or more of the then-outstanding shares of Issuer Common Stock, or (ii) any of the transactions described in Section 7(b)(i), 7(b)(ii) or 7(iii) shall be consummated.

          (e) In connection with the application of the provisions of this
     Section 8, Grantee acknowledges (i) the regulatory and capital matters set forth in Issuer's

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     Disclosure Memorandum and Issuer's Financial Statements, (ii) that Issuer's ability to fund the Section 8 Repurchase Consideration in accordance with the provisions of this Section 8 may be dependent upon the payment by Issuer's Subsidiaries of a capital distribution or distributions ("Capital Distribution") to Issuer and that any such Capital Distribution will be subject to the prior approval of the Federal Reserve Board and the principal federal and state regulatory agencies having jurisdiction over Issuer's Subsidiary banks, and (iii) that, Issuer's obligations under this
     Section 8 do not impose on Issuer an obligation to otherwise finance the payment of the Section 8 Repurchase Consideration through the incurrence of indebtedness or the issuance of capital instruments or securities by Issuer in either case sufficient in amount to satisfy the payment of the Section 8 Repurchase Consideration. Accordingly, Issuer shall not be deemed to be in breach of this Section 8 if, after making all reasonable efforts to obtain the necessary regulatory and other Consents for a Capital Distribution or the incurrence of indebtedness required to pay the Section 8 Repurchase Consideration, it is unable to do so; provided, however, that Issuer shall have an ongoing obligation to use reasonable efforts to meet its obligations under this Section 8.

     9. REGISTRATION RIGHTS.

          (a) Following Termination of the Merger Agreement, Issuer shall, subject to the conditions of subparagraph (c) below, if requested by any Holder, including Grantee and any permitted transferee ("Selling Holder"), as expeditiously as possible prepare and file a registration statement under the Securities Laws if necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to Selling Holder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Holder in such request (it being understood and agreed that any such sale or other disposition shall be effected on a widely distributed basis so that, upon consummation thereof, no purchaser or transferee shall beneficially own more than 5% of the shares of Issuer Common Stock then outstanding), including, without limitation, a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities for sale under any applicable state securities laws. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder.

          (b) If Issuer at any time after the exercise of the Option, but prior to the termination of the Option, proposes to register any shares of Issuer Common Stock under the Securities Laws in connection with an underwritten public offering of such Issuer Common Stock, Issuer will promptly give written notice to Holder of its intention to do so and, upon the written request of Holder given within 30 days after receipt of any such notice (which request shall specify the number of shares of Issuer Common Stock intended to be included in such underwritten public offering by Selling Holder), Issuer will use all reasonable efforts to cause all such shares, the holders of which shall have requested participation in such registration, to be so registered and included in such underwritten public offering; provided, that Issuer may elect to not cause any such shares to be so registered (i) if the underwriters in good faith determine that the inclusion of such shares would interfere with the successful marketing of the shares of Issuer Common Stock for the account of Issuer, or (ii) in the case of a registration solely to implement a dividend reinvestment or similar plan, an employee benefit plan or a registration filed on Form S-4 or any successor form, or

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

     a registration filed on a form which does not permit registrations of resales; provided, further, that such election pursuant to clause (i) may only be made twice. If some but not all the shares of Issuer Common Stock, with respect to which Issuer shall have received requests for registration pursuant to this subparagraph (b), shall be excluded from such registration, Issuer shall make appropriate allocation of shares to be registered among Selling Holders and any other person (other than Issuer or any person exercising demand registration rights in connection with such registration) who or which is permitted to register their shares of Issuer Common Stock in connection with such registration pro rata in the proportion that the number of shares requested to be registered by each Selling Holder bears to the total number of shares requested to be registered by all persons then desiring to have Issuer Common Stock registered for sale (other than Issuer or any person exercising demand registration rights in connection with such registration).

          (c) Issuer shall use all reasonable efforts to cause the registration statement referred to in subparagraph (a) above to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective, provided, that Issuer may delay any registration of Option Shares required pursuant to subparagraph (a) above for a period not exceeding 90 days, provided Issuer shall in good faith determine that any such registration would adversely affect an offering or contemplated offering of other securities by Issuer. Notwithstanding anything to the contrary contained herein, Issuer shall not be required to register Option Shares under the Securities Laws pursuant to subparagraph (a) above:

             (i) prior to the occurrence of the earliest of (a) termination of the Merger Agreement or (b) a Purchase Event or following the termination of the Option;

             (ii) more than twice in total or more than once in any calendar year;

             (iii) within 90 days after the effective date of a registration referred to in subparagraph (b) above pursuant to which the Selling Holders concerned were afforded the opportunity to register such shares under the Securities Laws and such shares were registered as requested; and

             (iv) unless a request therefor is made to Issuer by Selling Holders holding at least 25% or more of the aggregate number of Option Shares then outstanding or the right to acquire at least 15% of the Option Shares.

          In addition to the foregoing, Issuer shall not be required to maintain the effectiveness of any registration statement after the expiration of 120 days from the effective date of such registration statement. Issuer shall use all reasonable efforts to make any filings, and take all steps, under all applicable state securities laws to the extent necessary to permit the sale or other disposition of the Option Shares so registered in accordance with the intended method of distribution for such shares, provided, that Issuer shall not be required to consent to general jurisdiction or qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business.

          (d) Except where applicable state law prohibits such payments, Issuer will pay all expenses (including without limitation registration fees, qualification fees, blue sky fees and expenses (including the fees and expenses of Issuer's counsel), accounting expenses, printing expenses, expenses of underwriters, excluding discounts and

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     commissions but including liability insurance if Issuer so desires or the underwriters so require, and the reasonable fees and expenses of any necessary special experts) in connection with each registration pursuant to subparagraph (a) or (b) above (including the related offerings and sales by Selling Holders) and all other qualifications, notifications or exemptions pursuant to subparagraph (a) or (b) above. Underwriting discounts and commissions relating to Option Shares and any other expenses incurred by such Selling Holders in connection with any such registration (including expenses of Selling Holders' counsel) shall be borne by such Selling Holders.

          (e) In connection with any registration under subparagraph (a) or (b) above Issuer hereby agrees to indemnify the Selling Holders, and each underwriter thereof, including each person, if any, who controls such holder or underwriter within the meaning of Section 15 of the Securities Act, against all expenses, losses, claims, damages and liabilities caused by any untrue statement of a material fact contained in any registration statement or prospectus (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as such expenses, losses, claims, damages or liabilities of such indemnified party are caused by any untrue statement or alleged untrue statement or any omission or alleged omission made in reliance upon and in conformity with, information furnished in writing to Issuer by such indemnified party expressly for use therein, and Issuer and each officer, director and controlling person of Issuer shall be indemnified by such Selling Holder, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement or omission made in reliance upon, and in conformity with, information furnished in writing to Issuer by such holder or such underwriter, as the case may be, expressly for such use.

          Promptly upon receipt by a party indemnified under this subparagraph
     (e) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this subparagraph (e), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may otherwise have to any indemnified party under this subparagraph (e), except to the extent such failure to notify materially prejudices the indemnifying party. In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless (i) the indemnifying party either agrees to pay the same, (ii) the indemnifying party fails to assume the defense of such action with counsel satisfactory to the indemnified party, or (iii) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnifying party that may be contrary to the interest of the indemnified party, in which case the indemnifying party shall be entitled to assume the defense of such

                                      B-11
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     action notwithstanding its obligation to bear fees and expenses of such counsel; provided, however, that the indemnifying party shall not be liable for the expenses of more than one firm of counsel for all indemnified parties in any jurisdiction. No indemnifying party shall be liable for any settlement entered into without its consent, which consent may not be unreasonably withheld.

          If the indemnification provided for in this subparagraph (e) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by Issuer, all Selling Holders and the underwriters from the offering of the securities and also the relative fault of Issuer, all Selling Holders and the underwriters in connection with the statements or omissions which resulted in such expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim; provided, that in no case shall any Selling Holder be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option Shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation by any holder to indemnify shall be several and not joint with other holders.

          In connection with any registration pursuant to subparagraph (a) or
     (b) above, Issuer and each Selling Holder (other than Grantee) shall enter into an agreement containing the indemnification provisions of this subparagraph (e).

          (f) Issuer shall use all reasonable efforts to comply with all reporting requirements and will do all such other things as may be necessary to permit the expeditious sale at any time of any Option Shares by Holder in accordance with and to the extent permitted by any rule or regulation promulgated by the SEC from time to time, including, without limitation, Rules 144 and 144A.

          (g) Issuer will pay all stamp taxes in connection with the issuance and the sale of the Option Shares and in connection with the exercise of the Option, and will save Holder harmless, without limitation as to time, against any and all liabilities, with respect to all such taxes.

     10. QUOTATION; LISTING. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then authorized for quotation or trading or listing on the Nasdaq NMS or any other securities exchange or any automated quotations system maintained by a self-regulatory organization, Issuer, upon the request of Holder, will promptly file an application, if required, to authorize for quotation or trading or listing the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the Nasdaq NMS or any other securities exchange or any automated quotations system maintained by a self-regulatory organization and will use all reasonable efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

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     11. DIVISION OF OPTION.  This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Holder, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     12. MISCELLANEOUS.

          (a) EXPENSES. Except as otherwise provided in Section 9, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

          (b) WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

          (c) ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARY; SEVERABILITY. This Agreement, together with the Merger Agreement and the other documents and instruments referred to herein and therein, between Grantee and Issuer (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto (other than any transferees of the Option Shares or any permitted transferee of this Agreement pursuant to Section 12(h) and other than as provided in the Merger Agreement) any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state governmental or regulatory agency or authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Holder to acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in Sections 3 and 8 (as adjusted pursuant to Section 7), it is the express intention of Issuer to allow Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

          (d) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina without regard to any applicable conflicts of law rules.

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          (e) DESCRIPTIVE HEADINGS.  The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          (f) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the addresses set forth in the Merger Agreement(or at such other address for a party as shall be specified by like notice).

          (g) COUNTERPARTS. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

          (h) ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Grantee may assign this Agreement to a wholly owned Subsidiary of Grantee and Grantee may assign its rights hereunder in whole or in part after the occurrence of a Purchase Event. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          (i) FURTHER ASSURANCES. In the event of any exercise of the Option by Holder, Issuer and Holder shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

          (j) SPECIFIC PERFORMANCE. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

          (k) CONFIDENTIALITY AGREEMENTS. The parties hereto agree that none of the provisions included in the Confidentiality Agreements will act to preclude Holder from exercising the Option or exercising any other rights under this Agreement or act to preclude Issuer from fulfilling any of its obligations under this Agreement.

     IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

ATTEST:                                        CAROLINA FIRST BANCSHARES, INC.

  By: /s/ JAN H. HOLLAR                        By: /s/ JAMES E. BURT, III
  ----------------------------------------     --------------------------------------------------
      Jan H. Hollar                               James E. Burt, III
      Sr. Vice President,                         President and Chief Executive Officer
      Chief Financial Officer
      and Secretary

[CORPORATE SEAL]

ATTEST:                                        FIRST CHARTER CORPORATION

  By: /s/ ANNE C. FORREST                      By: /s/ LAWRENCE M. KIMBROUGH
  ----------------------------------------     --------------------------------------------------
      Anne C. Forrest                              Lawrence M. Kimbrough
      Assistant Secretary                          President and Chief Executive Officer


[CORPORATE SEAL]

                                                                      APPENDIX C

             FAIRNESS OPINION OF THE ROBINSON-HUMPHREY COMPANY, LLC

                                January 18, 2000

Board of Directors
Carolina First BancShares, Inc.
236 East Main Street
Lincolnton, North Carolina 28092

Members of the Board of Directors:

     We understand that Carolina First BancShares, Inc. (the "Company") is considering a proposed merger of the Company with First Charter Corporation ("First Charter"). We understand that under this merger (the "Proposed Transaction"), the Company's shareholders will receive 2.267 shares (the "Exchange Ratio") of First Charter common stock in exchange for each share of Company common stock. We further understand that the merger will be accounted for as a pooling of interests and will be treated as a tax-free exchange to the Company's shareholders. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger dated November 7, 1999 (the "Agreement").

     We have been requested by the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's shareholders of the exchange ratio pursuant to the Proposed Transaction.

     In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and exhibits thereto, (2) certain publicly available information concerning the Company and First Charter that we believe relevant to our inquiry, (3) financial and operating information with respect to the business, operations and prospects of the Company and First Charter furnished to us by the Company and First Charter, (4) certain internal financial analyses and forecasts of the Company and Carolina First prepared by and reviewed with management of the Company and Carolina First, respectively, (5) trading histories of the Company's common stock and First Charter's common stock, (6) a comparison of the historical financial results and present financial condition of the Company and First Charter with those of other companies that we deemed relevant, (7) a comparison of the financial terms of the Proposed Transaction with the terms of certain other recent transactions that we deemed relevant, and (8) certain historical data relating to percentage premiums paid in acquisitions of publicly traded bank holding companies that we deemed relevant. In addition, we have had discussions with the management of the Company and First Charter concerning their respective businesses, operations, assets, present condition and future prospects, and undertook such other studies, analyses and investigations, as we deemed appropriate.

     We have assumed and relied upon the accuracy and completeness of the financial and other information used by us in arriving at our opinion without independent verification. With respect to the financial projections, including the synergies and other benefits expected to result from the Proposed Transaction, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgements of the managements of the Company and First Charter regarding the future financial performance of the Company and First Charter and that such performances will be achieved, and we express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in the Company's or First Charter's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that the Company and First Charter will remain as going concerns for all periods relevant to our analysis, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent in the Agreement are not waived and that the regulatory authorities having jurisdiction over approving the Proposed Transaction will not impose any conditions which will materially undermine the economic benefits of the Proposed Transaction to First Charter. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or First Charter and have not made nor obtained any evaluations or appraisals of the assets or liabilities of the Company or First Charter. We did not make an independent evaluation of the adequacy of the allowance for loan losses of the Company or First Charter, nor have we reviewed any individual credit files relating to the Company and First Charter and, with your permission, we have assumed that the respective allowances for loan losses for both the Company and First Charter are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

     Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can only be evaluated as of, the date of this letter. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, or reaffirm this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to the prices at which the Company's or First Charter's common stock will trade at any time.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that the Exchange Ratio pursuant to the Proposed Transaction is fair, from a financial point of view, to the shareholders of the Company.

     This opinion is for the use and benefit of the Board of Directors of the Company and is rendered in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Proposed Transaction.

Very truly yours,

/s/ The Robinson-Humphrey Company, LLC

THE ROBINSON-HUMPHREY COMPANY, LLC

                                                                      APPENDIX D

                  FAIRNESS OPINION OF WHEAT FIRST SECURITIES,
                   A DIVISION OF FIRST UNION SECURITIES, INC.

November 7, 1999

Board of Directors
First Charter Corporation
845 Church Street, North
Concord, North Carolina 28025

Members of the Board:

     First Charter Corporation ("First Charter") and Carolina First BancShares, Inc. ("Carolina First") have entered into an Agreement and Plan of Merger, dated as of November 7, 1999 (the "Agreement"), pursuant to which Carolina First will combine with First Charter by means of the merger (the "Merger") of Carolina First with and into First Charter. Upon consummation of the Merger, each of the outstanding shares of the $2.50 par value common stock of Carolina First ("Carolina First Stock") will be converted into 2.267 shares of the no par value common stock of First Charter ("First Charter Stock"), as adjusted in accordance with the terms of the Agreement (the "Exchange Ratio"). The terms of the Merger are more fully set forth in the Agreement. You have asked us whether, in our opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of First Charter Stock (other than Carolina First and its affiliates).

     Wheat First Securities, a division of First Union Securities, Inc. ("Wheat First") as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of our business as a broker-dealer, we may, from time to time, have a long or short position in, and buy or sell, debt or equity securities of First Charter or Carolina First for our own account or for the accounts of our customers. Wheat First will receive a fee from First Charter for our financial advisory services, which include the rendering of this opinion.

     In arriving at the opinion set forth below, we have conducted discussions with members of senior management of First Charter and Carolina First concerning their businesses and prospects and have reviewed and relied upon certain publicly available business and financial information and certain other information prepared or provided to us in connection with the Merger, including, among other things, the following:

          (1) First Charter's Annual Report to Stockholders, Annual Report on Form 10-K and related financial information for the three fiscal years ended December 31, 1998;

          (2) First Charter's Quarterly Report on Form 10-Q and related financial information for the quarters ended March 31, 1999 and June 30, 1999;

          (3) Carolina First's Annual Report to Stockholders, Annual Report on Form 10-K and related financial information for the three fiscal years ended December 31, 1998;

          (4) Carolina First's Quarterly Report on Form 10-Q and related financial information for the quarters ended March 31, 1999 and June 30, 1999;

          (5) Certain publicly available information with respect to historical market prices and trading activities for First Charter Stock and Carolina First Stock;

          (6) Certain publicly available information with respect to banking companies and the financial terms of certain other mergers and acquisitions which we deemed relevant;

          (7) The Agreement;

          (8) Certain estimates of the cost savings and revenue enhancements projected by First Charter and Carolina First for the combined company;

          (9) Other financial information concerning the businesses and operations of First Charter and Carolina First, and certain internal financial analyses and forecasts for First Charter and Carolina First prepared by the senior managements of those companies; and

          (10) Such financial studies, analyses, inquiries and other matters as we deemed necessary.

     In preparing our opinion, we have relied on and assumed the accuracy and completeness of all information provided to us or publicly available, including the representations and warranties of First Charter and Carolina First included in the Agreement, and we have not assumed any responsibility for independent verification of such information. We have relied upon the managements of First Charter and Carolina First as to the reasonableness and achievability of their financial and operational forecasts and projections, including the estimates of cost savings and revenue enhancements expected to result from the Merger, and the assumptions and bases therefor, provided to us, and, with your consent, we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements, and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We also assumed, without independent verification, that the aggregate allowances for loan losses and other contingencies for First Charter and Carolina First are adequate to cover such losses. Wheat First did not review any individual credit files of First Charter and Carolina First, nor did it make an independent evaluation or appraisal of the assets or liabilities of First Charter and Carolina First. We also assumed that, in the course of obtaining the necessary regulatory approvals for the Merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger, on a pro forma basis, to First Charter.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Events occurring after that date could materially affect the assumptions and conclusions contained in our opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment on any events occurring after the date hereof. Wheat First's opinion is directed only to the fairness, from a financial point of view, of the

Exchange Ratio to the holders of First Charter Stock and does not address any other aspect of the Merger, nor does it constitute a recommendation to any shareholder of First Charter as to how such shareholder should vote with respect to the Merger, and it is understood that this letter is solely for the information of the Board of Directors of First Charter. Wheat First's opinion does not address the relative merits of the Merger as compared to any alternative business strategies that might exist for First Charter, nor does it address the effect of any other business combination in which First Charter might engage.

     It is understood that this opinion may be included in its entirety in the Joint Proxy Statement/Prospectus. This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent. On the basis of and subject to the foregoing, we are of the opinion that as of the date hereof the Exchange Ratio is fair, from a financial point of view, to the holders of First Charter Stock (other than Carolina First and its affiliates).

                                          Very truly yours,

                                          /s/ Wheat First Securities

                                          WHEAT FIRST SECURITIES
                                          a division of First Union Securities,
                                          Inc.